  As filed with the Securities and Exchange Commission on September 22, 2000

                                                  Registration No. 333-44588

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             LEVEL 8 SYSTEMS, INC.
            (Exact name of Registrant as specified in its charter)

                                ---------------

              DELAWARE                                      11-2920559
                                                         (I.R.S. Employer
  (State or other jurisdiction of                     Identification Number)
   incorporation or organization)

                             8000 REGENCY PARKWAY
                          CARY, NORTH CAROLINA 27511
                                (919) 380-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                             DENNIS McKINNIE, ESQ.
                    SENIOR VICE PRESIDENT, CHIEF LEGAL AND
                  ADMINISTRATIVE OFFICER, CORPORATE SECRETARY
                             LEVEL 8 SYSTEMS, INC.
                             8000 REGENCY PARKWAY
                          CARY, NORTH CAROLINA 27511
                                (919) 380-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                         COPIES OF COMMUNICATIONS TO:
                             Scott D. Smith, Esq.
                            Eliot W. Robinson, Esq.
                    Powell, Goldstein, Frazer & Murphy LLP
                                Sixteenth Floor
                          191 Peachtree Street, N.E.
                            Atlanta, Georgia 30303
                                (404) 572-6600

                                ---------------

  Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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


                             5,162,169 Shares

                             LEVEL 8 SYSTEMS, INC.

                           [LOGO OF LEVEL 8 SYSTEMS]

                                  Common Stock

                               ----------------

  This prospectus relates to the resale of up to 5,162,169 shares of our common stock, $.001 par value, which are being offered by the stockholders named in the section entitled "Selling Stockholders" on page 12. The number of shares the selling stockholders may offer and sell under this prospectus includes common shares:

  .  the selling stockholders currently hold;

  . issuable to them upon the conversion of outstanding convertible preferred stock; and

  .  issuable to them upon the exercise of warrants previously issued by us.

  The selling stockholders may also offer additional shares of common stock acquired upon conversion of convertible preferred stock or exercise of the warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions.

  We will not receive any of the proceeds from any resales by the selling shareholders. We however, receive the proceeds from the exercise of the warrants issued to the selling stockholders. The selling stockholders may sell the shares of common stock from time to time in various types of transactions, including on The Nasdaq National Market, in the over-the-counter market, and in privately negotiated transactions. For additional information on methods of sale, you should refer to the section entitled "Plan of Distribution" on page
14. On September 21, 2000, the last sales price of the common stock on The Nasdaq National Market was $17.375 per share. Our company's common stock is quoted on The Nasdaq National Market under the symbol "LVEL."

                               ----------------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 3.

                               ----------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus is September 22, 2000.

                               TABLE OF CONTENTS

   Prospectus Summary.....................................................    1
   Risk Factors...........................................................    3
   Forward-Looking Statements.............................................   10
   Use Of Proceeds........................................................   10
   Price Range Of Our Common Stock........................................   11
   Dividend Policy........................................................   11
   Selling Stockholders...................................................   12
   Plan Of Distribution...................................................   14
   Selected Consolidated Financial Data...................................   16
   Management's Discussion And Analysis Of Financial Condition And Results
    Of Operations.........................................................   17
   Business...............................................................   29
   Management.............................................................   41
   Principal Stockholders.................................................   47
   Certain Relationships And Related Transactions.........................   49
   Changes In And Disagreements With Accountants..........................   50
   Description Of Capital Stock...........................................   54
   Legal Matters..........................................................   57
   Experts................................................................   57
   Available Information..................................................   57
   Index To Consolidated Financial Statements ............................  F-1

                               PROSPECTUS SUMMARY

  This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision. References to "we," "our," "Level 8" and the "Company" generally refer to Level 8 Systems, Inc., a Delaware corporation.

  Our company is a leading global provider of high performance eBusiness integration software. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes. As new computer technologies have proliferated in enterprise computing environments, the integration and management of the applications which rely on them has become increasingly complex. Our products and services are designed to enable organizations to address information systems integration and management problems in a simple and cost effective way. We provide customers with solutions to meet their enterprise application integration (EAI) and development needs. Our products allow companies to link their critical business applications internally across the enterprise and externally with strategic business partners. Our products and services enable organizations to engage in business-to-business and business-to-consumer electronic commerce. Electronic commerce refers to business conducted over the Internet. Currently, our products and services are sold worldwide through a network of regional sales offices. To date, our products and services have been utilized by companies in a wide variety of industries, including banking and financial services, insurance, retail, manufacturing, data processing, public utilities and transportation. Specifically, our customer base includes major corporations around the world such as Amdocs Software Systems Limited, Cirquit.com, Enron Corporation, Spacenet Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Paine Webber Inc., Siemens Power Transmission & Distribution, Inc., Sikorsky Aircraft Corporation, Sunrider International, EDB 4tel AS, Wells Fargo Bank, N.A., WinStar Wireless, Inc. and United Healthcare Services, Inc.

  In April 1999, we completed our acquisition of Seer Technologies, Inc. ("Seer"). In connection with the acquisition of Seer, we acquired significant intellectual property assets, including Geneva AppBuilder (formerly Seer*HPS).

  In December 1999, we acquired Template Software, Inc. ("Template"). Our management team identified Template as a provider of technologies that would enable us to be one of the first to market with a comprehensive product portfolio representing the next generation of EAI solutions for eBusiness. In connection with the acquisition of Template, we acquired significant intellectual property assets, including Geneva Enterprise Integrator and Geneva Business Process Automator. These products, together with our existing software portfolio, provide customers a comprehensive suite of EAI solutions for eBusiness.

  Recent Developments

  On July 31, 2000, we entered into a purchase agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). Pursuant to that purchase agreement, on August 23, 2000, we issued to Merrill Lynch 1,000,000 shares of our common stock in exchange for a license agreement, granting us exclusive worldwide marketing, sales and development rights to CiceroTM, a comprehensive integrated desktop computer environment developed by Merrill Lynch and used by more than 30,000 Merrill Lynch professionals worldwide. We intend to market CiceroTM as part of the Geneva eBusiness integration product line.

  On July 20, 2000, we completed a $30 million private placement of 30,000 shares of Series B 4% Convertible Redeemable Preferred Stock, convertible into an aggregate of 1,197,007 shares of our common stock. In addition to the preferred stock, we also issued the investors warrants to purchase 1,047,382 shares of our common stock. Investors in the Series B Preferred Stock and warrants include investment funds affiliated with Brown Simpson Asset Management and Seneca Capital Management.

                                ----------------

  Our principal executive offices are located at 8000 Regency Parkway, Cary, North Carolina 27511, our telephone number is (919) 380-5000. Our web site is located at www.Level8.com. Information contained on our web site is not a part of this prospectus.

  Level 8, Level 8 Systems, Level 8 Technologies, Geneva, Geneva Integration Suite, Geneva Message Queuing, Geneva XIPC, Geneva Integration Broker, Geneva Enterprise Integrator, Geneva Business Process Automator, Geneva AppBuilder and MonitorMQ are trademarks of Level 8 Systems, Inc. All other product and company names are for identification purposes only and are the property of, and may be the trademarks of, their respective owners.

                                  RISK FACTORS

  An investment in our common stock involves a high degree of risk. You should carefully consider the specific factors listed below together with the other information included in this prospectus before you decide whether to purchase shares of our common stock. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

We have a history of losses.

  Although we reported operating income and net income in 1997, we experienced operating losses and net losses in 1998 and 1999, and net losses on a pro forma basis reflecting our acquisition of Seer Technologies, Inc. We incurred net losses of $25.1 million for 1998 ($88.1 million on a pro forma basis reflecting our acquisition of Seer), $15.5 million for 1999 ($38.8 million on a pro forma basis reflecting our acquisition of Template) and $13.6 million for the six months ended June 30, 2000. At June 30, 2000, we had working capital of $4.2 million and an accumulated deficit of $55.0 million. Although we have raised $30 million of equity financing from the sale of our Series B Preferred Stock and warrants, our ability to generate positive cash flow is dependent upon achieving and sustaining certain cost reductions and generating sufficient revenues. Part of our strategy is to grow our business rapidly through a series of carefully selected, synergistic acquisitions. Accounting for these acquisitions in accordance with generally accepted accounting principles and SEC rules and regulations may require us to amortize intangible assets for several years after an acquisition or record significant charges for in-process research and development at the time of acquisition. These charges are typically non-cash in nature.

  Therefore, due to these and other factors, we expect that we will continue to experience net losses at least through 2000. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful. We expect to increase our operating expenses significantly, expand our sales and marketing operations and continue to develop and enhance our products. In the future, we may not generate sufficient revenues to pay for all of these operating costs or other expenses. In addition, dividends of $.1 million per quarter accrue on the outstanding Series A Preferred Stock and $.3 million per quarter accrue on the outstanding Series B Preferred Stock; both dividends are required to be declared and paid in cash to the extent funds are legally available for the payment of dividends. If we fail to generate sufficient cash to pay these expenses and dividends, we will need to identify other sources of financing. We may not be able to borrow money or issue more shares of common stock or other securities to meet our cash needs, and even if we can complete such transactions, the terms may not be favorable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 17 for a more complete description of our historical financial condition, results of operations and liquidity.

Because our expenses are largely fixed, an unexpected revenue shortfall may adversely affect our business

  Our expense levels are based primarily on our estimates of future revenues and are largely fixed. A large portion of our expense relates to headcount that cannot be easily reduced without adversely affecting our business. We also intend to hire additional personnel to support the growth of our business. This expansion will substantially increase our operating expenses. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would reduce, and possibly eliminate, any operating income and could materially adversely affect our business, operating results and financial condition.

Because we cannot accurately predict the amount and timing of individual sales, our quarterly operating results may vary significantly, which may adversely impact our stock price.

  Our quarterly operating results have varied significantly in the past, and we expect they will continue to do so in the future. We have derived, and expect to continue to derive in the near term, a significant portion of our revenue from relatively large customer contracts or arrangements. The timing of revenue recognition from those contracts and arrangements has caused and may continue to cause fluctuations in our operating results, particularly on a quarterly basis. Our quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter and the percentage of each contract which we are able to recognize as revenue during the quarter. Each of these factors is difficult to forecast. As is common in the software industry, the largest portion of software license revenues are typically recognized in the last month of each fiscal quarter and the third and fourth quarters of each fiscal year. We believe these patterns are partly attributable to budgeting and purchasing cycles of our customers and our sales commission policies, which compensate sales personnel for meeting or exceeding periodic quotas.

  Furthermore, because the size of individual sales of the Geneva AppBuilder and the Geneva Integrator Suite products are large and such sales can account for a large percentage of our revenue, a single sale may have a significant impact on the results of a quarter. In addition, the substantial commitment of executive time and financial resources that have historically been required in connection with a customer's decision to purchase certain of our products increases the risk of quarter-to-quarter fluctuations. Typically, the purchase of our products involves a significant technical evaluation by the customer and the delays frequently associated with customers' internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales process of several months. It also subjects the sales cycle for our products to a number of significant risks, including our customers' budgetary constraints and internal acceptance reviews. The length of our sales cycle may vary substantially from customer to customer. We typically do not have any material backlog of unfilled software orders, and product revenue may fluctuate from quarter-to-quarter due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of services personnel. As a result of these factors, we believe that a period-to-period comparison of our historical results of operations is not necessarily meaningful and should not be relied upon as indications of future performance. In particular, our revenues in the third and fourth quarters of our fiscal years may not be indicative of the revenues for the first and second quarters. Fluctuations in operating results may have a material adverse effect on our business, operating results and financial condition, and could result in volatility of the trading price of our common stock. Moreover, if our quarterly results do not meet the expectations of our securities analysts and investors, the trading price of our common stock would likely decline.

General economic conditions may affect investors' expectations regarding our financial performance and adversely affect our stock price.

  Certain industries to which we sell our products, such as the financial services industry, are highly cyclical. In addition, we market our products and services internationally, and historically a substantial portion of our revenue has been derived from markets outside the United States. In the future, our results may be subject to substantial period-to-period fluctuations as a consequence of the industry patterns of our customers, general or regional economic conditions and other factors. These factors may also have a material adverse effect on our business, operating results and financial condition.

Because a substantial amount of our pro forma revenues have been derived from one product, decreased demand for this product could adversely affect our business.

  On a pro forma basis, a substantial amount of our revenue has historically been derived from the Geneva AppBuilder (formerly known as Seer*HPS) products and services. Sales of Geneva AppBuilder products and services represented approximately 44% of our revenue for 1999 on a pro forma basis and over 84% of our revenue for 1998 on a pro forma basis. Although we intend to focus much of our future business efforts on the enterprise application integration market, we intend to continue to support and enhance the Geneva AppBuilder product. We anticipate that the Geneva AppBuilder product and related services over the near term will account for a substantial portion of our revenues. If our current or future competitors release new products that provide, or are perceived as providing, more advanced features, greater functionality, better performance, better compatibility with other systems or lower prices than our product line, demand for our Geneva AppBuilder product or our other products and related services will likely decline. A decline in demand for, or market acceptance of, the Geneva AppBuilder product line as a result of competition, technological change or other factors could have a material adverse effect on our business, operating results and financial condition.

Loss of key personnel could adversely affect our business.

  Our success depends in part on our ability to attract and retain qualified professional, technical, managerial and marketing personnel. Competition for all types of personnel in the software industry is intense. We may not be successful in attracting and retaining the personnel required to develop new and technical products and to sell and market our products successfully.

We may lose market share and be required to reduce prices as a result of competition from our existing competitors, other vendors and the information systems departments of customers.

  We compete in markets that are intensely competitive and feature rapidly changing technology and evolving standards. To maintain or improve our position within these markets, or to compete in new markets, we must continue to enhance our current products and develop new products in a timely fashion. We expect to experience increased competition from current and potential competitors, many of which have longer operating histories, greater resources, greater name recognition, more extensive distribution and sales networks and a larger, more established customer base. Accordingly, we may not be able to provide products and services that compare favorably with the products and services of our competitors. These competitive pressures could reduce our market share or require us to reduce the price of our products, either of which could have a material adverse effect on our business, operating results and financial condition.

Acquisitions may affect future results or fail to be successfully integrated.

  Part of our strategy is to grow our business rapidly through acquisitions, although there can be no guarantee that suitable companies, divisions or products will be available for acquisition. Future acquisitions will also entail numerous risks, including our inability to successfully assimilate acquired operations and products, our inability to retain key employees of acquired operations and products, the diversion of management's attention, and the difficulties and uncertainties in transitioning to us key business relationships from the acquired entities. In addition to paying cash for future acquisitions, we may issue additional securities which would be dilutive to our existing stockholders. Alternatively, we may assume or incur debt obligations or large one-time expenses. These factors could have a material adverse effect on our business, operating results and financial condition.

  We may also evaluate, on a case-by-case basis, joint venture relationships with complementary businesses. Any joint venture investment could involve many of the same risks posed by an acquisition, particularly those risks associated with the diversion of our resources, our inability to generate sufficient revenues, the management of relationships with third parties and potential expenses. Any of these risks could have a material adverse effect on our business, operating results and financial condition.

We may not have the resources to successfully manage additional growth.

  Our recent growth has placed, and will continue to place, significant demands on management as well as on our administrative, operational, sales and financial resources. Our inability to sustain or manage any additional growth could have a material adverse effect on our business, operating results and financial condition. To manage additional growth, we must expand our sales, marketing and customer support organizations, further develop our technical expertise so that we can influence and respond to emerging industry standards and improve our operational processes and management controls.

Rapid technological change could render our products obsolete.

  Our markets are characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer requirements and evolving industry standards. The introduction of new products embodying new technologies and the emergence of shifting customer demands or changing industry standards could render our existing products obsolete and unmarketable which would have a material adverse effect on our business, operating results and financial condition. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. This will require us to continue to make substantial product development investments. We may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products or product enhancements may cause customers to forego purchases of our products and purchase those of our competitors.

Loss of any one of our major customers could adversely affect our business.

  A significant portion of our business is attributable to a limited number of changing customers. In 1999, our top five customers accounted for 22% of our total revenue. There can be no assurance that these customers or other of our current customers will continue to purchase our products in the future. The loss of any one of our major customers and/or the failure to attract new customers could have a material adverse effect upon our business. In addition, as a result of our reliance on a limited number of changing customers, our results of operations have fluctuated in the past and may continue to fluctuate materially from period to period.

There are a number of risks associated with doing business abroad.

  International sales represented approximately 66% of our 1999 revenue. We expect that such sales will continue to generate a significant portion of our total revenue. Our revenues from international sales could be subject to large currency exchange fluctuations, which in some circumstances could reduce our overall revenue. International sales also expose us to a risk of loss due to an increase in the value of the U.S. dollar relative to foreign currencies which would make our products more expensive to potential foreign customers. Additional risks inherent in our international business activities include:

  .unexpected changes in regulatory requirements;

  .tariffs and other trade barriers;

  .costs and risks of customizing products for foreign markets;

  .longer accounts receivable payment cycles and greater difficulty in accounts receivable collections;

  .difficulties in staffing and managing international operations;

  .potentially adverse tax consequences;

  .repatriation of earnings;

  .the burden of complying with a variety of foreign, legal and regulatory restrictions;

  .political instability;

  .possible recessionary environments in economies outside the United States;
  and

  .reduced protection for intellectual property rights in some countries.

There can be no assurance that these factors, among others, will not have a material adverse effect on our future international revenue and, consequently, on our business, operating results and financial condition.

Our products may have unknown defects which could harm our reputation or decrease market acceptance of our products.

  Because our customers depend on our products for their critical systems and business functions, any interruptions caused by unknown defects in our products could damage our reputation, cause our customers to initiate product liability suits against us, increase our product development costs, divert our product development resources or cause us to lose revenue or delay market acceptance of our products, any of which could cause our business to suffer. Our product offerings consist of complex software and services, both internally developed and licensed from third parties. Complex software may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although we conduct extensive testing, we may not discover software defects that affect our current or new products or enhancements until after they are sold. Such defects could cause our customers to experience severe system failures.

The complex technology of our products subjects us to liability claims.

  Because our products provide critical database access, integration and management functions, we may be subject to significant liability claims if our customers believe that our products have failed to perform their intended functions. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these contract provisions may not preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could have a material adverse effect on our reputation and business, operating results and financial condition.

Failure to meet product delivery dates could adversely affect our business.

  Because of the complexity of software products and the possibility of unforeseen technological problems arising late in the development process, it has not been uncommon for software companies to miss announced delivery dates for new products, upgrades and/or modifications to existing products. Unforeseen technical problems may delay the availability of these products and services or cause us to release such products without support for the range of platforms currently anticipated. Any substantial delays in the availability of these products and services could have a material adverse effect on our business.

We may be unable to enforce or defend our ownership and use of proprietary technology.

  Our success depends to a significant degree upon our proprietary technology. We rely on a combination of patent, trademark, trade secret and copyright law, and contractual restrictions and passwords to protect our proprietary technology. However, these measures provide only limited protection, and there is no guarantee that our protection of our proprietary rights will be adequate. Furthermore, the laws of some jurisdictions outside the United States do not protect proprietary rights as fully as in the United States. In addition, our competitors may independently develop similar technology, duplicate our products or design around our patents or our other intellectual property rights. We may not be able to detect or police the unauthorized use of our products or technology, and litigation may be required in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

  We do not believe that any of our products infringe the proprietary rights of third parties. However, companies in the software industry have experienced substantial litigation regarding intellectual property and third parties could assert claims that we have infringed their intellectual property rights. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us would divert management resources, and could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

As a technology company, our common stock may be subject to erratic price fluctuations.

  The market price of our common stock has fluctuated in the past and may in the future be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; changes by financial research analysts in their estimates of our earnings or our failure to meet such estimates; conditions in the software and other technology industries; announcements of key developments by competitors; unfavorable developments with respect to our proprietary rights; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders. In addition, from time to time, the stock market experiences significant price and volume fluctuations, which may affect the market price of our common stock for reasons which may or may not be related to our performance. Recently, such volatility has particularly impacted the stock prices of publicly traded technology companies. In the past, securities class action litigation has been instituted against a company following periods of volatility in the market price of a company's securities. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

We have not paid any dividends on our common stock and it is likely that no dividends will be paid in the future.

  We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Liraz could significantly influence matters submitted to our stockholders.

  Liraz Systems, Ltd. ("Liraz"), an Israeli public company, and its subsidiaries currently hold approximately 31.9% of our outstanding voting stock. As a result, Liraz may have significant influence over all matters submitted to our stockholders for a vote, including the election of directors and the approval of mergers and other business combination transactions for which a majority vote is required, which could adversely affect the market price of our common stock or delay or prevent a change of control. In addition, a wholly owned subsidiary of Liraz beneficially owns an additional 1,000,000 shares of common stock issuable upon the conversion of our Series A Preferred Stock. If Liraz's subsidiary converts all of its Level 8 preferred stock, Liraz and its subsidiaries would then hold approximately 36.2% of our outstanding common stock, based on the number of shares of our common stock outstanding as of August 24, 2000. We have the right to direct the voting of another 1,000,000 Level 8 shares issued to the sellers of Seer Technologies stock to us in December 1998, plus another 250,000 Level 8 shares issuable upon the exercise of warrants issued to these sellers. Two of our directors have relationships with Liraz which are described in the following paragraph.

Some of our directors have conflicts of interest involving Liraz.

  Liraz, as our principal stockholder, and Messrs. Arie Kilman and Lenny Recanati, who are directors of Level 8, are in positions involving the possibility of conflicts of interest with respect to transactions concerning Liraz and Level 8. Mr. Kilman, our Chairman of the Board and Chief Executive Officer, is a significant stockholder of Liraz. Mr. Recanati is Chairman of the Board of Liraz and an executive officer of a significant stockholder of Liraz. As of June 30, 2000, our total indebtedness to Liraz was $3 million, which was paid in full in July 2000. See "Certain Relationships and Related Transactions" on page 49.

  Some decisions concerning our operations or financial structure may present conflicts of interest between us and Liraz and/or its affiliates. For example, if we are required to raise additional capital from public or private sources to finance our anticipated growth and contemplated capital expenditures, our interests might conflict with those of Liraz and/or its affiliates with respect to the particular type of financing sought. In addition, we may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in our judgment, could be beneficial to us, even though the transactions might conflict with the interests of Liraz and/or its affiliates. If these conflicts do occur, Liraz and its affiliates may exercise their influence in their own best interests. We have in the past engaged in transactions and joint development projects with Liraz.

Provisions of our charter and Bylaws and Delaware law could deter takeover attempts.

  Section 203 of the Delaware General Corporation Law, which prohibits certain persons from engaging in business combinations with Level 8, may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder may consider to be in the holder's best interests. These provisions of Delaware law also may adversely affect the market price of our common stock. Our certificate of incorporation authorizes the issuance, without stockholder approval, of preferred stock, with such designations, rights and preferences as may be determined from time to time by the board of directors. Such designations, rights and preferences established by the board may adversely affect our stockholders. In the event of issuance, the preferred stock could be used, under certain circumstances, as a means of discouraging, delaying or preventing a change of control of Level 8. Although we have no present intention to issue any shares of preferred stock in addition to the currently outstanding preferred stock, we may issue preferred stock in the future. See "Certain Relationships and Related Transactions" on page 49.

Our stockholders may be diluted by the exercise of options and warrants and conversion of preferred stock.

  We have reserved 5,250,000 shares of common stock for issuance under our employee and director incentive plans. As of June 30, 2000, options to purchase an aggregate of 4,022,147 shares of common stock were outstanding pursuant to our employee and director incentive plans. Warrants to purchase an additional 1,349,521 shares of common stock are outstanding. Subsequent to June 30, 2000, an additional 1,047,382 warrants were issued and are outstanding. We have also reserved 1,157,000 shares of common stock for issuance upon conversion of the outstanding Series A Preferred Stock. Furthermore, we have reserved

1,197,007 shares of common stock for issuance upon conversion of the outstanding Series B Preferred Stock. The exercise of such options and warrants or conversion of preferred stock, and subsequent sale of the underlying common stock in the public market could adversely affect the market price of our common stock. Our Series A and Series B Preferred Stock and our outstanding warrants include anti-dilution provisions, including in some cases adjustments to the applicable conversion price or exercise price in the event we issue common stock at a price less than the conversion price or exercise price then in effect. This would increase the dilutive impact of future equity offerings at prices less than the conversion price or exercise price of the outstanding warrants.

Future sales of common stock by existing investors could adversely affect the market price of our common stock.

  Future sales of substantial numbers of shares of common stock (including shares issued upon the exercise of stock options or warrants or conversion of preferred stock) by Liraz, Level 8 or our executive officers or principal stockholders, or the perception that such sales could occur, could adversely affect the market price of our common stock. We have granted registration rights to Liraz and its affiliates covering up to 5,683,120 shares of common stock, including 1,000,000 shares issuable upon conversion of preferred stock. These registration rights enable those investors to require that we register resales of their securities. In addition, we have granted Welsh, Carson, Anderson & Stowe and related parties (which together own 1,000,000 shares of common stock and warrants to purchase an additional 250,000 shares) "piggyback" registration rights which allows them to include their shares in any registration statement we file in connection with an underwritten public offering before January 1, 2001. Furthermore, Merrill Lynch has been granted "piggyback" and demand registration rights that may be exercised after November 21, 2000, with respect to 1,000,000 shares of common stock. If these investors sell a large portion of their securities on the open market at or about the same time, the market price of our common stock may decline.

We are required to pay additional amounts or issue more equity securities if we do not timely fulfill our obligations to the holders of our outstanding preferred stock and warrants.

  If we fail to pay dividends on the Series A or Series B Preferred Stock when due, or our common stock is delisted from The Nasdaq Stock Market and is not traded on the New York Stock Exchange or American Stock Exchange, or the rights of holders of Series A or Series B Preferred Stock are adversely affected by a reclassification of our common stock, the dividend rate on our Series A or Series B Preferred Stock would increase to 18% annually, with such dividend partially payable in shares of our common stock for the first 60 days that dividends accrue at 18% annually. In addition, we are also required to make additional payments to holders of the Series A or Series B Preferred Stock and warrants in the event that we do not fulfill other obligations to the holders, including keeping the registration statement and prospectus for the underlying common stock in effect and current and issuing common stock promptly upon conversion of the Series A or Series B Preferred Stock or exercise of warrants. The total amount of cash payments in respect of the Series A or Series B Preferred Stock, including dividends and any additional amounts required to be paid, is limited to 19% annually of the liquidation value of the Series A or Series B Preferred Stock.

                           FORWARD-LOOKING STATEMENTS

  This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe," "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable under the circumstances, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements.

  These and other statements, which are not historical facts are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplate by such forward-looking statements. These risk and uncertainties include, among others, the risks and uncertainties described under "Risk Factors" (page 3).

                                USE OF PROCEEDS

  We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will, however, receive the proceeds from the exercise of the warrants by the selling stockholders. We anticipate that the net proceeds received by us from the exercise of the warrants will be used for general corporate purposes.

                        PRICE RANGE OF OUR COMMON STOCK

  Our common stock is traded on the Nasdaq National Market under the symbol "LVEL." The following table sets forth for the periods indicated the high and low sales prices per share of common stock as reported on the Nasdaq National Market.

                                                                High     Low
                                                              -------- --------
   1998
   First quarter............................................. $16.3125 $ 10.375
   Second quarter............................................ $ 14.000 $  8.375
   Third quarter............................................. $ 11.000 $ 6.5625
   Fourth quarter............................................ $  9.875 $  5.000

   1999
   First quarter............................................. $ 16.250 $  7.625
   Second quarter............................................ $ 13.125 $  7.938
   Third quarter............................................. $ 14.000 $  9.375
   Fourth quarter............................................ $ 46.438 $ 11.500

   2000
   First quarter............................................. $ 49.125 $ 29.500
   Second quarter............................................ $ 47.500 $ 11.250
   Third quarter, through September 21, 2000................. $ 28.500 $17.0625

  On August 24, 2000, there were approximately 145 holders of record of common stock. On September 21, 2000, the closing sale price of the common stock on the Nasdaq National Market was $17.375 per share.

                                DIVIDEND POLICY

  We have not declared or paid any cash dividends on the common stock. For the foreseeable future we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. In addition, our credit agreement requires that we to obtain approval from our lenders prior to declaration or payment of any cash dividends on our common stock. The terms of our outstanding preferred stock also place restrictions on the declaration or payment of any cash dividends on our common stock.

                              SELLING STOCKHOLDERS

  The table below sets forth information with respect to and provided by the selling stockholders, including:

  .  the name of each selling stockholder;

  . the number of shares of common stock owned by each selling stockholder as of August 24, 2000;

  . the number of shares which may be offered and are being offered by this prospectus for the account of each selling stockholder; and

  . the amount of the class and percentage to be owned by each selling stockholder assuming all of the shares offered by this prospectus are sold.

                                                                       Shares of
                                               Number of Shares   Common Stock To Be
                          Number of Shares of         of         Owned After Offering
                             Common Stock     Common Stock Which -------------------------
    Name and Address            Owned(1)       May Be Offered(1)   Number        Percent
    ----------------      ------------------- ------------------ -----------    ----------
Brown Simpson Partners
 I, Ltd. ...............       2,151,995(2)       1,822,195(2)       329,800(2)      2.22%
Seneca Capital, L.P.....         601,744(3)         601,744(3)             *            *
Seneca Capital
 International, Ltd.....         731,090(4)         731,090(4)             *            *
Advanced Systems Europe
 B.V. (a subsidiary of
 Liraz Systems, Ltd.)...       2,000,000          1,753,527          246,473          1.7%
ABS Ventures IV, L.P....          37,829             28,158            9,671            *
ABX Fund, L.P...........           9,458              7,040            2,418            *
Brown Technology
 Associates ............             953                245              708            *
New York Life Insurance
 Co.....................          92,427             92,427                *            *
C. Michael Markbreiter
 .......................           2,708              2,708                *            *
Lawrence D. Duckworth...           1,920              1,920                *            *
Leo T. Abbe.............          20,754             20,754                *            *
Richard K. Abbe.........          20,754             20,754                *            *
Jonathan Abbey..........           3,000              3,000                *            *
Leslie Abbey............           3,000              3,000                *            *
Mitchell Jay Bayer......             300                300                *            *
Jeffrey M. Berman.......          20,754             20,754                *            *
Michael J. Chill........          18,489             18,489                *            *
Scot Cohen..............             800                800                *            *
Monroe H. Firestone.....             404                404                *            *
F. Garafalo Electric,
 Inc....................           5,500              5,500                *            *
Raymond H. Godfrey,
 Jr.....................             500                500                *            *
Morton D. Kurzok........           1,404                404                *            *
Adam Lawrence Larkey....             800                800                *            *
Enid Morris.............           1,404              1,404                *            *
Richard Nager...........         206,750(5)             900(5)       205,850          1.4%
Charles K. and Liza
 Osburn.................             500                500                *            *
Christine K. Pollio.....             800                800                *            *
Vivek N. J. Rao.........           3,500              3,500                *            *
Realprop Capital Corp...           5,250              5,250                *            *
Peter Rosenthal.........             300                300                *            *
Andrew L. Rudolph.......             400                400                *            *
Irene M. Rudolph........             100                100                *            *
John H. Starr...........           9,356              9,356                *            *
David Emmett Topkins....             400                400                *            *
Tradewind Fund I, LP....           2,750              2,750                *            *

--------
*Less than one percent (1%)

(1) The number of shares of common stock owned by each selling stockholder includes the aggregate number of shares of common stock which may be obtained by such stockholder upon conversion of all of the shares of Series A and Series B Preferred Stock and exercise of the warrants owned by the stockholder. However, the selling stockholders are not currently the beneficial owners of all of such shares of common stock.

(2) Brown Simpson Partners I, Ltd. is offering by this prospectus 598,504 shares of common stock issuable upon the conversion of Series B Preferred Stock and 1,223,691 shares issuable upon the exercise of warrants. The exercise price of these warrants is as follows: (i) 523,691 warrants at an exercise price of $25.0625 per share of common stock subject to adjustment and (ii) 700,000 warrants at an exercise price of $10.00 per share of common stock subject to adjustment. Brown Simpson Partners I, Ltd. holds 329,800 shares of unrestricted common stock that is not being offered by this prospectus. Brown Simpson Partners I, Ltd. is not currently the beneficial owner of all of such shares of common stock.

(3) Seneca Capital, L.P. is offering by this prospectus 208,598 shares of common stock issuable upon the conversion of Series B Preferred Stock and 182,506 shares issuable upon the exercise of warrants. The exercise price of these warrants is $25.0625 per share of common stock subject to adjustment. Seneca Capital, L.P. is also offering by this prospectus 157,000 shares of common stock issuable upon the conversion of Series A Preferred Stock and 53,640 shares issuable upon the exercise of warrants. The exercise price of these warrants is $10.00 per share of common stock subject to adjustment.

(4) Seneca Capital International, Ltd. is offering by this prospectus 389,905 shares of common stock issuable upon the conversion of Series B Preferred Stock and 341,185 shares issuable upon the exercise of warrants. The exercise price of these warrants is $25.0625 per share of common stock subject to adjustment.

(5) Richard Nager also holds 205,850 shares of unrestricted common stock that is not being offered by this prospectus.

                              PLAN OF DISTRIBUTION

  Our company is registering the shares of common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

  The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

  The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

  The selling stockholders and any broker-dealers that act in connection with the sale of shares are "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

  Because selling stockholders are "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

  Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

  Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

  . the name of each such selling stockholder and of the participating broker-dealer(s);

  .  the number of shares involved;

  .  the initial price at which such shares were sold;

  . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  .  other facts material to the transactions.

  In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected financial data is derived from the consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein. The statement of operations data for the six month period ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 1999 and 2000 are derived from and qualified by reference to, our unaudited financial statements included in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation.

  For 1999, the following data includes the Company, Level 8 Technologies, Seer and Template since its acquisition on December 27, 1999. For 1998, the following data includes the Company, Level 8 Technologies and Momentum since its acquisition on March 26, 1998. For 1997, the following data includes the Company, ASU, and Level 8 Technologies. For 1996, the following data includes the Company, ASU, and Level 8 Technologies. For 1995, the following data includes the Company for the full year and Level 8 Technologies since its acquisition on April 1, 1995.

                                                                        Six Months Ended
                                   Year Ended December 31,                  June 30,
                          --------------------------------------------  -----------------
                           1995     1996     1997     1998      1999      2000     1999
                          -------  -------  ------- --------  --------  --------  -------
                                    (in thousands, except per share data)
Selected Statement of
 Operations Data
Revenue.................  $ 3,012  $ 7,272  $14,680 $ 10,685  $ 52,920  $ 40,744  $26,212
Net income (loss) from
 continuing operations..     (429)    (845)   1,036  (23,688)  (15,477)  (13,556)  (8,052)
Net income (loss) from
 continuing operations
 per common and common
 equivalent share--
 basic..................     (.10)    (.14)     .16    (3.14)    (1.78)    (1.04)   (.093)
Net income (loss) from
 continuing operations
 per common and common
 equivalent share--
 diluted................     (.10)    (.14)     .14    (3.14)    (1.78)    (1.04)   (.093)
Weighted average common
 and common equivalent
 shares outstanding--
 basic..................    4,314    6,076    6,992    7,552     8,918    13,317    8,704
Weighted average common
 and common equivalent
 shares outstanding--
 diluted................    4,314    6,076    7,561    7,552     8,918    13,317    8,704

                                     As of December 31,                  As of June 30,
                          --------------------------------------------  -----------------
                           1995     1996     1997     1998      1999      2000     1999
                          -------  -------  ------- --------  --------  --------  -------
                                    (in thousands, except per share data)
Selected Balance Sheet
 Data
Working capital
 (deficiency)...........  $ 4,103  $11,007  $15,826 $(19,554) $  1,464  $  4,221  $ 5,245
Total assets............   15,059   20,787   23,482   70,770   133,581   127,159   79,103
Long-term debt, net of
 current maturities.....       43       23       16    1,541    22,202    20,349   11,561
Loans from related
 companies, net.........      454      331      202   12,519     4,000     3,000   12,618
Shareholders' equity....   11,499   18,300   20,371    8,892    72,221    67,487   20,123

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  All statements, trend analyses and other information contained in this Prospectus relative to markets for our products and services, and trends in revenues and anticipated expense levels, as well as other statements including words such as "believe," "anticipate," "expect," "estimate," "plan," "intend," and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and our actual results of operations may differ materially from those contained in the forward-looking statements. For a more detailed discussion of these business and economic risks, see "Risk Factors" (page 3). The following discussion of financial condition and results of operations of Level 8 should also be read in conjunction with the financial statements included elsewhere in this prospectus.

Overview

  Level 8 specializes in delivering software solutions that help companies integrate new and existing computer applications and extend these applications to the Internet to support eBusiness and eCommerce. This specialization is called enterprise application integration or "EAI." Level 8's products and services are designed to enable organizations to address business process automation and application integration in a simple and cost effective way. Level 8 provides customers with software to link their critical business applications internally across the enterprise and externally with strategic business-to-business partners and business-to-business consumers via the Internet.

  Level 8 offers a suite of products for eBusiness and eCommerce under the Geneva brand name. The Geneva Integration Suite has six core components which, together, provide the most complete suite of integration software products available for eBusiness integration. These components include Geneva Enterprise Integrator (formerly Enterprise Integration Template), Geneva Business Process Automator (formerly Business Process Template), Geneva Integration Broker (formerly Geneva Integrator), Geneva Message Queuing, Geneva AppBuilder (formerly Seer*HPS), and Geneva XIPC (formerly XIPC).

  In addition to these products, Level 8 also provides technical support, training and consulting services as part of its commitment to providing its customers industry-leading enterprise application integration solutions. Level 8's worldwide consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000. Level 8 offers consulting services around its products for eBusiness and eCommerce enablement. These services include project management, application and platform integration, application design and development, and application renewal along with expertise in a wide variety of development environments and programming languages.

  During April 1999, Level 8 completed its acquisition of Seer Technologies, Inc. ("Seer"). Level 8 purchased the remaining minority interest in Seer, for $0.35 per share of the outstanding common stock in cash. The total purchase price for the remaining 31% of Seer was $1.7 million. As a result of the completion of acquisition, Seer became a wholly owned subsidiary of Level 8.

  In December 1999, Level 8 acquired Template for approximately $64 million in cash and stock. Level 8's management team identified Template as a provider of technologies that enables Level 8 to be one of the first to market with a comprehensive product portfolio representing the next generation of EAI solutions for eBusiness. As part of the Template transaction, Level 8 obtained an additional $10 million in financing in the form of a 17 month term loan. The financing was guaranteed by Liraz Systems, Ltd. ("Liraz"), our principal stockholder, in return for 60,000 shares of the Company's common stock. The number of shares of common stock provided in exchange for the guarantee, was determined by the independent directors of Level 8 based on market conditions and our anticipated financing needs at closing. The commitment provides for an interest rate equal to the London InterBank Offered Rate plus 1% annually.

Results of Operations

  Level 8's results of operations include the operations of the Company and its subsidiaries. Operations for the subsidiaries acquired during 1999 and 1998 are included from the date of acquisition. Accordingly, the 1999 and 1998 results of operations include the operations of Template, Seer, and Momentum since December 27, 1999, December 31, 1998, and March 26, 1998, respectively.

  The 1998 results of operations do not reflect any of Seer's operations since the Company's 69% interest in Seer was not acquired until December 31, 1998. The shareholders of the remaining 31% of the outstanding voting stock were considered to have shared in the losses of Seer only for their proportionate share of Seer's net assets. No minority interest for Seer is reflected in the Company's consolidated balance sheet at December 31, 1998 because Seer had net liabilities of $25 million at December 31, 1998. As of December 31, 1998, the Company only recorded 69% of the value of the Company's intangible assets, including the value of in-process technology, which has been written off. On April 15, 1999, the Company completed a tender offer for the remaining 31% of Seer and recorded the remainder of the intangible assets, including an additional write-off of in-process technology. Until the completion of the tender offer, the Company reported only 69% of any net earnings and 100% of any net losses of Seer.

  Except as otherwise indicated, the discussion below relates to the actual results of operations without giving pro forma effect to the acquisitions and dispositions in 1998. Pro forma combined data assumes the acquisition of Momentum and Seer had each occurred as of January 1, 1998 and does not purport to be indicative of the results which would have actually been obtained had the transactions taken place as of such date or of future results of operations. The acquisitions made in 1998 make it difficult to compare the actual results of operations for the periods presented. A discussion of 1999 to 1998 comparative results of operations on a pro forma combined basis has been included below where considered meaningful for an understanding of the Company's results of operations for the 1999 periods. However, pro forma combined results reflect the operations of Level 8, Momentum, and Seer on a separate basis without consideration for any synergies obtained through the integration of the companies' operations. The operations of Template did not have a material effect on the 1999 results; therefore, Template is not included in the pro forma comparisons.

  The Company has three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing the Company's proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to the Company's software products. Services revenue is comprised of fees for consulting and training services related to the Company's software products.

  The Company's revenues may vary from quarter to quarter due to market conditions, the budgeting and purchasing cycles of customers, and the effectiveness of its sales force. The Company typically does not have any material backlog of unfilled software orders, and product revenue in any quarter is substantially dependent upon orders received in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of recognition revenue can cause significant variations in operating results from quarter to quarter. Fluctuations in operating results may result in volatility in the price of the Company's common stock.

  The following table sets forth, for the years indicated, the Company's results of continuing operations expressed as a percentage of revenue:

                                     Year Ended           Six Months Ended
                                    December 31,              June 30,
                                 ----------------------   -------------------
                                 1999     1998    1997      2000       1999
                                 -----   ------   -----   --------   --------
Revenue:
  Software products.............  30.3 %   14.5 %  29.7 %     48.8 %     22.5 %
  Maintenance...................  28.3 %   10.2 %   0.2 %     18.4 %     30.0 %
  Services......................  41.3 %   75.3 %  70.1 %     32.8 %     47.5 %
                                 -----   ------   -----   --------   --------
   Total........................ 100.0 %  100.0 % 100.0 %    100.0 %    100.0 %
Cost of revenue:
  Software products.............   8.0 %   19.3 %  17.4 %      8.9 %      7.4 %
  Maintenance...................  10.2 %    4.5 %   0.1 %      7.2 %     11.6 %
  Services......................  36.4 %   54.1 %  34.2 %     27.7 %     42.3 %
                                 -----   ------   -----   --------   --------
   Total........................  54.6 %   77.9 %  51.7 %     43.8 %     61.3 %

Gross profit....................  45.4 %   22.1 %  48.3 %     56.2 %     38.7 %

Operating expenses:
  Sales and marketing...........  22.7 %   22.3 %  10.4 %     38.6 %     20.5 %
  Research and product
   development..................  12.8 %   26.0 %   7.2 %     11.7 %     12.3 %
  General and administrative....  12.9 %   60.3 %  20.0 %     15.2 %     11.0 %
  Amortization of goodwill and
   intangibles..................   2.9 %   18.1 %   2.9 %     17.5 %     12.9 %
  Write-off of in process
   research and development.....   5.6 %   55.1 %   --         --         2.8 %
  Write-off of goodwill.........   --      43.1 %   --         --         --
  Restructuring Charges.........   0.7 %   14.4 %   --         --         --
  Loss on Disposal of assets....   --       --      --         0.8 %      --
                                 -----   ------   -----   --------   --------
   Total........................  67.9 %  239.3 %  40.5 %     83.8 %     59.5 %

Income (loss) from Operations... (22.5)% (217.2)%   7.8 %    (27.6)%    (20.8)%
Other income (expense), net.....  (5.4)%   (0.8)%   3.0 %     (4.3)%     (8.4)%
                                 -----   ------   -----   --------   --------
Income (loss) before taxes...... (27.9)% (218.0)%  10.8 %    (31.9)%    (29.2)%
Income tax provision............   1.4 %    3.8 %   3.8 %      1.3 %      1.5 %
                                 -----   ------   -----   --------   --------
Net income (loss) from
 continuing operations.......... (29.3)% (221.8)%   7.0 %    (33.2)%    (30.7)%

  The following table sets forth unaudited data for total revenue by geographic origin as a percentage of total revenue for the periods indicated:

                                                               Six Months Ended
                                 Year Ended December 31,           June 30,
                                 ---------------------------   -------------------
                                  1999      1998      1997       2000       1999
                                 -------   -------   -------   --------   --------
United States...................      34%       99%       99%        52%        31%
Europe..........................      58%      --        --          45%        60%
Asia Pacific....................       7%      --        --           2%         7%
Other...........................       1%        1%        1%         1%         2%
                                 -------   -------   -------   --------   --------
   Total........................     100%      100%      100%       100%       100%

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

  Revenue and Gross Margin

  Total revenues increased significantly for the second quarter and year-to-date periods of 2000 as compared to the same periods of 1999 due to growth in the sales of the Company's software products and due to the services business acquired with Template. The Company's gross margins improved to 63% and 56% for the second quarter and year-to-date periods ended June 30, 2000 from 42% and 39% for the comparable periods of 1999.

  Software Products

  Software products revenue increased significantly for the second quarter and year-to-date periods of 2000 as compared to the same periods of 1999. Software product sales increased due to the Company's focus on sales and marketing, which resulted in increased sales of its products.

  Gross margins on software products increased from a margin of 66% and 67% for the second quarter and year-to-date periods of 1999 to 85% and 82% for the same periods of 2000 primarily due to the increase in the Company's software products revenue. The increase in revenue in the first six months of 2000 was offset somewhat by a $1.7 million increase in cost of software. Cost of software is composed primarily of amortization of purchased technology, capitalized software costs for internally developed software, royalties to third parties for the Company's Geneva Message Queuing product and, to a lesser extent, production and distribution costs. The increase in cost of software was primarily due to amortization of purchased technology from the acquisition of Template and Seer Technologies.

  Maintenance

  Maintenance revenue during the second quarter and year-to-date periods of 2000 was relatively consistent with the same periods of 1999. This consistency is the result of a decline in the number of customers not renewing the same level of maintenance for Geneva AppBuilder and Geneva XIPC, which was partly offset by new maintenance revenue from Template's customers and new software sales. Historically, maintenance was not a significant part of Template's revenue. The Company plans to focus on increasing maintenance for the historical Template products in future sales.

  Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of the Company's software products. Gross margins on maintenance were constant at approximately 60% in the second quarter and year-to-date periods of both 2000 and 1999. During the first quarter of 2000, the Company ended its relationship with the third-party support contractor, and now provides these services with its own personnel.

  Services

  Services revenue decreased 4% from the second quarter of 1999 and increased 7% from the year-to-date period of 1999 as compared to the same periods of 2000. The increase in the year-to-date period of 2000 is primarily due to the acquisition of Template. Through the acquisition of Template, the Company became party to government services contracts, which resulted in approximately $3.5 million in revenue in the year-to-date period of 2000. During the second quarter, the Company sold its classified government contracts, which were not related to the Company's products. In connection with the sale, the Company recorded an insignificant loss on the disposal of these contracts.

  Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margins increased from 13% in the second quarter and 11% in the year-to-date period of 1999 to 20% and 15% in the comparable periods of 2000 due to higher utilization of billable resources and by providing more services for its EAI products, rather than the Company's AppBuilder products which historically carry lower margins.

  Sales and Marketing

  Sales and marketing expenses primarily include personnel costs for sales and technical sales support personnel, travel, and related overhead, as well as trade show participation and other promotional expenses. Sales and marketing expenses increased significantly from the second quarter and year-to-date period of 1999 to the same periods of 2000 due to an increase in the size of the Company's sales and marketing workforce, both through acquisition and recruiting, and through increased promotional activities. Sales and marketing expenses have also increased as a percentage of revenue from 21% in the year-to-date period of 1999 to 39% in the comparable period of 2000. These changes were instituted to drive increased software product revenue. The Company plans further increases in the marketing area to enhance market awareness and acceptance of its products and to further establish its indirect distribution network.

  Research and Development

  Research and development expenses primarily include personnel costs for product authors, product developers and product documentation personnel and related overhead. Research and development expense increased 64% and 47% from the second quarter and year-to-date periods of 1999 to the comparable periods of 2000 primarily due to the addition of an average of thirty-five developers from Template. The Company intends to continue making a significant investment in research and development while also improving efficiencies in this area.

  General and Administrative

  General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. General and administrative expenses increased significantly from the second quarter and year-to-date period of 1999 to the same periods of 2000. The increases were primarily the result of increased professional fees and personnel costs due to the growth in the Company's business both internally and through its acquisition of Template.

  Amortization of Goodwill and Other Intangible Assets

  Amortization of goodwill and other intangible assets was $3.6 million in the second quarter and $7.1 million in the year-to-date period of 2000 compared to and $1.7 million and $3.4 million in the comparable periods of 1999. The amortization of goodwill in the first half of 1999 was related to the purchases of Seer, Momentum Software Corporation ("Momentum"), and Level 8 Technologies. During the first half of 2000, amortization of goodwill and other intangibles also included the amortization of intangible assets acquired with Template. The Company will continue to assess the recoverability of its intangible assets on a quarterly basis based on undiscounted future operating cash flows.

  Provision for Income Taxes

  The Company's effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in the second quarter and year-to-date period of 2000 or 1999. Because of the Company's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance. The income tax provision for the year-to-date period of fiscal year 2000 is primarily related to income taxes from profitable foreign operations and foreign withholding taxes.

Years Ended December 31, 1999, 1998, and 1997

  Revenue and Gross Margin

  Total revenues increased 395% from 1998 to 1999 and decreased 27% from 1997 to 1998. Total revenues increased significantly from 1998 to 1999 primarily due to the acquisitions of Momentum and Seer during 1998 and increased sales of software products. The decrease from 1997 to 1998 was primarily attributable to a decrease in software products revenue, along with a reduction in services revenue. The gross margins were 45%, 22%, and 48% for 1999, 1998, and 1997, respectively.

  On a pro forma combined basis, total revenues for 1998 were $67.2 million. The $14.3 million decline in revenue on a pro forma combined basis is primarily due to a decline in the number of former Seer consulting resources employed in 1999 compared to 1998. The gross margin for 1998 on a pro forma combined basis was approximately 23%.

  Software Products

  Software products revenue increased 933% in 1999 in comparison to 1998 and decreased 64% from 1997 to 1998. The significant increase from 1998 to 1999 is primarily due to the sales of products acquired from Seer in 1998 coupled with sales of the Company's new Geneva Integration Broker product (formerly Geneva Integrator).

  During 1997, the Company's product sales were primarily resales of IBM's MQ Series licenses. During 1998, the Company's software sales were primarily resales of IBM's MQ Series licenses and sales of Geneva Message Queing (formerly FalconMQ) and Geneva XIPC (formerly XIPC) messaging products. The decrease in software revenue from 1997 to 1998 is the result of the Company's shift in strategic direction primarily relating to the Company's dispositions and acquisitions in 1998, as well as reduced emphasis on resales of IBM's MQ Series licenses in favor of the Company's messaging products developed by the Company.

  Through its acquisitions in 1998, the Company acquired Momentum's XIPC messaging product and Seer's HPS products, now known as Geneva AppBuilder, which is used for application engineering. As discussed above, the Company began selling Geneva Integration Broker, an EAI solution, during the second quarter of 1999. Additionally, with the acquisition of Template, the Company added their products to its offering and recorded initial sales of Template's former Enterprise Integration Template and Business Process Template products in the fourth quarter of 1999.

  Software products revenue has continued to grow as a percentage of total revenue, reflecting the Company's emphasis on expanding product sales. Management believes software products revenue will continue to increase over the next several quarters.

  The gross margin on software products was 74%, (33)%, and 41% for the 1999, 1998, and 1997 fiscal periods, respectively. The improvement in gross margins from 1998 to 1999 was due to the significant increase in software products revenue. Cost of software is composed primarily of amortization of capitalized software and royalties to third parties for the Company's Geneva Message Queuing product and to a lesser extent production and distribution costs. This increase in cost of software was primarily due to amortization of capitalized software from Momentum's and Seer's developed technology, which was valued as part of the purchase accounting for these business combinations, and royalties which are principally for technology acquired in 1998 from Liraz, the Company's principal shareholder. The decrease in gross margins between 1997 and 1998 is the effect of increased amortization costs, lower software product revenues, royalties to Liraz under the joint development agreement, and a write-off of approximately $.3 million of capitalized technology costs. Software amortization will increase in 2000 due to the $12.2 million of developed technology acquired in the Template acquisition resulting in approximately $.5 million per quarter.

  Services

  Services revenue increased 172% from 1998 to 1999 and decreased by 22% from 1997 to 1998. Services gross margins were 12%, 28%, and 51% for 1999, 1998, and 1997 respectively. Cost of services primarily includes personnel and travel costs related to the delivery of services.

  The increase in services revenue from 1998 to 1999 was primarily a result of the Seer acquisition, which resulted in adding an average of 115 consultants during 1999. Changes in the composition of the Company's services revenue have caused margins to decline in 1999, since the Geneva AppBuilder-related services have historically generated lower margins than the Company's other service offerings. The Company is seeking to improve its consulting margins through improvement in the utilization of its consultants and attempting to provide higher margin services for the Company's Geneva Integration Broker, Geneva Message Queuing, and recently acquired Template products.

  The services revenue decline from 1997 to 1998 was primarily attributable to the decline in software products revenue and the resultant decline in utilization of billable services. The decline in software products revenue impacted services revenue as there were fewer new customers than in the prior year, reducing the base of the customers utilizing the Company's consulting and training services as part of an overall technology solution purchase. Gross margins decreased in 1998 in relation to 1997 due to lower than normal billable utilization of consultants caused by project delays.

  On a pro forma combined basis, services revenue for 1998 was $47 million. The decrease from 1998 to 1999 is chiefly due to a decline in the amount of Geneva AppBuilder related services provided, due to the low level of software products sold by Seer in the year preceding the acquisition, as well as a decline in the number of consulting personnel on a pro forma basis.

  Maintenance

  Maintenance revenue increased significantly from 1998 to 1999 primarily due to the addition of Geneva AppBuilder to the Company's products, which has historically had a significant revenue stream from maintenance. The increase from 1997 to 1998 is primarily due to the addition of the Geneva XIPC product acquired from Momentum. Prior to the Momentum acquisition, the Company did not have a significant amount of maintenance revenue as its primary source of license revenue was from reselling IBM's MQ Series licenses. On a pro forma combined basis, maintenance revenue for 1998 was $14.4 million, which is relatively consistent with 1999.

  Gross margins on maintenance were 64%, 56%, and 47% for 1999, 1998, and 1997, respectively. Cost of maintenance is comprised of personnel costs and related overhead, and beginning in 1999 includes the cost of third-party contracts for the maintenance and support of the Company's Geneva AppBuilder products. The increase in gross margins is primarily due to the addition of the Geneva AppBuilder and Geneva XIPC to the Company's products from which the Company has created additional economies of scale in 1999.

  Sales and Marketing

  Sales and marketing expenses primarily include personnel costs for salespeople, travel, and related overhead, as well as analyst subscriptions, trade show participation, and other promotional expenses. Sales and marketing expenses increased fourfold from 1998 to 1999 and 57% from 1997 to 1998 due to an increase in the size of the Company's sales force, both through acquisition and recruiting. During 1999, the number of sales and marketing personnel doubled from the beginning of the year to the end. This increase in personnel is due to the reorganization of the Company's sales and promotional activities to correspond with its new product strategy, as well as the Company's expansion into the global marketplace with the acquisitions of Seer and Template. The Company intends to continue to increase its spending in the sales and marketing area in an effort to increase software products revenue through heightened market awareness and improved acceptance of its products and expanding its indirect distribution network.

  Research and Development

  Research and development expenses primarily include personnel costs for product authors, product developers and product documentation personnel. Research and development expense increased 145% from 1998 to 1999 and 163% from 1997 to 1998. The increases in 1998 and 1999 are a result of the Company's investment in new products, primarily Geneva Integration Broker, which was released in the second quarter of 1999 and Version 2.0 of Geneva Message Queuing which was released in the fourth quarter of 1999. The expense increase in 1999 is also attributable to the acquisition of Seer and the personnel added to this area of the Company as a result of the acquisition. Management expects this trend to continue and has increased the number of personnel by approximately 50% with the acquisition of Template, as the Company's continues to more tightly integrate its products and attempts to strengthen its position in the EAI marketplace.

  General and Administrative

  General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, and administrative staff and related overhead and non-allocable corporate costs of operating the Company. General and administrative expenses increased 6% from 1998 to 1999 and 118% from 1997 to 1998. These expenses decreased as a percentage of revenue for 1999 due to synergies obtained through the integration of Seer and management's focus to bring general and administrative expenses to a more reasonable level in relation to revenue.

  Amortization of Goodwill and Other Intangible Assets

  Amortization of intangible assets, primarily goodwill, was $7 million, $1.9 million, and $.4 million for 1999, 1998, and 1997, respectively. The amortization of goodwill in 1997 was related to the purchase of Level 8 Technologies in April 1995. The amortization of goodwill in 1998 was related to the purchase of Level 8 Technologies and beginning in the second quarter included amortization related to the purchase of Momentum in March, 1998. In 1999, amortization of intangible assets also includes the amortization of goodwill and other intangible assets related to the purchase of Seer. Due to the acquisition of Template, the Company will incur approximately $1.8 million per quarter in additional amortization expense beginning in the first quarter of 2000.

  Purchased Research and Development

  Based on the results of third-party appraisals, the Company recorded charges in 1998 of $1.2 million in the first quarter and $4.7 million in the fourth quarter in order to expense purchased in-process research and development costs related to the acquisition of Momentum and Seer, respectively. As a result of completing the acquisition of the remaining 31% of Seer, the Company recorded a charge of $.7 million for in-process research and development costs in the second quarter of 1999. As part of the acquisition of Template, the Company recorded a charge to expense in-process research and development costs related to the acquisition of Template in the amount of $2.2 million.

  For all in-process research and development charges recorded in 1998 and 1999, it was determined that the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. The value of the in-process projects was adjusted to reflect the relative value and contribution of the acquired research and development. In doing so, management gave consideration to the stage of completion, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The value assigned to purchased in-process technology was based on key assumptions, including revenue growth rates for each technology considering, among other things, current and expected industry trends, acceptance of the technologies and historical growth rates for similar industry products.

  Other Charges

  As a result of the acquisitions of Template, Momentum, and Seer, the Company recorded several charges. In 1998, as a consequence of the Company's transition to an enterprise application integration solutions provider, the Company abandoned certain planned development efforts for products acquired in the Momentum transaction and reassessed the remaining undiscounted projected cash flows related to the identifiable and unidentifiable intangible assets acquired from Momentum. It was concluded that, with the principal exception of the Momentum technology utilized in the Level 8's product suite and the Geneva XIPC products, the goodwill and intangible acquired in the Momentum transaction should be written off. Accordingly, during the fourth quarter of 1998, the Company adjusted the carrying value of its identifiable and unidentifiable assets to their fair value of $32.2 million, resulting in a non-cash impairment loss of $4.6 million.

  During the fourth quarter of 1999, the Company reorganized its existing operations due to its acquisition of Template. The Company's restructuring, included a management change in its development and operations areas, the abandonment of certain leased facilities, and the closure of its French subsidiary. The Company recorded a restructuring charge of $.55 million, which consisted of approximately $.28 million in costs associated with improving leased space to be subleased, approximately $.23 million in personnel-related charges, and approximately $.04 million in professional fees to close its French subsidiary. Through December 31, 1999, the Company had not paid any cash related to these restructuring charges.

  At December 31, 1999, the Company revised its estimate of the 1998 restructuring charge by reducing it by $.16 million based on a review of the costs paid through December 31, 1999 and the remaining estimated costs. The change in estimate is reflected in the 1999 Consolidated Statement of Operations as a reduction of the restructuring charge for 1999.

  During the fourth quarter of 1998, the Company reorganized its existing operations due to its acquisition of Seer. The restructuring included a staff reduction in its development and administrative areas of 20% (15 employees), the abandonment of certain leased facilities, and the write-down to fair value of certain capitalized software costs for product lines which were being discontinued. The Company recorded a restructuring charge of approximately $1.54 million, which consisted of approximately $.71 million in personnel-related charges, approximately $.29 million in costs associated with carrying vacated space until the lease expiration date, approximately $.19 million of property and equipment related charges, approximately $.24 million in write-down of capitalized software costs, approximately $.1 million in professional fees related to the restructuring, and approximately $.01 million for other charges. Through December 31, 1999, the Company has paid approximately $.86 million in cash related to the restructuring.

  The Company believes the accrued restructuring cost of $.63 million at December 31, 1999 represents its remaining cash obligations for the restructuring charges included above.

  Provision for Income Taxes

  The Company's effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net losses incurred during 1999 and 1998. The provision for income taxes in 1997, was approximately 35% due to income from operations. Because of the Company's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance. The income tax provision for 1999 is primarily related to income taxes from profitable foreign operations and foreign withholding taxes.

  Discontinued Operations

  The loss on disposal of ProfitKey during 1998 was approximately $1.2 million. The loss on discontinued operations related to ProfitKey was $.14 million for 1998.

  Impact Of Inflation

  Inflation has not had a significant effect on the Company's operating results during the periods presented.

Liquidity and Capital Resources

  Cash and cash equivalents increased $3.7 million during 1997 to $7.0 million at December 31, 1997. The increase was due primarily to the Company's redemption of investments in marketable securities offset by a $1.7 million investment for capitalized software development costs and equipment, and a $.9 million use of cash in investing activities by the Company's discontinued operations. The Company funded its operations in 1997 with cash remaining from the $9.1 million in net proceeds from its 1996 offering.

  During 1998, cash and cash equivalents decreased by $1 million to $6 million at December 31, 1998. The decrease in cash was due to the purchase of $.9 million in equipment, spending of $1.2 million for capitalized software development costs, and debt service of $1.5 million. This decrease was offset by $1.7 million of cash provided by operations, $.5 million from the sale of ProfitKey, and $.4 million of net cash acquired from acquisitions. Additionally, the Company borrowed $12 million from Liraz which was used to pay down Seer's bank debt on December 31, 1998.

  During 1999, cash and cash equivalents increased by $.4 million to $6.5 million at December 31, 1999. The increase in cash is due to cash provided by financing activities, including $19.2 million in net proceeds from issuance of shares of preferred stock and $17.3 million in proceeds from the issuance of shares of common stock due to the exercise of stock options and warrants. These financing inflows, combined with approximately $16.7 million of additional borrowings, were used to retire $12.6 million of debt obligations, fund additional acquisition activity, and fund the $12.9 million net cash used in operations.

  Net cash used in operations and investing activities during the first two quarters of 2000 was $3.1 million. Payments of approximately $2.9 million for merger and restructuring costs primarily related to the acquisition of Template were the primary components of the net cash outflow in addition to the Company's planned spending to support its sales and marketing efforts. During the first six months of 2000, the Company paid approximately $1.5 million on its outstanding debt obligations to its principal shareholder Liraz Systems, Ltd. ("Liraz"). The Company funded its cash needs during the first half of 2000 with cash on hand at December 31, 1999, through operations, through $7.4 million in proceeds from the issuance of common stock as a result of the exercise of stock options and warrants, and through $5 million in additional borrowings under its line of credit.

  In connection with the acquisition of Momentum Software Corporation ("Momentum"), on December 1, 1998, the Company issued notes to various Momentum shareholders totaling $3 million payable over three years and bearing an interest rate of 10% per annum. As of December 31, 1999, the remaining three installments on the notes totaled $2.25 million, plus interest. During the first quarter of 2000, the Company exchanged $1.9 million of the Momentum notes for approximately 55,000 shares of common stock. As of June 30, 2000 $.2 million of the notes were outstanding. Subsequent to June 30, 2000, the remaining $.2 million of the notes were paid off.

  On April 15, 1999, the Company acquired the remaining 31% minority interest in Seer, through a tender offer and merger for approximately $1.7 million in cash.

  During the second quarter of 1999, the Company used $4 million to pay down the Credit Facility. During the third quarter of 1999, the Company paid down $8 million of the $12 million loan from Liraz.

  In June 1999, the Company sold 21,000 shares of Series A 4% Convertible Redeemable Preferred Stock, convertible into an aggregate of 2,100,000 shares of the Company's common stock and related warrants for $21 million. Holders of the Series A Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly. The Series A Preferred Stock may be redeemed at the option of the Company at a redemption price equal to the original purchase price at any time after June 29, 2000 if the closing price of the Company's common stock over 20 consecutive trading days is greater than $20 per share. In the event the Company breaches its obligations to pay dividends when due or issue common stock upon conversion, or the Company's common stock is delisted, the dividend rate on the Series A Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of Level 8 during the first 60 days of such increased dividend rate). As part of the $21 million financing, the Company also issued the investors warrants to purchase 2.1 million shares of common stock at an exercise price of $10 per share. These warrants are callable by the Company on the same terms as the preferred stock, which is outlined above. Advanced Systems Europe B.V. purchased $10 million of Series A Preferred Stock and warrants in the transaction, and is a subsidiary of Liraz, the Company's principal stockholder.

  Subsequent to the issuance of the Series A Preferred Stock, holders have exercised Series A warrants resulting in the issuance of approximately 1.26 million shares of the Company's common stock and resulting in net proceeds of approximately $12.6 million.

  On December 27, 1999, the Company acquired all of the outstanding common stock of Template for a combination of stock and cash. Purchase consideration included $21.6 million in cash. The Company partially funded this acquisition with a $10 million term loan from a commercial bank, which was guaranteed by Liraz in exchange for 60,000 shares of common stock. The term loan has no financial covenants and has an interest rate of LIBOR plus 1%, approximately 7.75% at June 30, 2000.

  In addition to the debt obligations related to its acquisitions activity, the Company uses an asset-based lending arrangement to finance working capital needs from operations, if necessary. As of June 30, 2000, the Company had outstanding borrowings of $20.2 million under a credit facility with a commercial bank at an interest rate of 11.5%. The credit facility provides for borrowings up to the lesser of $25 million or the sum of 80% of eligible receivables and a $10 million term loan payable on December 1, 2000. The receivables-based borrowings under the credit facility are due on demand. The credit facility bears interest at the prime rate plus 2% per annum and has no financial covenant provisions. The receivables based borrowing instrument terminates on December 1, 2000; however, it is automatically renewed for successive additional terms of one year each, unless terminated by either party. The credit facility is collateralized by the Company's accounts receivable, equipment and intangibles, including intellectual property.

  The Company had other outstanding borrowings at June 30, 2000 including $3 million from Liraz which bears interest at 12% and is payable on December 15, 2001. The borrowings from Liraz are subordinate in right of payment to the credit facility. Subsequent to June 30, 2000, the Company repaid the $3 million loan from Liraz.

  Future maturities on the Company's outstanding debt at June 30, 2000 include $10.4 million in 2000 and $23.3 million in 2001, including $3 million due to Liraz that was paid subsequent to June 30, 2000.

  Subsequent to June 30, 2000, the Company sold 30,000 shares of Series B Convertible Redeemable Preferred Stock ("Series B Preferred Stock") and related warrants, for $30 million. The shares of Series B Preferred Stock are convertible into an aggregate of approximately 1.2 million shares of common stock of the Company. The net proceeds will be used to reduce debt.

  Holders of the Series B Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series B Preferred Stock, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series B Preferred Stock. The Series B Preferred Stock may be redeemed at the option of Level 8 at a redemption price equal to the original purchase price at any time after July 20, 2001 if the closing price of Level 8's common stock over 20 consecutive trading days is greater than $50.125 per share. The conversion price of the Series B Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $25.0625 per share. In the event Level 8 breaches its obligations to pay dividends when due or issue common stock upon conversion, or Level 8's common stock is delisted, the dividend rate on the Series B Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of Level 8 during the first 60 days of such increased dividend rate). As part of the $30 million financing, Level 8 also issued the investors warrants to purchase 1,047,382 shares of common stock at an exercise price of $25.0625 per share. Level 8 has agreed to register the common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Level 8 is required to make certain payments in the event it is unable to meet its obligations

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

in connection with the Series B Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series B Preferred Stock, is limited to 19% of the liquidation value of the Series B Preferred Stock.

  As of June 30, 2000, the Company did not have any material commitments for capital expenditures.

  During 1999, the Company had EBITDA, exclusive of acquisition related charges, of $3.1 million and incurred a net loss of $15.5 million. The Company has working capital of $1.5 million and an accumulated deficit of $41.1 million at December 31, 1999. During the first two quarters of 2000, the Company incurred a net loss of $13.6 million and has working capital of $4.2 million and an accumulated deficit of $55.0 million at June 30, 2000. The Company believes that existing cash on hand, cash provided by future operations and additional borrowings under the Credit Facility will be sufficient to finance its operations and expected working capital and capital expenditure requirements for at least the next twelve months so long as the Company continues to perform to its operating plan. However, there can be no assurance that the Company will be able to continue to meet its cash requirements through operations or, if needed, obtain additional financing on acceptable terms, and the failure to do so may have an adverse impact on the Company's business and operations. The Company may also explore additional debt or equity financing to expand its operations and take advantage of market opportunities.

Euro Conversion

  Several European countries adopted a Single European Currency (the "Euro") as of January 1, 1999 with a transition period continuing through January 1, 2002. The Company is reviewing the anticipated impact the Euro may have on its internal systems and on its competitive environment. The Company believes its internal systems will be Euro capable without material modification cost.

  Further, the Company does not presently expect the introduction of the Euro currency to have an adverse material impact on the Company's financial condition, cash flows, or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

  Approximately 66% of the Company's 1999 revenues and approximately 52% and 48% of the Company's revenues for the three and six months ended June 30, 2000, respectively, were generated by sales outside the United States. The Company is exposed to significant risks of foreign currency fluctuation primarily from receivables denominated in foreign currency and are subject to transaction gains and losses, which are recorded as a component in determining net income. Additionally, the assets and liabilities of the Company's non-U.S. operations are translated into U.S. dollars at exchange rates in effect as of the applicable balance sheet dates, and revenue and expense accounts of these operations are translated at average exchange rates during the month the transactions occur. Unrealized translation gains and losses will be included as an adjustment to shareholders' equity.

  The Company hedges its foreign currency receivables in an effort to reduce its exposure to currency exchange rates. However, as a matter of procedure, the Company will not invest in speculative financial instruments as a means of hedging against such risk. The Company's accounting policies for these contracts are based on the Company's designation of the contracts as hedging transactions. The criteria the Company uses for designating a contract as a hedge include the contract's effectiveness in risk reduction and one-to-one matching of derivative instruments to underlying transactions. Gains and losses on forward foreign exchange contracts are recognized in income in the same period as gains and losses on the underlying transactions. If an underlying hedged transaction is terminated earlier than initially anticipated, the offsetting gain or loss on the related forward exchange contract would be recognized in income in the same period. In addition, since the Company enters into forward contracts only as a hedge, any change in currency rates would not result in any material net gain or loss, as any gain or loss on the underlying foreign currency denominated balance would be offset by the gain or loss on the forward contract.

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

                                    BUSINESS

Overview

  Our software products and enabling services address three of the most pervasive eBusiness challenges facing global 5000-sized organizations today:

  .  Using the Internet as the primary communications medium ("eBusiness")

  .  Using the Internet to enable buying and selling ("eCommerce")

  . Optimizing an enterprise's value through the rapid adoption of digital technology

  These eBusiness challenges are driven by intensifying competition in the global marketplace, which is forcing companies to make better and faster business decisions and find new ways to attract and retain customers. To accomplish this, a company must have access to enterprise-wide views of business information and processes, and mechanisms for extending their business applications to reach customers and business partners via the Internet. Providing these capabilities requires an integration of existing computer applications and platforms, enabling them to communicate with one another and the Internet. However, the evolution of computing from mainframes to client/server systems and then to the Internet and intranets has resulted in these applications running on a diverse and typically incompatible mix of new and legacy computing platforms.

  We specialize in delivering software solutions that help companies integrate new and existing computer applications and extend these applications to the Internet to support eBusiness and eCommerce. This specialization is called enterprise application integration or "EAI." Our products and services are designed to enable organizations to address business process automation, application integration and application engineering in a simple and cost effective way. We provide customers with software to link their critical business applications internally across the enterprise and externally directly with strategic business-to-business partners and business-to-business consumers via the Internet.

  We offer a suite of products for eBusiness and eCommerce under the Geneva brand name. The Geneva Integration Suite has six core components which, together, we believe provide the most complete suite of integration software products available for eBusiness integration. These components include Geneva Enterprise Integrator (formerly Enterprise Integration Template), Geneva Business Process Automator (formerly Business Process Template), Geneva Integration Broker (formerly Geneva Integrator), Geneva Message Queuing, Geneva AppBuilder (formerly Seer*HPS) and Geneva XIPC (formerly XIPC).

  In addition to these products, we also provide technical support, training and consulting services as part of our commitment to providing our customers with industry-leading enterprise application integration solutions. Our worldwide consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000. We offer consulting services around our products for eBusiness and eCommerce enablement. These services include project management, application and platform integration, application design and development and application renewal along with expertise in a wide variety of development environments and programming languages.

  In April 1999, we completed our acquisition of Seer Technologies, Inc. ("Seer"). In connection with the acquisition of Seer, we acquired significant intellectual property assets, including Geneva AppBuilder (formerly Seer*HPS).

  In December 1999, we acquired Template Software, Inc. ("Template"). Our management team identified Template as a provider of technologies that would enable us to be one of the first to market with a comprehensive product portfolio representing the next generation of EAI solutions for eBusiness. In connection with the acquisition of Template, we acquired significant intellectual property assets, including Geneva Enterprise Integrator and Geneva Business Process Automator. These products, together with our existing software portfolio, provide customers a comprehensive suite.

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

  We were incorporated in New York in 1988, and re-incorporated in Delaware in 1999. Our principal executive offices are located at 8000 Regency Parkway, Cary, North Carolina, 27511, and our telephone number is (919) 380-5000.

Industry Background

  A significant challenge facing global 5000-sized organizations today is the integration and management of critical business applications which run on disparate or otherwise incompatible computer systems. Business and competitive pressures are pushing companies to move towards an eBusiness model as quickly as possible in order to remain competitive and viable in an increasingly online, information-driven economy. eBusiness systems involve a combination of consumer-oriented or business-to-business eCommerce, internal and external data exchange, online customer service, customer relationship management and value chain integration processes. Inter-operability and information exchange between new and legacy systems within the extended enterprise are key components for a successful eBusiness strategy, as is the ability to link those applications and processes in extremely secure and highly reliable ways. Organizations must also ensure that large volumes of eBusiness transactions can be processed in Internet time and incorporate the entire extended, integrated enterprise processing environment into a reliable, scalable, robust and manageable infrastructure. The eBusiness model and the competitive need for rapid access to business-critical information from across the enterprise are together driving an increasing demand for Internet-enabled information systems that can also offer enterprise-wide views of a company's business information. Further, information systems departments of global 5000-sized companies are compelled by both economic necessity and internal mandates to find ways to leverage their existing investments in information technology.

  Enterprise application integration solutions, including those developed by Level 8, are designed to provide these capabilities through an open, enterprise-wide infrastructure that can accomplish the complete integration of a company's entire computing systems environment, including technologies enabling eBusiness and eCommerce.

  There is currently a movement toward "virtual enterprises" that must link application systems from different companies in the supply chain. Additionally, e-Commerce and customer service on the Web require communication between Web-based, front-end systems (e.g., payment systems) and back-end systems, for example inventory, accounts receivable and invoicing systems.

  Key factors driving the current need for enterprise application integration solutions in the eBusiness integration software market include:

  . The current computer systems of most companies were developed in an era when systems tended to be self-contained and were not developed with the Internet in mind. The ability of the systems to communicate with other systems was not emphasized. As a result, many current systems are not designed to accommodate communications with different systems. The ability to integrate the Internet and Web-based technologies with a company's core business systems provides business value by adding new revenue models (eCommerce) and improving customer service.

  . Web-based customer self-service is becoming the standard for forging more meaningful customer relationships.

  . Integrating with company business partners and supply chain partners is now a key differentiator for business inventory costs and increases profitability.

  . Many global 5000-sized companies have made significant investments in ensuring that their existing computer systems will function properly in the Year 2000 and beyond. The size of the investments made by these companies addressing Year 2000 problems is forcing information systems departments to find ways to leverage such investments by extending the life of current systems. By providing Web-based access to core business systems, companies can leverage these investments.

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

  . Many Global 5000-sized companies addressed computer system development problems by adopting new technologies as they have emerged. This approach has resulted in increasingly diverse computing environments that mix a variety of hardware platforms, operating systems and programming languages.

  . Global 5000-sized companies have dramatically increased their use of the Internet and intranets both to expedite internal communication and to support business-to-business and business-to-consumer transactions. This increased use has created strong demand for an entirely new class of enterprise-wide computer applications. Meeting this demand in a cost efficient manner requires modernizing existing systems to enable them to support eBusiness and eCommerce applications, as well as developing new applications.

  . As a result of mergers and acquisitions, the computer systems of many companies have become considerably more complex at an enterprise-wide level. The increased complexity results from the fact that the newly-acquired computer systems are rarely compatible with the existing computer systems. Furthermore, there are often redundancies between the respective systems that make integration more difficult.

Our Solution

  We are a leading provider of eBusiness integration software for integrating enterprise applications both within the enterprise and between business-to-business partners. Different computer systems and the applications developed for them vary widely in the ways in which they send, receive, view and process information. As a result, diverse applications running on different systems cannot work together because information cannot generally be exchanged between them.

  Our products are designed to enable the sharing of information between disparate systems by automatically transforming the data from one system into the formats and representations that can be used by other application systems. This means organizations can link legacy systems to other legacy systems, to new systems, and also to the Web. In this way our products can facilitate the delivery of timely enterprise-wide views of critical business information while substantially reducing the need for complex and costly manual programming and ongoing software program modifications.

  Our software is flexible enough to link together a wide array of applications operating on disparate systems, and can scale to meet the challenges of growth and technological development in even the most heterogeneous computing environments. Most significantly, our products allow enterprises to utilize their core system functions for new uses including Web access. This allows for the full support of eBusiness and eCommerce and closer relationships with business-to-business partners and suppliers.

  Our solution to solving business integration challenges provides the following key benefits:

  Supports Rapid Implementation of eBusiness Solutions. Our Geneva Integration Suite enables rapid eBusiness implementations, reducing installation and integration costs, including the extension of ERP packages, and provides an open platform for integrating new or acquired applications, systems and architectures.

  Links Existing Operational Systems to The Internet. The Geneva Integration Suite can transmit communications via the Internet as well as between applications. It can automatically collect messages or packets of information and processing instructions, from existing legacy systems and transform them into forms that can be exchanged via the Internet with other applications running on diverse platforms, and vice versa. These powerful features allow organizations to Web-enable existing application systems, expanding their functionality and extending their life cycles by opening them up for intranet and Internet-based eBusiness and eCommerce.

  Preserves Existing Information Technology Investment. Traditionally, larger organizations have relied on mainframe computers to run their core business programs. To date, there has been a tremendous investment in these mainframe legacy systems. More recently, there has been large investments made in other computing

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

platforms (e.g., midrange, client/server, LANS and Web), which are not readily compatible with each other or with legacy mainframe systems. Linking together newer computing platforms and applications to existing systems helps preserve and increase the return on the investments made by organizations in their information technology systems.

  Additionally, by linking the flexibility and innovations available on newer computing platforms and applications to the rich databases and functions that are typically maintained on the larger mainframe computers, organizations can utilize this information in new ways. The Geneva Integration Suite helps organizations bridge the gap between legacy systems and newer platforms and the result is the extension of existing capabilities to modern architectures, such as the Web, thereby preserving the existing information technology investment.

  Improves Efficiency of Existing Enterprise Infrastructure. The high throughput capability of the Geneva Integration Suite of products enables organizations to provide just-in-time data delivery across a wide variety of systems and among people in a unified business process. By removing the bottlenecks to the integration of people, process and data, our software products support numerous business critical computing operations such as business process automation, data replication, data warehousing and transaction-based processing.

  Supports Broad Range of Applications, Platforms and Standards. The IT departments of larger enterprises need solutions to integrate a broad array of applications and platforms using a wide variety of industry standards to ensure ease of implementation and integration into existing environments. Our products provide enterprise application integration solutions that support common industry standards and can handle a wide array of disparate applications, platforms and data types. The Geneva Integration Suite can be used to link custom or packaged applications together regardless of the tools or programming language used. The Geneva Integration Suite ties together applications running on a variety of popular operating systems including; Windows NT, UNIX, Solaris, MVS, VMS, OS/400 and many other operating systems that run on hardware platforms from vendors such as Hewlett Packard, Sun, Compaq/Digital, Dell and IBM.

  Ease of Implementation and Enhanced Information Technology Productivity. The Geneva Integration Suite allows IT departments to create comprehensive data transformation and information exchange solutions without the need for custom coding. Our products provide pre-built adapters for a wide variety of different systems that are pre-programmed for transforming data into the format required by that system and transporting it using the appropriate transport mechanism. This greatly simplifies and speeds development of enterprise application integration solutions. The Geneva Integration Suite allows the IT department to instantly integrate new and existing systems with little or no customization required.

Our Strategy

  Our goal is to be a recognized global leader in the growing market for enterprise application integration solutions for eBusiness and eCommerce. The following are key elements of our strategy:

  The Geneva Integration Suite. No single product, technology or paradigm answers all of a large organization's integration challenges. Our eBusiness integration software portfolio provides the most comprehensive suite of integration software products available for eBusiness integration. We offer a suite of integration products under the Geneva brand name. The Geneva Integration Suite is a set of eBusiness integration software products that supports business process automation, application integration, enterprise messaging and application engineering. Our strategy for evolving the Geneva Integration Suite is threefold: 1) make substantial investments in research and development focusing enhancing/extending the products in the suite, 2) add market-driven functionality based on customer requirements and feedback and 3) add complementary products and technologies via strategic acquisitions.

  Expand Worldwide Sales and Marketing Capability. We are making considerable investments in worldwide sales and marketing in an attempt to acquire market share in a high growth market. Specifically, we are increasing our sales and marketing personnel and programs around the globe. Worldwide sales personnel

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

grew approximately 105% during the first half of 2000. The sales team includes account executives, inside sales (or telephone sales) personnel and sales engineers. We also intend to continue to expand our global sales coverage through additional direct sales offices and the expansion of indirect channels. To support indirect sales we have already established joint marketing relationships with original equipment manufacturers, independent software vendors and value added resellers, including IBM, Microsoft, Hewlett-Packard, Unisys, Cambridge Technology Partners, Amdocs, Tanning Technology Corporation, Emplifi, Clarus Corporation, Catalyst and Crystal Solutions.

  Maintain Global Presence. Our strategy for sales and marketing is to become recognized among IT professionals as a global provider of eBusiness integration software. More than 50 percent of Fortune Magazine's 1999 Global 500 were headquartered outside of the United States. In recognition of this, we continue to support our international sales and marketing efforts. We had a strong international presence during 1999, accounting for 67% of revenue.

  Leverage Strategic Partners. We also intend to continue expanding sales through both direct and indirect sales channels. As part of this strategy, we continue to work on strengthening and growing our relationships with Microsoft, IBM, Hewlett-Packard and other strategic partners. Our strategy is to use the market visibility of key customers to engage strategic partners to then leverage their lead generation capacity to create new sales opportunities for our eBusiness integration software.

  We have also aggressively pursued original equipment manufacturer ("OEM") partners who wish to embed our eBusiness integration software products into their own products or solutions. These OEM partners include Clarus Corporation, which embedded Geneva Integration Broker into the Company's eProcurement application; Catalyst, which embedded Geneva Message Queuing into its warehouse management application; and Crystal Solutions, which is using the Geneva products in its eBusiness solutions.

  Expand into New Markets. In the past, we have served many customers in the highly demanding financial services, insurance and telecommunications markets. Our strategy is to apply our experience with these customers to other vertical markets. Specifically, we intend to further penetrate the retail and transportation sectors as well as providing Internet integration solutions for any company trying to establish a presence in the emerging eCommerce sector. We plan to accomplish this objective by redirecting our sales and marketing efforts worldwide.

Products

  Geneva Integration Suite

  We offer a suite of products under the Geneva brand name. These products, ranging from business process automation, application integration, enterprise messaging and application engineering, are all components of the Geneva Integration Suite. The Geneva Integration Suite makes information systems work together seamlessly for a totally connected, eBusiness-enabled extended enterprise.

  The primary use of Geneva technology is to provide an end-to-end infrastructure for eBusiness, including:

  .  Integrating Web and legacy applications

  .  Real-time access to enterprise information over the Internet

  . Linking business partners in an integrated supply chain across the Internet

  The primary benefits of the Geneva technology are:

  .  Acceleration of the creation and deployment of new eBusiness systems

  . The leveraging of existing information systems when building new eBusiness systems

  .  Robust, transactional infrastructures for eBusiness

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

  Geneva Products

  The Geneva Integration Suite has six core components which provide the most complete suite of integration software products available for eBusiness integration. These components include Geneva Enterprise Integrator (formerly Enterprise Integration Template), Geneva Business Process Automator (formerly Business Process Template), Geneva Integration Broker (formerly Geneva Integrator), Geneva Message Queuing, Geneva AppBuilder (formerly Seer*HPS) and Geneva XIPC (formerly XIPC).

  Geneva Enterprise Integrator. Geneva Enterprise Integrator is an integration tool that provides unified, real-time views of enterprise business information for eBusiness applications. Real-time integration of back-end enterprise business systems with Web-based applications is an essential component in meeting rising customer expectations of eCommerce, Web-based customer service and enterprise portal applications. Geneva Enterprise Integrator also leverages a high performance, memory-based information cache to provide an infrastructure that will support the performance demands of Internet-style computing.

  Geneva Business Process Automator. Geneva Business Process Automator is a product designed to work with Geneva Enterprise Integrator for automating the many business processes that an organization uses to run its operations. Business process automation enables the automation of information workflows, designed by business experts, and spanning front and back office systems. Business process automation provides business analysts with a set of easy-to-use tools for defining, changing and refining the exchange of information and the workflow for a domain-specific business process.

  Geneva Integration Broker. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. The key feature of Geneva Integration Broker is its support for XML and other standards for open data exchange on the Internet. The product provides a robust platform for building eBusiness applications that integrate with existing back-office systems. Geneva Integration Broker's support for open data exchange and secure Internet transports make it an excellent platform for building Internet-based business-to-business solutions.

  Geneva Message Queuing. Geneva Message Queuing is a reliable enterprise connectivity product for Microsoft and non-Microsoft applications. The primary use is for guaranteed, transactional, once and only once connectivity of Windows-based Web applications to back-office information resources like mainframes and other legacy systems. Microsoft's Web application platform, called Windows DNA, is one of the dominant architectural models for building eBusiness applications. Geneva Message Queuing provides native interoperability essential for deploying Windows DNA applications in a heterogeneous environment.

  Geneva XIPC. Geneva XIPC (formerly XIPC) provides similar, guaranteed delivery of information between applications. The difference being that where Geneva Message Queuing is based around a Microsoft standard, Geneva XIPC is for use with Linux and other brands of UNIX servers. The Linux platform was the largest growing server platform during 1999. The UNIX/Linux family of servers, from companies like Sun Microsystems, IBM and Hewlett Packard, are the dominant Web Server and Web Application Server platforms. Geneva XIPC enables Linux and UNIX Web and Applications Servers to communicate reliably.

  Geneva AppBuilder. Geneva AppBuilder is a set of application engineering tools that assists customers in developing, adapting and managing enterprise-wide computer applications for the Internet/intranets and client/server networks. The product is designed to enable users to define in a high level, simplified language tasks and operations the users would like an application to perform. Users can then simply "push a button" and Geneva AppBuilder automatically generates the necessary software programming to perform the tasks and operations defined. This significantly accelerates the development and deployment of highly complex, large-scale, custom enterprise applications and greatly enhances the productivity of programming resources.

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

  Future Integration and Product Development

  We intend to enhance the Geneva suite of products to meet marketplace needs as they evolve. We are making substantial investments into all areas of research and development to meet the demands of current and future markets.

  We feel that the strength of our product line is its diversity. We believe that by creating native integration between the different components of the Geneva Integration Suite, we will be able to provide more comprehensive solutions for our customers, such as the use of Geneva XIPC to enhance the functionality of Geneva Message Queuing Version 2.0.

  Similarly, our two primary application integration technologies, Geneva Integration Broker and Geneva Enterprise Integrator, include a base level of integration. Native robust integration between the two products will provide the ability for customers to leverage the best attributes of both products.

  Other areas of product enhancement include monitoring the emerging Internet standards such as XML and Java to provide the proper level of support and integration for all our products.

  We also intend to extend the Cicero technology, acquired from Merrill Lynch in August 2000, to provide enterprise-wide business process automation. We will also plan to collaborate with Merrill Lynch and develop a universal integration bus for the enterprise.

  Services

  We provide a full spectrum of technical support, training and consulting services as part of our commitment to providing our customers industry-leading enterprise application integration solutions. We believe our worldwide consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of Global 5000 companies.

  Maintenance and Support

  We offer customers varying levels of technical support tailored to their needs, including periodic software upgrades, telephone support and twenty-four hour, seven days a week access to support-related information via the Internet.

  Training Services

  Our training organization offers a full curriculum of courses and labs designed to help customers become proficient in the use of our products and related technology as well as enabling customers to take full advantage of our field-tested best practices and methodologies.

  Consulting Services

  We offer consulting services around our product offerings in project management, applications and platform integration, application design and development, application renewal and eBusiness and eCommerce enablement, along with expertise in a wide variety of development environments and programming languages. We also have a very active partner program for recruiting leading IT consulting and system integration firms to provide services for the design, implementation and deployment of our eBusiness solutions. Our consulting organization supports third party consultants by providing architectural and enabling services.

  Customers

  Our products and services are currently used by thousands of software developers. In addition, hundreds of enterprise-wide applications built and integrated through our products are used daily by over a million end users worldwide. Our customer base includes major corporations around the world such as Amdocs Software Systems Limited, Cirquit.com, Enron Corporation, Spacenet Inc., Merrill Lynch, Pierce, Fenner &

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Smith Incorporated, Paine Webber Inc., Siemens Power Transmission &
Distribution, Inc., Sikorsky Aircraft Corporation, Sunrider International, EDB 4tel AS, Wells Fargo Bank, N.A., WinStar Wireless, Inc. and United Healthcare Services, Inc. Industries that are significantly represented in our customer base include: financial services, insurance, retail, manufacturing, telecommunications, transportation, and government. ABN AMRO was our only customer accounting for more than 10% of 1997 and 1998 historical operating revenue. No one customer accounted for more than 10% of operating revenues in 1999.

  We seek strong relationships with our customers in order to gain an in-depth understanding of the business and technology challenges they face. We have established an international customer advisory board that will follow the Geneva Integration Suite. It will be used to present new information, address customer requirements and concerns, and provide a constructive and open forum for interaction. The volunteer members of the customer advisory board will represent our global customer base and act as a sounding board for new ideas and initiatives, as well as provide a means for information flow and feedback regarding our products and services.

  In many areas around the world, local customers also hold periodic regional user group meetings that we support and encourage. Additionally, we receive a great deal of feedback through our consulting services and technical support organization regarding the effectiveness of our products in meeting customer needs.

Sales and Marketing

  Sales

  To reach a broad potential customer base, we have pursued multiple distribution channels, including a direct sales force, as well as third party relationships with distributors, value-added resellers, systems integrators and IT consulting firms.

  Our direct sales force focuses on large customers and leverages our industry experience to access target organizations within particular vertical markets. These markets are characterized by business areas to which our products are particularly well suited, and businesses that possess the financial resources and scale of operations necessary to support the engagement.

  We identify leading organizations in each focus industry and seek to provide an initial solution that builds on one of our eBusiness integration software products. After initial success, we will attempt to sell a broader set of software solutions to the customer. We intend to target additional industries in which our business area expertise and advanced software technology can be applied.

  An important element of our sales strategy is to expand our relationships with third parties to increase market awareness and acceptance of our integration software solutions. As part of these relationships, we generally provides training and other support necessary to promote the market acceptance of our products.

  Our current direct sales staff has substantial knowledge of our products and service offerings as well as general experience in the software industry. As we expand out direct sales force, we are recruiting sales people with equivalent general experience in the software industry and successful track records in selling enterprise-class software products.

  We are organized worldwide into two major geographic divisions for sales of our software products: the Americas and Europe. One general manager heads each of these sales divisions. We have 15 sales offices in the United States. The international territories currently include the United Kingdom, Germany, Denmark, Sweden, Italy and France. The General Managers' respective operations include sales and consulting services for new and existing customers.

  Approximately $18 million or 34% of our 1999 revenues were generated from the United States and approximately $35 million or 66% was generated outside the United States. The geographic distribution of our revenues may change in the future.

  Marketing

  The target market for our products and services are Global 5000 companies. The rapid deployment of the Internet and intranet technology is driving companies to find ways to take advantage of these new technologies out of competitive necessity. As a result, information systems departments are compelled by both economic necessity and internal mandates to find ways to leverage their investment in current information technology.

  In addition, the lines between "new" development and what has in the past been considered "maintenance" are blurring. We believe more and more of the "new" development going forward will be in the area of enhancing the functionality of existing operational systems in an enterprise's current computing infrastructure. This will result in the identification of new and emerging opportunities for enterprise application integration solutions.

  Our marketing staff has an in-depth understanding of the global software marketplace and the needs of customers in that marketplace, as well as experience in all of the key marketing disciplines. The staff also has broad knowledge of our products and services and how they can meet customer needs.

  Marketing is headed by a senior vice president of worldwide marketing who manages an international staff. Core marketing functions including product management, product marketing, marketing communications, strategic alliances and public relations, which include investor and industry analysts, are handled by the corporate marketing staff. Regional marketing programs are supported by corporate staff as well as by marketing staff based in the Company's European headquarters in the UK, with support from local marketing resources in the regional offices.

  We utilize a wide variety of marketing programs that are intended to attract potential customers and to promote Level 8 and our brands. We use a mix of market research, analyst updates, seminars, advertising, telemarketing, direct mail, tradeshows, webcasts, speaking engagements, public relations, and web site marketing in order to achieve these goals.

  The marketing department also produces collateral material for distribution to prospects including demonstrations, presentation materials, white papers, case studies, articles, brochures and data sheets. We also intend to implement an alliance cooperative marketing program to support its channel partners with a variety of programs, incentives and support plans.

  We have increased our investment in marketing significantly. Management intends to continue to increase our sales and marketing staff worldwide and significantly increase the marketing budget.

  We have a key strategic relationship with Microsoft. Microsoft has licensed from us software originally developed by us that enables its Windows NT server platforms to integrate with IBM's MQ Series message- oriented middleware, which currently represents a significant share of the worldwide message-oriented middleware market. Microsoft has shipped this software as part of its Windows 2000 operating system and will make it available to its Windows NT server platform customers through its website. Microsoft also currently recommends Geneva Message Queuing as its preferred implementation of the MSMQ functionality on operating systems other than Microsoft Windows.

Research and Product Development

  We have made substantial investments in research and development. We conduct research and development to enhance our existing products and to develop new products. We intend to focus our research and development efforts on integrating and evolving our Geneva product line in such a manner that all products can interact with each other to provide customers a comprehensive enterprise application integration solution.

We had research and development expense of $4.8 million during the first six months of 2000. The increase of 47% in the first six months of 2000 compared to the same period of 1999 is primarily attributable to the acquisition of Template. We had research and development expense of $6.8 million, $2.8 million and $1.1 million in 1999, 1998 and 1997, respectively. This resulted in increases in research and development expenses of 145% from 1998 to 1999, and 163% from 1997 to 1998. The increase in 1999 is primarily attributable to the acquisitions of Seer and and our investments in new products, primarily version
2.0 of Geneva Integration Broker, which was released in the second quarter of 1999 and version 2.0 of Geneva Message Queuing, which was released in the fourth quarter of 1999. This trend is expected to continue along with our ongoing efforts to strengthen and evolve our messaging, enterprise application integration and application engineering products.

  The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Our future success will depend to a substantial degree upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards.

  Our budgets for research and development are based on planned product introductions and enhancements. Actual expenditures, however, may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends.

  The introduction of new or enhanced products also requires us to manage the transition from older products in order to minimize disruption in customer ordering patterns, as well as ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that we will successfully develop, introduce or manage the transition to new products.

  We have in the past, and may in the future, experience delays in the introduction of its products, due to factors internal and external to our business. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect our results of operations, particularly on a quarterly basis. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Years Ended December 31, 1997, 1998, and 1999--Research and Development."

Competition

  The eBusiness integration software market includes a large number of participants, is subject to rapid changes, and is highly competitive. These markets are highly fragmented and served by numerous firms, many of which address only their respective local markets. Clients may elect to use their internal information systems resources to satisfy their needs, rather than using those offered by Level 8.

  The rapid growth and long-term potential of the market for enterprise application integration solutions make it attractive to new competition. Many of our competitors have greater name recognition, a larger installed customer base and greater financial, technical, marketing and other resources than us. We believe that we offer a broader range of enterprise application integration solutions than our competitors, and therefore generally compete on a product-by-product basis.

  Representative Competitors

  . In the Message Queuing market, primary competition comes from IBM with its MQSeries product

  . In the Enterprise Application Integration market, primary competition comes from NEON, Active Software, Tibco, Mercator, IBM and Candle

  . In the Business Process Automation market, primary competition comes from Vitria and IBM

  . In the Application Engineering market, primary competition comes from Sterling Software and Platinum Technology

  We believe that our ability to compete depends in part on a number of competitive factors outside our control, including the ability of our competitors to hire, retain and motivate senior project managers, the ownership by competitors of software used by potential clients, the development by others of software that is competitive with our products and services, the price at which others offer comparable services and the extent of our competitors' responsiveness to customer needs.

Intellectual Property

  Our success is dependent upon developing, protecting and maintaining our intellectual property assets. We rely upon combinations of copyright, trademark and trade secrecy protections, along with contractual provisions, to protect our intellectual property rights in software, documentation, data models, methodologies, data processing systems and related written materials in the international marketplace. In addition, we have patents with respect to certain of our products. Copyright protection is generally available under United States laws and international treaties for our software and printed materials. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country.

  We use the trademarks "Level 8", "Level 8 Systems", "Level 8 Technologies", "Geneva", "Geneva Integration Suite", "Geneva Message Queuing", "Geneva XIPC", "Geneva Integration Broker", "Geneva Enterprise Integrator", "Geneva Business Process Automator", "Geneva AppBuilder" and "MonitorMQ."

  There can be no assurance that the steps we have taken will prevent misappropriation of our technology, and such protections do not preclude competitors from developing products with functionality or features similar to our products. Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to our technologies. If we fail to or are unable to protect our proprietary technology, it could have a material adverse effect on our business, operating results and financial condition.

  Although we do not believe that our products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against us or our customers in the future. In addition, we may be required to indemnify our distribution partners and end users for similar claims made against them. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as a plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks whether or not said litigation is resolved in our favor, which could have a material adverse effect on our business operating results and financial condition.

  As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, could be time consuming and expensive to defend and could adversely affect our business, operating results and financial condition.

Employees

  As of July 31, 2000, we had a total of 450 employees. Our continued success is dependent on our ability to attract and retain qualified employees. During the second half of 1999, we significantly increased our number of employees through the Template acquisition and through internal hiring. Due to the competitiveness in the market for employees, we may experience future difficulty in recruiting and retaining staff.

  We believe that to fully implement our business plan we will be required to enhance our marketing functions by adding additional marketing personnel. In addition, we believe that additional sales executives will be required to support our sales operations. Although we believe that we will be successful in attracting and retaining qualified employees to fill these positions, no assurance can be given that we will be successful in attracting and retaining these employees now or in the future.

  Our employees are not represented by a union or a collective bargaining agreement.

Properties

  Our worldwide corporate headquarters is located in approximately 54,000 square feet in Cary, North Carolina pursuant to a lease expiring in 2004. The United States operations groups are based in the Cary office, with field offices in the following locations: Scottsdale, Arizona; San Francisco and Los Angeles, California; Denver, Colorado; Orlando, Florida; Atlanta, Georgia; Chicago, Illinois; Overland Park, Kansas; East Lansing, Michigan; Plymouth, Minnesota; New York, New York; Norristown, Pennsylvania; Warwick, Rhode Island; Plano and Austin, Texas; Dulles, Virginia; and Bellevue, Washington. The foreign operations groups are based in London, England with field offices in the following locations: Sydney, Australia; Copenhagen, Denmark; Manchester, England; Paris, France; Frankfurt, Germany; Milan, Italy; Stockholm, Sweden; and Nieuwegein, The Netherlands. We also maintain an office in Limerick, Ireland on a set fee arrangement. The research and development and customer support groups are located in New York, New York; Dulles, Virginia; Cary, and London.

  As of December 27, 1999, we own a building in Windsor, England due to the acquisition of Template. We are in the process of selling this building.

Legal Proceedings

  On April 6, 1998, the Company sold substantially all the assets and operations of its wholly owned subsidiary ProfitKey International, Inc. ("ProfitKey"). According to the terms of the ProfitKey sale agreement, the purchase price is subject to adjustment to reflect any variance in working capital from a specified amount. The purchaser notified the Company that it believes there are substantial adjustments which would require a reduction in the purchase price. The Company and the purchaser, pursuant to the terms of the settlement agreement, entered into arbitration proceedings to resolve this matter. Subsequent to June 30, 2000 this matter was resolved for an immaterial amount.

  In December 1997, Seer filed a lawsuit against Saadi Abbas ("Abbas") and Cambridge Business Solutions (UK) Limited ("CBS") concerning a dispute over a license agreement between Seer, CBS, and Abbas. These entities counterclaimed against Seer. The case has proceeded through discovery and various other procedural events and all that remains of the litigation at this point in time are various claims against Seer by Abbas. In July 1999, most of those claims were struck out by the court in London, England as unarguable or otherwise time barred. The Company intends to continue to vigorously defend against the few remaining claims. One claim that was struck out is subject to appeal. The Company has made provision for its estimated costs to resolve this matter. Management does not believe at this point in the litigation that any additional amounts required to ultimately resolve this matter will have a material effect on the financial position, cash flows, or results of operations of the Company.

  From time to time, the Company is a party to routine litigation incidental to its business. As of the date of this Report, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth certain information regarding our executive officers and directors.

             Name              Age                   Position
             ----              ---                   --------
 Arie Kilman.................   47 Chairman of the Board, Chief Executive
                                   Officer and Director
 Steven Dmiszewicki..........   37 President, Chief Operating Officer and
                                   Director
 Samuel Somech...............   48 Chairman Emeritus, Chief Technology Officer
                                   and Director
 Dennis McKinnie.............   43 Vice President, Chief Legal and
                                    Administrative Officer and Corporate
                                    Secretary
 Renee Fulk..................   31 Chief Financial Officer, Treasurer and
                                   Assistant Secretary
 Michel Berty, Ph.D..........   61 Director
 Robert M. Brill, Ph.D.......   53 Director
 Anthony C. Pizi.............   41 Director
 Theodore Fine...............   63 Director
 Lenny Recanati..............   46 Director

  Arie Kilman has served as Chairman of the Board of Directors since July 1997. Mr. Kilman has also been Chief Executive Officer since July 1996. He was President of the Company from July 1996 to October 1996. He previously served as Chairman of the Board of Directors of the Company from December 1994 to July 1996. He is a citizen of Israel.

  Steven Dmiszewicki has served as Chief Operating Officer since January 1999, as President since June 1999 and as Director since June 2000. Mr. Dmiszewicki served as Co-President and Chief Financial Officer of Seer Technologies, Inc. ("Seer") from May 1998 to January 1999. From October 1996 to May 1998, he served as Senior Vice President and Chief Financial Officer of Seer. From July 1996 to October 1996, he was employed by Healthpoint G.P. as Vice President, Chief Financial and Administrative Officer. From February 1996 to July 1996, Mr. Dmiszewicki served Seer as Vice President and Chief Financial Officer. From February 1993 until February 1996, Mr. Dmiszewicki served as Seer's Vice President--Finance. Mr. Dmiszewicki, a Certified Public Accountant, obtained his B.S. in Business Administration from Bucknell University.

  Samuel Somech served as President of the Company through June 1999, as Chairman Emeritus since July 1999, as Chief Technology Officer of the Company since October 1996, and as a Director of the Company since April 1995. Mr. Somech served as Vice President of the Company from April 1995 to October 1996. He also served as the Technical Director, Messaging Group, of Apertus Technologies, Inc. from January 1994 to March 1994 and Technical Director, Messaging Group, of NYNEX from September 1990 to December 1993. Mr. Somech co-founded Level 8 Technologies, Inc. with Theodore Fine in February 1994. We acquired Level 8 Technologies, Inc. in 1995 and it remains a wholly-owned subsidiary. Mr. Somech is a citizen of Israel.

  Dennis McKinnie has served as Senior Vice President, Chief Legal and Administrative Officer and Corporate Secretary of the Company since January 1999. Previously, Mr. McKinnie served as Vice President, Chief Legal and Administrative Officer and Corporate Secretary of Seer since April, 1998. Prior to that, Mr. McKinnie was Vice President and General Counsel of Seer. He has also served as Corporate Secretary of Seer since February 1996 and as Assistant Secretary prior thereto. From September 1989 to October 1994, he was associated with the Atlanta, Georgia law firm of Powell, Goldstein, Frazer & Murphy LLP, where he was a member of that firm's Technology Litigation Group. Prior to becoming associated with Powell Goldstein, he was Staff Counsel to the Supreme Court of the United States. During his 16 years of law practice, he also clerked for the Alabama Supreme Court and the United States Court of Appeals for the Eleventh Circuit. Mr. McKinnie holds a B.A. from Union University and a J.D. from the Cumberland School of Law of Samford University.

  Renee Fulk currently serves as the Chief Financial Officer of the Company. Ms. Fulk served as Vice President, Finance for the Company from January 1999 to December 1999. Prior to this position, she served as Seer's Director of Corporate Finance and Director of Finance for the Americas Operating Division. From March 1996 to November 1996, she was employed as Seer's Manager of Financial Reporting. Prior to joining Seer, Ms. Fulk was with Deloitte & Touche, LLP from August 1990 to March 1996. Ms. Fulk, a Certified Public Accountant, obtained her B.S. in Accounting from East Carolina University.

  Michel Berty, Ph.D. has served as a director of the Company since July 1997. Since April 1997, Dr. Berty has been the owner of MBY Consultant, Inc. Dr. Berty currently serves as a director of Sapiens International Corporation, N.V., I Gate Capital, Merant, Elligent Consulting Group, Inc. and NetGain, Inc. Dr. Berty served as the Chairman of the Board and Chief Executive Officer of Cap Gemini America (an international information technology consulting firm) from 1993 to April 1997. From 1986 to 1992, he served as the General Secretary of the Gemini Sogeti Group (the parent corporation of Cap Gemini America).

  Robert M. Brill, Ph.D. has served as a director of the Company since March 1998. Dr. Brill also serves on the Audit Committee of the Board of Directors. Dr. Brill is a General Partner of New Light Management, L.P., Newlight Associates (BVI), L.P., and Poly Ventures II, L.P., venture capital funds specializing in investments in high technology companies. He is also a director of Standard MicroSystems Corporation. Prior to 1989, Dr. Brill had been the Chief Executive Officer of several high technology companies and has held executive and technical positions with Harris Corporation and IBM. Dr. Brill received degrees in engineering physics and physics from Lehigh University and a Ph.D. in physics from Brown University.

  Theodore Fine has served as a director of the Company since April 1995. He currently serves on the Audit and Compensation Committees of the Board of Directors. Mr. Fine co-founded Level 8 Technologies, a subsidiary of the Company, with Mr. Somech in February 1994. Mr. Fine is also a director and the Chief Executive Officer of Buysmart Enterprises, Inc. Since January 1993, Mr. Fine has been a management information systems consultant to the financial community and, from April 1995 to July 1996, served as a marketing and sales consultant to the Company. From March 1974 to December 1992, Mr. Fine was Vice President of Technology for Retail International Operations of CitiBank, N.A.

  Anthony C. Pizi has served as a director of the Company since August 2000. He is First Vice President and Chief Technology Officer of Merrill Lynch's Private Client Technology's Architecture and Service Quality Group. Mr. Pizi's 16 years with Merrill Lynch includes assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University. Mr. Pizi sits on the Board of Directors for StarQuest Software, Inc. and is on the Technical Board of Crossgain Corporation.

  Lenny Recanati has served as a director of the Company since December 1994. He currently serves on the Audit and Compensation Committees of the Board of Directors. Mr. Recanati has been an executive with Discount Investment Corporation Ltd. since 1983 and is currently an Executive Vice President and Director. He serves on the Board of Directors of IDB Holdings Ltd. and of a number of Israeli industrial and other enterprises connected with DIC and PEC, including Chairman of Ilanot-Betucha Investment House Ltd. and Liraz Systems Ltd. Level 8 Systems Inc., Klil Industries Ltd., Bayside Land Corporation Ltd., Tefron Ltd., Tambour Ltd., Elron Electronic Industries Ltd., Elbit Systems Ltd., SuperSol Ltd. He received his bachelors degree in economics from the Hebrew University of Jerusalem and he holds a masters degree in business administration from Columbia University.

Committees of the Board of Directors

  Messrs. Fine, Kilman and Recanati presently serve on the Compensation Committee of the Board of Directors. The Compensation Committee has (i) full power and authority to interpret the provisions of and supervise the administration of the Company's 1995 Stock Incentive Plan, the 1997 Stock Option Plan, the Company's Employee Stock Purchase Plan (U.S.), the Company's International Stock Purchase Plan and the Company's Outside Directors Stock Incentive Plan, and (ii) the authority to review all compensation matters relating to the Company. The Compensation Committee met ten times during fiscal 1999.

  During 1999, Mr. Frank J. Klein served as a member of the Company's Board of Directors. He tendered his resignation effective December 31, 1999. During 1999, he served on the Compensation and Audit Committees.

  Messrs. Brill, Fine and Recanati presently serve on the Audit Committee of the Board of Directors. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee met six times during fiscal 1999.

  The Board of Directors does not have a nominating committee.

  The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

Director Compensation

  In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this plan, the outside directors may be granted an option to purchase 12,000 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. These options vest over a three year period in equal investments upon the eligible Director's election to the Board. Newly elected eligible directors are also eligible to receive an option to purchase 12,000 shares upon initial election or appointment. The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common shares in lieu of cash, subject to approval by the Board of Directors. In addition, the plan permits the Board of Directors to grant discretionary awards to eligible directors under the plan. Pursuant to the Outside Director Stock Incentive Plan, Messrs. Berty, Brill and Fine received options to purchase 12,000 shares of common stock at an exercise price of $9.00 per share. Dr. Brill received options to purchase an additional 6,000 shares of common stock pursuant to the 1997 Stock Option Plan at an exercise price of $12.5781 for his service on the Audit Committee. Mr. Fine received options to purchase an additional 16,000 shares of common stock at an exercise price of $9.00 per share for his previous uncompensated service on the Board. Those options also vest over a three-year period in equal installments upon their re-election to the Board.

  Michel Berty is entitled to receive $12,000 each year for serving as a Director, and, in addition to the above detailed options, he previously received options to purchase 12,000 shares of common stock at an exercise price of $12.75 per share. None of the Company's other Directors received additional monetary compensation for serving on the Board of Directors of the Company in 1999, other than reimbursement of reasonable expenses incurred in attending meetings.

  Dr. Brill was previously granted options to purchase 12,000 shares of common stock of the Company at an exercise price of $8.50. Those options vest in equal installments over a four year period beginning in 1998.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is comprised of Messrs. Fine, Kilman and Recanati. Mr. Kilman is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Except for Mr. Kilman, none of the other members of the Compensation Committee has served as an executive officer of the Company and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Fine, Kilman or Recanati have served as executive officers. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

Executive Compensation

  The following summary compensation table sets forth the compensation earned by the Company's current Chief Executive Officer and the four other executive officers serving or having served at the end of fiscal 1999 whose salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 1999. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 1999, see "Option Grants in Fiscal 1999."

                           Summary Compensation Table

                              Annual Compensation

                                                             Securities
   Name and Principal    Fiscal              Other Annual    Underlying     All Other
        Position          Year   Salary     Compensation(1)   Options      Compensation
   ------------------    ------ --------    ---------------  ----------    ------------
Arie Kilman.............  1999  $120,000(1)    $ 90,000(2)    200,000(3)       $ 0
 Chief Executive
  Officer,                1998  $115,000(4)    $ 96,350(5)          0          $ 0
 Chairman of the Board
  and Director            1997  $112,500       $      0             0          $ 0

Steven Dmiszewicki......  1999  $200,000       $200,000(6)     35,000(7)
 President                1998  $      0       $      0       200,000(8)

Samuel Somech...........  1999  $150,000       $  6,954(9)          0          $ 0
 Chairman Emeritus        1998  $150,000       $  7,200(9)          0          $ 0
 Chief Technology
  Officer and Director    1997  $150,000       $      0        50,000          $ 0

Dennis McKinnie.........  1999  $172,917       $ 50,000(10)    95,000(11)      $ 0
 Senior Vice President,
 Chief Legal and
  Administrative
 Officer, and Secretary

Renee Fulk..............  1999  $110,583       $ 65,000(12)    40,000(13)      $ 0
 Chief Financial
  Officer,
 Treasurer and Assistant
  Secretary

--------
 (1) The indicated amounts do not reflect non-cash compensation in the form of personal benefits provided by the Company that may have value to the recipient. Although such compensation cannot be determined precisely, the Company has concluded that the aggregate value of such benefits awarded to any named executive officer did not exceed the lesser of $50,000 or 10% of his or her salary and bonus for any fiscal year to which such benefits pertain.
 (2) Consists of a $90,000 bonus for the successful completion of the acquisition of Template Software, Inc.
 (3) Mr. Kilman previously held 200,000 options to purchase common stock of the Company at exercise prices ranging from $9.50 to $14.73. On March 30, 1999, he forfeited all of those options, and in December 1999, he was issued options to purchase 200,000 shares of common stock at an exercise price of $30.25. In the first quarter of 2000, Mr. Kilman was also granted options to purchase an additional 50,000 shares of common stock
 (4) Mr. Kilman's salary for 1998 includes an aggregate of $60,000 paid by the Company and $55,000 paid by Liraz.
 (5) The indicated amounts reflect compensation for 1998 paid to Mr. Kilman to pay for travel expenses to and from New York and living expenses in New York, including rent for an apartment, an automobile lease and miscellaneous expenditures related thereto. Liraz has agreed to reimburse the Company at a rate of $3,000 per month for Mr. Kilman's travel expenses.
 (6) Includes a $100,000 performance based bonus and a bonus of $100,000 for the successful completion of the acquisition of Template Software, Inc.
 (7) Mr. Dmiszewicki received options to purchase 35,000 shares of common stock at an exercise price of $11.9375.
 (8) In December 1998, Mr. Dmiszewicki received options to purchase 200,000 shares of common stock at an exercise price of $7.25.
 (9) Includes compensation paid to Mr. Somech for an automobile lease and mobile telephone lease.
(10) Includes a $50,000 performance based bonus.
(11) Mr. McKinnie received options to purchase 95,000 shares of common stock at exercise prices ranging from $9.50 to $11.9375.
(12) Consists of performance based bonuses totaling $65,000.
(13) Ms. Fulk received options to purchase 40,000 shares of common stock at exercise prices ranging from $9.50 to $11.9375.

  The following table sets forth information regarding each grant of stock options to each of the named executives during fiscal 1999. The Company is required to withhold from the shares issued upon exercise a number of shares sufficient to satisfy applicable withholding tax obligations. The Company did not award any stock appreciation rights ("SARs") during fiscal 1999.

                          Option Grants in Fiscal 1999

                                      Individual Grants
                         ---------------------------------------------
                                                                        Potential Realizable
                                                                          Value at Assumed
                         Number of   Percent of                           Annual Rates of
                         Securities Total Options                         Appreciation for
                         Underlying  Granted to   Exercise                  Option Term
                          Options   Employees in   Price    Expiration ----------------------
          Name            Granted    Fiscal Year  ($/share)    Date      5%($)      10%($)
          ----           ---------- ------------- --------  ---------- ---------- -----------
Arie Kilman.............  200,000       10.94%    $  30.25   12/15/09  $4,756,015 $12,052,677
Steven Dmiszewicki......   35,000        1.91%    $11.9375   11/04/09  $  262,760 $   665,886
Samuel Somech...........        0           0     $      0        --   $        0 $         0
Dennis McKinnie.........   80,000         5.2%    $   9.50   02/26/09  $  477,960 $ 1,211,244
                           15,000                 $11.9375   11/04/09  $  112,611 $   285,379
Renee Fulk..............   25,000        2.19%    $   9.50   02/26/09  $  149,362 $   378,514
                            5,000                 $  9.875   06/10/09  $   31,052 $    78,691
                           10,000                 $11.9375   11/04/09  $   75,074 $   190,253

  The following table sets forth information concerning the options exercised during fiscal 1999 and held at December 31, 1999 by the named executives.

                Fiscal 1999 Year-End Option Holdings and Values

                                             Number of Securities      Value of Unexercised
                                            Underlying Unexercised         In-the-Money
                          Shares                  Options at                Options at
                         Acquired              December 31, 1999       December 31, 1999(1)
                            on     Value   ------------------------- -------------------------
          Name           Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- -------- ----------- ------------- ----------- -------------
Arie Kilman(2)..........     0      $ 0            0      200,000             0            0
Steven Dmiszewicki......     0      $ 0      135,000      100,000     3,522,788    2,731,000
Samuel Somech...........     0      $ 0      477,805            0    12,695,279            0
Dennis McKinnie.........     0      $ 0       35,000       60,000       840,538    1,503,600
Renee Fulk..............     0      $ 0       21,250       18,750       506,275      496,875

--------
(1) Calculated by subtracting the exercise price from $34.56 per share, the closing price of the Company's common stock as reported by the Nasdaq Stock Market on December 31, 1999, and multiplying the difference by the number of shares underlying each option.
(2) On March 30, 1999, Mr. Kilman voluntarily terminated all of his outstanding options to purchase 200,000 shares of common stock with exercise prices of $10.45 to $14.73. In December 1999, Mr. Kilman was issued 200,000 options at an exercise price of $30.25. In the first quarter of 2000, Mr. Kilman was also granted options to purchase an additional 50,000 shares of common stock.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

  Under the employment agreement between the Company and Mr. Kilman, Mr. Kilman will serve as Chief Executive Officer of the Company. In February 1999, Mr. Kilman's annual base salary was set at $120,000 and he was eligible for an incentive bonus based upon the Company achieving certain performance goals. In February 2000, Mr. Kilman's base salary was increased to $225,000. In February 1999, Mr. Kilman was granted an option to purchase 150,000 shares of common stock. Twenty-five (25%) of these stock options vested on February 26, 1999, and the remainder would have vested in three increments of twenty-five (25%) percent each over the next three years. On March 30, 1999, Mr. Kilman voluntarily terminated all of his outstanding options to purchase 200,000 shares of common stock at exercise prices ranging from $10.45 to $14.73. In December 1999, Mr. Kilman was issued 200,000 options at an exercise price of $30.25. During the first quarter of 2000, Mr. Kilman was issued options to purchase an additional 50,000 shares of common stock. If Mr. Kilman's employment by the Company is terminated for any reason, Mr. Kilman has agreed that, for one year after such termination and except for his services for Liraz, he will not engage in any business that competes with the Company's business at the time of the termination.

  Under the employment agreement between the Company and Mr. Somech, the Company pays Mr. Somech (a) an annual base salary of $150,000, (b) an annual increase in base salary as determined by the Board of Directors of the Company, in its discretion, (c) a performance bonus determined by the Board of Directors of the Company and (d) a car and telephone allowance of $2,000 a month. If Mr. Somech's employment is terminated for any reason (other than by the Company without cause), Mr. Somech has agreed that, for one year after such termination, he will not directly or indirectly (i) compete with Level 8 Technologies' consulting services in the United States regarding middleware, messaging or fault-tolerant transaction processing, (ii) engage or participate in any business that provides consulting services within the United States with respect to middleware, messaging or fault-tolerant transaction processing,
(iii) solicit or divert business from Level 8 Technologies or assist any business in attempting to do so, (iv) cause any business to refrain from doing business with Level 8 Technologies or (v) solicit or hire any person who was an employee of Level 8 Technologies during the term of his employment agreement or assist any business in attempting to do so. On February 26, 1999, Mr. Somech and the Company entered into an amendment to his employment agreement that permits Mr. Somech to retire from the Company at any time during his employment upon three months notice to the Company. Upon his retirement, Mr. Somech will receive retirement benefits of $20,000 per month for a period of two years and his health care benefits will continue during this time or until he obtains alternative health care coverage, whichever is sooner. During his first year of retirement, Mr. Somech has agreed to make himself available to assist the Company and its employees on transition matters.

  Mr. Dmiszewicki was elected to serve as the Chief Operating Officer of the Company on January 27, 1999 and as President in June 1999. Under the employment arrangement between the Company and Steven Dmiszewicki effective December 4, 1998, the Company will pay to Mr. Dmiszewicki an annual base salary of $200,000. His base salary was increased to $225,000 in February 2000. In addition, he is eligible to participate in an incentive bonus program based upon the Company's attainment of certain performance goals. During the first year of his employment, Mr. Dmiszewicki had a bonus potential of up to $200,000. In the event of termination of Mr. Dmiszewicki's employment, other than voluntarily or for cause, his base salary will be continued for twelve
(12) months. In December of 1998, Mr. Dmiszewicki was granted options to purchase 200,000 shares of common stock, twenty-five percent (25%) of this stock option vested on December 4, 1998, twenty-five percent (25%) of this stock option vested on December 4, 1999 and the remainder vests in increments of twenty-five percent (25%) over the next two years. In November 1999, he was granted an option to purchase 35,000 shares of common stock all of which vested immediately. He is eligible, at the discretion of the Compensation Committee of the Board of Directors, to receive additional options from time to time.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of August 24, 2000 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the Company's directors, (iii) the executive officers of the Company named in the Summary Compensation Table (the "named executives") and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8, Inc., 8000 Regency Parkway, Cary, North Carolina 27511.

  Stock ownership information has been furnished to the Company by the named person. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before October 23, 2000 upon the exercise of stock options. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

                                                        Common Stock
                                                 ------------------------------
                                                  No. of
      Name of Beneficial Owner                    Shares       Percent of Class
      ------------------------                   ---------     ----------------
Liraz Systems Ltd. ("Liraz")(1)................  5,743,120(2)        36.2%
Welsh, Carson, Anderson & Stowe ("WCAS")(3)....  1,250,000(4)         8.3%
Brown Simpson Partners I, Ltd.(5)..............  1,029,800(6)         6.6%
Seneca Capital, L.P.(7)........................    601,744(8)         3.9%
Seneca Capital International, Ltd.(9)..........    731,090(10)        4.8%
Merrill Lynch, Pierce, Fenner & Smith
 Incorporated(11)..............................  1,000,000            6.7%
Arie Kilman....................................     10,000(12)          *
Samuel Somech..................................    485,607(13)        3.2%
Theodore Fine..................................    123,887(14)          *
Lenny Recanati.................................          0(15)          *
Anthony C. Pizi................................          0              *
Michel Berty...................................      8,000(16)          *
Robert M. Brill................................     32,307(17)          *
Steven Dmiszewicki.............................    135,000(18)          *
Dennis McKinnie................................     55,000(19)          *
Renee Fulk.....................................     27,500(20)          *
All current directors and executive officers as
 a group (10 persons)(21)......................    877,301            5.6%

--------
 * Represents less than one percent of the outstanding shares.
(1) The address of Liraz is 5 Hatzoref Street, Holon 58856 Israel.
(2) Includes 821,257 shares that Liraz may be deemed to share voting power and dispositive power of common stock with Liraz Export (1990) Ltd., an Israeli corporation and a wholly-owned subsidiary of Liraz and 1,000,000 shares of common stock issuable upon the conversion of Series A 4% Convertible Redeemable Preferred Stock that Liraz may be deemed to share voting and dispositive power with Advanced Systems Europe B.V., a Dutch corporation and a wholly-owned subsidiary of Liraz. Mr. Arie Kilman is a shareholder of Liraz. We have been advised that, as of May 11, 2000, Mr. Kilman owned 1,183,170 ordinary shares of Liraz, which was approximately 19.4% of the ordinary shares of Liraz. Mr. Kilman may, by reason of his ownership in and relationship with Liraz, be deemed to share voting power and dispositive power with respect to the shares beneficially owned by Liraz and therefore may be deemed to be the beneficial owner of such shares. IDB Holding Corporation Ltd. ("IDB Holding") owns approximately 71% of the outstanding shares of IDB Development Corporation Ltd. ("IDB Development"). IDB Development, in turn, owns approximately 71.7% of the outstanding Discount Investment Corporation Ltd. ("DIC") common stock which owns all of the outstanding capital stock of PEC Israel Electric Corporation ("EOC"). By reason of the IDB Holdings ownership of IDB

     Development voting securities, IDB Holding may be deemed to be the beneficial owner of PEC common stock and DIC common stock held by IDB Development. By reason of their positions with, and control of voting securities of, IDB Holding, Mr. Oudi Recanati of Tel Aviv, Israel, Mr. Leon Recanati of Tel Aviv, Israel, Judith Yovel Recanati of Herzlya, Israel and Mrs. Elaine Recanati, may be each deemed to share the power to direct the voting and disposition of the outstanding shares of PEC common stock and DIC common stock owned by IDB Development and may each, under existing regulations of the Securities and Exchange Commission therefore be deemed a beneficial owner of the shares. Mrs. Elaine Recanati is the aunt of Mr. Leon Recanati and Mrs. Judith Yovel Recanati, who are brother and sister, and of Mr. Oudi Recanati, who is the cousin of Mr. Leon Recanati and Judith Yovel Recanati. Companies that the Recanati family control hold approximately 51.6% of the outstanding shares of IDB Holding.

     Excludes 1,250,000 shares of common stock held by Welsh, Carson, Anderson and Stowe VI, L.P. ("WCAS VI") and certain parties affiliated or associated with WCAS VI (collectively, the "WCAS Parties"), which Liraz and the Company may be deemed to share voting power and/or investment power pursuant to an agreement between the Company and the WCAS Parties dated November 23, 1998.

 (3) The address of WCAS is 320 Park Avenue, Suite 2500, New York, New York
     10022.

 (4) Includes 944,844 shares of common stock, and 236,209 additional shares of common stock issuable upon the exercise of warrants held by WCAS VI; 11,290 shares of common stock, and 2,823 additional shares of common stock issuable upon the exercise of warrants held by WCAS Information Partners II, L.P.; 806 shares of common stock, and 202 additional shares of common stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the Benefit of Eric Welsh; 806 shares of common stock, and 202 additional shares of common stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the benefit of Randall Welsh; 806 shares of common stock, and 202 additional shares of common stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the benefit of Jennifer Welsh; 1,613 shares of common stock, and 403 additional shares of common stock issuable upon the exercise of warrants held by Reboul, MacMurray, Hewitt, Maynard and Kristol; and 39,835 shares of common stock, and 9,959 additional shares of common stock issuable upon the exercise of warrants held by general partners of WCAS. WCAS is general partner of each of the foregoing limited partnerships. The principals of WCAS are Bruce K. Anderson, Russell L. Carson, Anthony J. de Nicola, James B. Hoover, Thomas E. McInerney, Robert A. Minicucci, Andrew M. Paul, Richard A. Stowe, Laura Van Buren and Patrick J. Welsh.

 (5) The address of Brown Simpson Partners I, Ltd. is Walkers P.O. Box 265GT, Walkers' House, Grand Cayman, Cayman Islands.

 (6) Represents 329,800 shares of common stock and 700,000 shares of common stock issuable upon the exercise of warrants at an exercise price of $10.00 per share. Brown Simpson Asset Management, LLC is the investment manager of Brown Simpson Partners I, Ltd. Excludes certain securities of which Brown Simpson Partners I, Ltd. is not currently the beneficial owner.

 (7) The address of Seneca Capital, L.P. is 527 Madison Avenue, 11th Floor, New York, New York 10022.

 (8) Includes 208,598 shares of common stock issuable upon conversion of Series B Preferred Stock and 182,506 shares issuable upon exercise of warrants at an exercise price of $25.0625 per share. Seneca Capital, L.P. also owns 157,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 53,640 shares issuable upon exercise of warrants at an exercise price of $10.00 per share.

 (9) The address of Seneca Capital International, Ltd. is 527 Madison Avenue, 11th Floor, New York, New York 10022.

(10) Includes 389,905 shares of common stock issuable upon conversion of Series B Preferred Stock and 341,185 shares issuable upon conversion of warrants at an exercise price of $25.0625.

(11) The address if Merrill Lynch, Pierce, Fenner & Smith Incorporated is 4 World Financial Center, New York, New York 10080.

(12) Excludes shares owned by Liraz, which may be deemed beneficially owned by Mr. Kilman as a result of his position as a shareholder of Liraz and owner of approximately 19.4% of Liraz. On March 30, 1999, Mr. Kilman voluntarily terminated all of his outstanding options exercisable for 200,000 shares of common stock at exercise prices ranging from $10.45 to $14.73. In December 1999, he was granted options to purchase 200,000 shares at an option price of $30.25 per share, which are not exercisable within sixty (60) days. In the first quarter of 2000, Mr. Kilman was also granted options to purchase an additional 50,000 shares of common stock, which are not exercisable within sixty (60) days.
(13) Includes 477,805 shares subject to stock options exercisable within sixty
     (60) days; excludes 50,000 shares subject to stock options not exercisable within sixty (60) days.

(14) Includes 97,402 shares subject to stock options exercisable within sixty
     (60) days; excludes 14,500 shares subject to stock options not exercisable within sixty (60) days.
(15) Excludes shares owned by Liraz, see Note 2, which may be deemed beneficially owned by Mr. Recanati as a result of his position as an executive officer of Discount Investment Corporation Ltd. ("DIC"), which owns approximately 20.75% of Liraz.
(16) Includes 8,000 shares subject to stock options exercisable within sixty
     (60) days; excludes 8,000 shares subject to stock options not exercisable within sixty (60) days.
(17) Includes 15,511 shares of common stock held by Poly Ventures II, L.P., which may be deemed beneficially owned by Dr. Brill as a result of his position as a General Partner of Poly Ventures II, L.P.; includes 15,000 shares subject to stock options exercisable within sixty (60) days; excludes 15,000 shares subject to stock options not exercisable within sixty (60) days.
(18) Includes 135,000 shares subject to stock options exercisable within sixty
     (60) days; excludes 200,000 shares subject to stock options not exercisable within sixty (60) days.
(19) Includes 55,000 shares subject to stock options exercisable within sixty
     (60) days; excludes 55,000 shares subject to stock options not exercisable within sixty (60) days.
(20) Includes 27,500 shares subject to stock options exercisable within sixty
     (60) days; excludes 27,500 shares subject to stock options not exercisable within sixty (60) days.

(21) Excludes shares owned by Liraz as described in Note 2 and includes 815,707 shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 13 through 20.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Borrowings and Commitments from Liraz

  Under an agreement between Liraz and the Company dated December 31, 1998 (the "Liraz Agreement"), Liraz made a $12 million loan to the Company, which bears simple interest at a rate of 12% a year and matures on June 30, 2000. On May 31, 1999, the Liraz Agreement was amended to change the maturity date from June 30, 2000 to December 15, 2000, and to provide for semiannual interest payments rather than payment of interest at maturity. No other terms of the loan were amended. The Company used part of the proceeds from the issuance of the Series A 4% Convertible Redeemable Preferred Stock to make an $8 million payment to Liraz to pay down the balance of the loan. Liraz had previously committed to provide the Company with up to $7.5 million of working capital payable upon the earlier of March 31, 2001 or the successful completion of an earlier financing providing more than $7.5 million in proceeds to the Company. As a result of raising more than $7.5 million from the issuance of preferred stock and warrants in June 1999, the Liraz commitment terminated. At June 30, 2000 the Company's total indebtedness to Liraz was $3 million. Subsequent to June 30, 2000 the Company paid off the remaining $3 million due to Liraz.

Template Software, Inc. Acquisition

  In December 1999, the Company acquired Template Software, Inc. ("Template") for approximately $64 million in cash and stock. The Company's management team identified Template as a provider of technologies that enables the Company to be one of the first to market with a comprehensive product portfolio representing the next generation of EAI solutions for eBusiness. As part of the Template transaction, the Company obtained an additional $10 million in financing in the form of a 17 month term loan. The financing was guaranteed by Liraz, the Company's principal stockholder, in return for 60,000 shares of the Company's common stock. The number of shares of common stock provided in exchange for the guarantee, was determined by the independent directors of the Company in consultation with an outside appraisal firm and based upon market conditions and the Company's anticipated financing needs at closing. The commitment provides for an interest rate equal to the London Interbank Offered Rate plus 1% annually.

Joint Development Arrangement with Liraz

  The Company and Liraz previously had an agreement for the joint development of certain software for a Microsoft contract. Under the agreement, Liraz and the Company were each to pay 50% of the total project development costs. In exchange for providing 50% of such costs, Liraz was previously entitled to receive royalties of 30% of the first $2 million in contract revenue, 20% of the next $1 million, and 8% thereafter. On April 1, 1998, the agreement was amended to provide that the Company would reimburse Liraz's costs of development of $1.5 million and would pay Liraz royalties of 3% of program revenues generated from January 1, 1998 until December 31, 2000. The $1.5 million reimbursement is being amortized over the term of the revised royalty agreement and was paid to Liraz by the delivery of an 8% note payable in three installments in 1998, 1999 and 2000. Additional royalties of $.13 million were paid to Liraz in 1999 for 1998 sales.

  See "Principal Stockholders" for a description of the relationships among Liraz and Messrs. Kilman and Recanati, directors of the Company.

Merrill Lynch Licensing Agreement

  On July 31, 2000, Level 8 Systems, Inc. entered into a Purchase Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). Pursuant to the Purchase Agreement, on August 23, 2000, Level 8 issued to Merrill Lynch 1,000,000 shares of Level 8 common stock. As consideration for the issuance of the shares, Merrill Lynch granted Level 8 exclusive worldwide marketing, sales and development rights to CiceroTM, a comprehensive integrated desktop computer environment developed by Merrill Lynch and used by more than 30,000 Merrill Lynch professionals worldwide. Level 8 intends to market CiceroTM as part of the Geneva eBusiness integration product line.

  Pursuant to the Purchase Agreement, Level 8 and Merrill Lynch entered into a Registration Rights Agreement granting Merrill Lynch certain rights to have resales of the shares of Level 8 common stock issued under the Purchase Agreement registered under the Securities Act. Level 8, Merrill Lynch and certain Level 8 shareholders, including Liraz Systems Ltd. and certain of its affiliates, and Welsh, Carson, Anderson & Stowe VI, L.P. and certain of its affiliates, entered into a Stockholders Agreement agreeing to vote their shares in favor of the designee of Merrill Lynch to the Level 8 Board of Directors.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

  Deloitte & Touche LLP was appointed as Level 8's independent accountants for fiscal 2000 on July 11, 2000. From January 21, 1999 until July 10, 2000 PricewaterhouseCoopers LLP had been designated as Level 8's independent accountants and had audited Level 8's Consolidated Financial Statements for fiscal 1998 and 1999. From January 28, 1998 until December 15, 1998, Grant Thornton LLP had been designated as Level 8's independent accountants and had audited Level 8's Consolidated Financial Statements for fiscal 1997. Prior thereto, Lurie, Besikof, Lapidus & Co., LLP had been Level 8's auditors.

Appointment of Deloitte & Touche LLP to Replace PricewaterhouseCoopers LLP

  On July 11, 2000, Level 8 appointed Deloitte & Touche LLP as its independent auditors. On July 10, 2000, Level 8 dismissed PricewaterhouseCoopers LLP as its independent auditors. The decision to change independent auditors was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. During the most recent fiscal year and any subsequent interim period, none of PricewaterhouseCoopers LLP's reports on the Company's financial statements contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

  In connection with their audit of the financial statements of Level 8 Systems, Inc. as of December 31, 1998 and for the year then ended, PricewaterhouseCoopers LLP communicated the following reportable conditions to the Company:

  Adequate Accounting Personnel. The Company lacked sufficient personnel in 1998 to maintain accurate books and records. In addition, it appeared that accounting supervisors lacked adequate knowledge of specific industry accounting or did not conduct sufficient reviews to ensure entries were booked properly.

  Documentation. During 1998, the Company failed to maintain adequate documentation to support revenue and other transactions. In addition, certain documentation, while available, was not stored in a manner to facilitate access. In some circumstances, key accounting documentation had to be obtained from employees outside of the accounting and finance organization or from other alternative sources.

  Billing and Collections. During 1998, the Company was forced to write off or reserve significant amounts of receivables due to inadequate documentation or timely follow-up.

  Revenue Recognition and Cutoff. During 1998, the Company recognized the revenue from several contracts prior to the point in time when the applicable requirements of Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2") had been met. This resulted in several adjustments at year end.

  Software Development Costs. During 1998, the Company's accounting department failed to collect and maintain adequate documentation for the composition of development costs capitalized under Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86") or for adjustments made to the carrying value of this software due to declines in the related product net realizable value. While adequate documentation for these decisions was eventually obtained from alternative sources, the Company's accounting department had to make considerable efforts to locate such documentation.

  Related Party Transactions. During 1998, the Company failed to maintain adequate documentation for certain transactions with Liraz Systems Ltd., a significant shareholder of the Company. While adequate documentation was eventually located, due to the subjective nature of related party transactions, PricewaterhouseCoopers LLP recommended that the Company should ensure that all transactions with related parties are documented thoroughly and that the Company can support the valuation of any transactions.

  All of the reportable conditions identified above related to the Company's accounting operations as they existed at its New York/New Jersey facilities during 1998. In early 1999, the Company itself conducted an extensive internal review of the Company's 1998 accounting and made numerous adjustments in conjunction with the finalization of the Company's 1998 annual report. Additionally, on January 1, 1999, the Company ceased all accounting functions at its New York/New Jersey facilities and relocated all accounting, financial reporting and internal control responsibility to the Company's Cary, North Carolina operations.

Appointment of PricewaterhouseCoopers LLP to Replace Grant Thornton

  On December 15, 1998, Level 8 dismissed Grant Thornton as its independent auditors. The decision to change independent auditors was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. The decision to dismiss Grant Thornton was made in conjunction with the recently announced acquisition of Seer by the Company. Given the size of Level 8 following the acquisition of Seer Technologies, Level 8 believed that it required a larger firm with greater resources. Grant Thornton served as independent auditors of Level 8 since January 1998, succeeding Lurie Besikof who served as independent auditors to Level 8 (and Level 8's predecessor entities) for the ten years preceding its January 28, 1998 replacement by Grant Thornton. During the most recent fiscal year and any subsequent interim period, none of Grant Thornton's reports on the Company's financial statements contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

  In connection with the preparation of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, the Company discussed with Grant Thornton whether the Company should recognize as revenue in the third quarter of 1998 $2.96 million the Company had billed Microsoft. The Company expressed the view that all of that revenue should be reflected in the third quarter. Grant Thornton expressed the view that none of that revenue should be reflected in the third quarter. After discussion, the Company deferred the recognition of all such revenue and indicated in the Form 10-Q that it was in the process of determining how long generally accepted accounting principles required the Company to continue to defer recognizing such revenue. Subject to the foregoing, there have been no disagreements with Grant Thornton regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

  In planning and performing the audit of the financial statements of the Company for the year ended December 31, 1997, Grant Thornton noted certain internal control structure matters that it considered reportable conditions under standards established by the American Institute of Certified Public Accountants. Reportable conditions involve matters relating to significant deficiencies in the design or operation of the internal control structure that could adversely affect the organization's ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements.

  On or about May 7, 1998, Grant Thornton provided the Company with an audit communications letter regarding such reportable conditions. These reportable conditions are discussed below.

  Software Service Transactions. During 1997, the Company began entering into multi-year contracts that were non-cancelable or included significant cancellation penalties. To entice customers to sign for this extended period of time, the Company offered substantial discounts or free service periods. Grant Thornton recommended that the Company recognize the complexity of these arrangements and the need to address the effects on revenue recognition. Due to the unique circumstances surrounding these types of transactions, Grant Thornton stressed the importance of the Company's Chief Financial Officer reviewing these contracts on a case-by-case basis, with specific emphasis on ensuring proper revenue recognition by reviewing cancellation provisions and allocations of revenue and discounts to products covered by the contract. Grant Thornton identified that there were no standard agreements, each was separately negotiated and accordingly the terms of each agreement needed to be assessed for revenue recognition issues. Grant Thornton suggested that this made it difficult for the Company personnel to determine revenue recognition under SOP 91-1, and may become an even greater issue under SOP 97-2. Grant Thornton noted that accounting personnel of the Company appeared to be unaware of certain key transactions, or aspects of transactions, which may have been a result of a lack of adequate communication.

  Cash Collections and Billings. Grant Thornton noted that cash collections had been "poor" throughout 1997 and early 1998. Grant Thornton identified a number of factors:

  . Lack of written documentation and purchase orders from customers to support sales, before the amount was invoiced.

  . Lack of communication between sales and accounting departments of delivery and payment terms, leading to problems when collection calls were made by the accounting staff.

  . Long lead times between performance of work and the sending of invoices to customers.

  Grant Thornton recommended that management of the Company develop formal credit and collection policies providing for regular follow-up communication with customers once accounts are 30 days past due. Grant Thornton also recommended that management of the Company consider using sales personnel to help with collections, in an appropriate manner. The Company paid commissions upon recognition of a sale, and

Grant Thornton recommended that the Company consider payment only after the Company is paid. Grant Thornton also recommended that management develop an objective formula to determine the minimum amount of the allowance for doubtful accounts.

  During its audit of the Company for fiscal 1997, Grant Thornton noted items that gave rise to concerns encompassing the timeliness and efficiency of the Company's billing process and the accuracy of information provided to customers. According to Grant Thornton, lack of an efficient process had led to relatively large amounts being recorded as "unbilled" receivables. In addition, Grant Thornton noted that numerous problems were encountered when collecting amounts recorded as overdue with customers stating they had received invoices only days prior to the collection call. Grant Thornton suggested that systems should be implemented to ensure all expense claims and time sheets are received on a timely basis, and unbilled revenue should be maintained at zero or an insignificant amount.

  Software Development Costs. FASB 86 requires that costs incurred internally in creating a computer software product shall be charged to expense when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is established upon completion of a detailed program design or, in its absence, completion of a working model. Thereafter, all software production costs shall be capitalized and subsequently reports at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

  Grant Thornton suggested that sensitive decisions relating to capitalization and amortization of software development costs should be documented and supported. All details, such as date of and rationale behind technological feasibility and the date of general availability for sale to the public, should be recorded.

  Insufficient Accounting Personnel. According to Grant Thornton, staffing levels at the Company did not appear sufficient to deal with the growth in the Company's sales. In addition, the accounting clerk at the Company resigned effective December 31, 1997, which Grant Thornton suggested resulted in delays in performing routine accounting functions such as cash collections and billings as well as providing schedules required to complete the year-end audit.

  The Company's Chief Financial Officer performed or assisted in practically all of the Company's accounting functions, account reconciliations, general ledger posting, financial reporting and various others. Grant Thornton believed that by its involvement in such a myriad of activities, chances of errors were increased. Grant Thornton believed that priorities should be redirected from daily mundane bookkeeping chores to more important functions. Grant Thornton recommended that management perform a review of staffing levels at the Company and hire additional staff where required.

  Lack of Internal Controls and Accounting Systems General. Grant Thornton reported that the size of the Company's accounting department precluded strict segregation of accounting functions and a detailed system of internal controls. Grant Thornton believed there were a number of areas in which controls and systems could be improved.

Appointment of Grant Thornton to Replace Lurie Besikof

  On January 28, 1998, Level 8 replaced Lurie Besikof as its independent auditors with Grant Thornton. The decision to change independent auditors was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. The decision was based on advice Level 8 received from the investment banking firm that was providing financial guidance to Level 8 at the time.

  Lurie Besikof served as independent auditors to Level 8 (and Level 8's predecessor entities) for the ten years preceding its January 28, 1998 replacement. During these ten years, there have been no disagreements with Lurie Besikof regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                          DESCRIPTION OF CAPITAL STOCK

  The following descriptions of certain provisions of the certificate of incorporation and bylaws of Level 8 are necessarily general and do not purport to be complete and are qualified in their entirety by reference to the certificate of incorporation and bylaws of Level 8 which have been incorporated by reference herein.

Common Stock

  The authorized capital stock of our company consists of 50 million shares, of which 40 million shares have been designated common stock, par value $.001 per share. As of August 24, 2000, there were 14,849,995 shares of common stock issued and outstanding, held by approximately 145 holders of record. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock (as described below) that may be issued, and subject to the dividend restrictions in certain credit facilities and various other agreements. In the event of the liquidation, dissolution or winding-up of our company, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after provision for payment of all debts and liabilities of the company and satisfaction of the liquidation preference of any shares of preferred stock that may be outstanding. The holders of common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

  Our company is authorized to issue 10 million shares of preferred stock, par value $.001 per share. The board of directors of our company has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our company. As of the date of this prospectus, 21,000 shares have been designated as Series A 4% Convertible Redeemable Preferred Stock and 11,570 are outstanding. Also as of the date of this prospectus, 30,000 shares have been designated as Series B 4% Convertible Redeemable Preferred Stock and are entirely issued and outstanding. There are no present plans for any further issuances of preferred stock.

  Holders of the Series A Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series A Preferred Stock, respectively, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at our option at a redemption price equal to the original purchase price at any time after June 29, 2000 if the closing price of our common stock over 20 consecutive trading days is greater than $20 per share. The conversion price of the Series A Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $10 per share. In the event we breach our obligations to pay dividends when due or issue common stock upon conversion, or our common stock is delisted, the dividend rate on the Series A Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at our option during the first 60 days of such increased dividend rate). As part of the $21 million financing, we also issued the investors warrants to purchase
2.1 million shares of common stock at an exercise price of $10 per share. We have registered the common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. We are required to make certain payments in the event we are unable to meet our obligations in connection with the Series A Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series A Preferred Stock, is limited to 19% of the liquidation value of the Series A Preferred Stock. Investors in the Series A Preferred Stock and warrants include Advanced Systems Europe B.V., which purchased $10 million of Series A Preferred Stock and warrants in the transaction, and is a subsidiary of Liraz, our principal stockholder. Due to limitations on convertibility and exercisability, as set forth more fully in the Certificate of Designation of Rights, Preferences and Limitations of Preferred Stock and the warrants, shares of Series A Preferred Stock and warrants that have been issued to certain holders may not be convertible/exercisable at the present time.

  Holders of the Series B Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series B Preferred Stock, respectively, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series B Preferred Stock. The Series B Preferred Stock may be redeemed at our option at a redemption price equal to the original purchase price at any time after July 20, 2001 if the closing price of our common stock over 20 consecutive trading days is greater than $50.125 per share. The conversion price of the Series B Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $25.0625 per share. In the event we breach our obligations to pay dividends when due or issue common stock upon conversion, or our common stock is delisted, the dividend rate on the Series B Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at our option during the first 60 days of such increased dividend rate). As part of the $30 million financing, we also issued the investors warrants to purchase 1,047,382 million shares of common stock at an exercise price of $25.0625 per share. We have agreed to register the common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. We are required to make certain payments in the event we are unable to meet our obligations in connection with the Series B Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series B Preferred Stock, is limited to 19% of the liquidation value of the Series B Preferred Stock. Investors in the Series B Preferred Stock and warrants include investment funds affiliated with Brown Simpson Asset Management and Seneca Capital Management. Due to limitations on convertibility and exercisability, as set forth more fully in the Certificate of Designation of Rights, Preferences and Limitations of Preferred Stock and the warrants, shares of Series B Preferred Stock and warrants that have been issued to certain holders may not be convertible/exercisable at the present time.

Delaware Law and Anti-Takeover Provisions

  Section 203 of the Delaware General Corporation Law generally prohibits an interested stockholder from entering into certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An "interested stockholder" under the Delaware General Corporation Law is any person other than the corporation and its majority-owned subsidiaries who own at least 15% of the outstanding voting stock, or who owned at least 15% within the preceding three years, and this definition includes affiliates of the corporation. Briefly described, the prohibited combinations include:

  .  mergers or consolidations;

  . sales, leases, exchanges or other dispositions of 10% or more of (1) the aggregate market value of all assets of the corporation, or (2) the aggregate market value of all the outstanding stock of the corporation;

  . issuances or transfers by the corporation of its stock that would increase the proportionate share of stock owned by the interested stockholder;

  . receipt by the interested stockholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by the corporation; and

  . any other transaction, with certain exceptions, that increases the proportionate share of the stock owned by the interested stockholder.

  A Delaware corporation may choose not to have Section 203 of the Delaware General Corporation Law apply. Our company has chosen in our certificate of incorporation, however, to accept the protections of Section 203. Nevertheless,
Section 203 will not apply in the following cases:

  . if, before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . if, after the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to technical calculation rules; or

  . if, on or after the time the interested stockholder became an interested stockholder, the board of directors approved the business combination, and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder also ratified the business combination at a stockholders' meeting.

  Because Liraz and certain of its affiliates have beneficially owned more than 15% of the outstanding voting stock of Level 8 for longer than the three-year restricted period, the restrictions under the Delaware General Corporation Law on business combinations generally do not apply to Liraz and its affiliates.

Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act of 1933, as amended.

  The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Statutory Provisions Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

  Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

  An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware

General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. The Company's Charter Provisions Our company's certificate of incorporation limits a director's liability for monetary damages to our company and our stockholders for breaches of fiduciary duty except under the circumstances outlined in the Delaware General Corporation Law as described above under "Statutory Provisions."

  Our company's certificate of incorporation extends indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of the involvement is the person's alleged action in an official capacity or in any other capacity while serving as a director or officer of our company.

                                 LEGAL MATTERS

  Certain legal matters in connection with the shares of common stock offered by this prospectus will be passed upon for Level 8 Systems, Inc. by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                    EXPERTS

  Our financial statements for the years ended December 31, 1998 and 1999, as included in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report with respect thereto. The financial statements have been included in this prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

  Our financial statements for the year ended December 31, 1997, as included in this prospectus, for the year ended December 31, 1999 have been audited by Grant Thornton LLP, independent auditors, as stated in their report with respect thereto. The financial statements have been included in this prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

  The financial statements for Seer Technologies included in this prospectus for the fiscal years ended September 30, 1998, 1997 and 1996 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report with respect thereto. The financial statements have been included in this prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

  Template's financial statements for the years ended December 31, 1998, 1997 and 1996, as included in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report with respect thereto. The financial statements have been included in this prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Securities and Exchange Commission by addressing written requests to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities and at the regional offices of the Securities and Exchange Commission, Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as Level 8 Systems, Inc. that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission Web site is http://www.sec.gov.

  We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 to register the shares that we will issue in this offering. This Prospectus is a part of the Registration Statement. This Prospectus does not include all of the information contained in the Registration Statement. For further information about us and the securities offered in this Prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the Securities and Exchange Commission 's public reference facilities at the addresses listed above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

                                                                          Page
                                                                          -----
LEVEL 8 SYSTEMS, INC.
Report of Independent Accountants.......................................    F-2
Report of Independent Certified Public Accountants......................    F-3
Audited Consolidated Financial Statements as of December 31, 1999 and
 1998 and for the years ended December 31, 1999, 1998 and 1997..........    F-4
Unaudited Consolidated Financial Statements as of June 30, 2000 and June
 30, 1999 and for the three and six months ended June 30, 2000 and
 1999...................................................................   F-35


SEER TECHNOLOGIES, INC.
Report of Independent Accountants.......................................   F-44
Audited Consolidated Financial Statements as of September 30, 1998 and
 1997 and for the years ended September 30, 1998, 1997 and 1996.........   F-45
Unaudited Consolidated Financial Statements as of December 31, 1998 and
 September 30, 1997 and for the three months ended December 31, 1998 and
 1997...................................................................   F-65


TEMPLATE SOFTWARE
Report of Independent Accountants.......................................   F-73
Audited Consolidated Financial Statements as of November 30, 1997 and
 December 31, 1998 and for the years ended November 30, 1996 and 1997, the one month ended December 31, 1997 and for year ended December 31,
 1998...................................................................   F-74
Unaudited Consolidated Financial Statements as of September 30, 1999 and
 December 31, 1998 and for the three and nine months ended September 30,
 1999 and 1998..........................................................   F-95


PRO FORMA FINANCIAL INFORMATION.........................................  F-101

                       REPORT OF INDEPENDENT ACCOUNTANTS

                               ----------------

To the Stockholders of Level 8 Systems, Inc.

In our opinion, the accompanying consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Level 8 Systems, Inc. (the "Company") and its subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
February 18, 2000

                        REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors
 Level 8 Systems, Inc. and Subsidiaries

We have audited the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows of Level 8 Systems, Inc. and Subsidiaries for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the results of operations. We believe that our audit of the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows provides a reasonable basis for our opinion.

In our opinion, the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows referred to above present fairly, in all material respects, the consolidated results of operations of Level 8 Systems, Inc. and Subsidiaries for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

/s/ GRANT THORNTON LLP

New York, New York
February 23, 1998 (except for Note 2, as to which the date is February 27, 1998 and Note 3, as to which the date is April 6, 1998)

                             LEVEL 8 SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                      December 31, December 31,
                                                          1999         1998
                                                      ------------ ------------
ASSETS
Cash and cash equivalents............................   $  6,509     $  6,078
Accounts receivable, less allowance for doubtful
 accounts............................................     22,199       16,992
Due from related company.............................        --           271
Notes receivable.....................................      2,000          --
Prepaid expenses and other current assets............      5,134        2,606
                                                        --------     --------
    Total current assets.............................     35,842       25,947

Property and equipment, net..........................      5,845        2,682
Intangible assets, net...............................     69,948       32,217
Software development costs, net......................     20,488        6,753
Notes receivable.....................................        --         2,000
Other assets.........................................      1,458        1,171
                                                        --------     --------
    Total assets.....................................   $133,581     $ 70,770
                                                        ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, due on demand.........................   $  4,996     $ 12,275
Current maturities of loan from related company......        519          628
Current maturities of long-term debt.................        395          799
Accounts payable.....................................      2,194        3,691
Accrued expenses:
  Salaries, wages, and related items.................      4,172        1,339
  Restructuring......................................        630          973
  Merger-related.....................................      4,075        4,803
  Other..............................................      8,336       10,056
Due to related party.................................         41           82
Deferred revenue.....................................      9,020       10,855
                                                        --------     --------
    Total current liabilities........................     34,378       45,501

Long-term debt, net of current maturities............     22,202        1,541
Loan from related company, net of current
 maturities..........................................      4,000       12,519
Deferred revenue.....................................        780        2,317

Commitments and contingencies (Note 18)

Stockholders' equity
  Preferred stock, $0.001 par value, 1,000,000
   authorized; 18,945 and 0 issued and outstanding at
   December 31, 1999 and 1998, respectively; $1,000
   per share liquidation preference (aggregate
   liquidation value of $18,945).....................        --           --
  Common stock, $0.001 par value, 21,000,000
   authorized; 12,328,610 and 8,708,231 issued and
   outstanding at December 31, 1999 and 1998,
   respectively......................................         12           87
  Additional paid-in-capital.........................    113,507       34,045
  Accumulated other comprehensive income.............       (159)         --
  Accumulated deficit................................    (41,139)     (25,240)
                                                        --------     --------
    Total stockholders' equity.......................     72,221        8,892
                                                        --------     --------
    Total liabilities and stockholders' equity.......   $133,581     $ 70,770
                                                        ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                      For the Years Ended
                                                         December 31,
                                                     1999      1998     1997
                                                   --------  --------  -------
Revenue:
 Software......................................... $ 16,030  $  1,552  $ 4,354
 Maintenance......................................   14,981     1,091       30
 Services.........................................   21,909     8,042   10,296
                                                   --------  --------  -------
   Total operating revenue........................   52,920    10,685   14,680

Cost of revenue:
 Software.........................................    4,245     2,060    2,554
 Maintenance......................................    5,391       481       16
 Services.........................................   19,270     5,776    5,019
                                                   --------  --------  -------
   Total cost of revenue..........................   28,906     8,317    7,589

Gross profit......................................   24,014     2,368    7,091

Operating expenses:
 Sales and marketing..............................   12,009     2,384    1,521
 Research and development.........................    6,796     2,777    1,057
 General and administrative.......................    6,822     6,443    2,952
 In-process research and development..............    2,944     5,892      --
 Amortization of intangible assets................    6,959     1,933      422
 Write-off of intangible assets...................      --      4,601      --
 Restructuring, net...............................      383     1,540      --
                                                   --------  --------  -------
   Total operating expenses.......................   35,913    25,570    5,952
                                                   --------  --------  -------
   Income (loss) from operations..................  (11,899)  (23,202)   1,139

Other income (expense)
 Interest income..................................      579       283      410
 Gain on sale of ASU..............................      --        --        60
 Interest expense.................................   (2,742)     (364)     (20)
 Net foreign currency loss........................     (695)      --       --
                                                   --------  --------  -------
Income (loss) before provision for income taxes...  (14,757)  (23,283)   1,589
Income tax provision..............................      720       405      553
                                                   --------  --------  -------
Income (loss) from continuing operations..........  (15,477)  (23,688)   1,036

Discontinued operations:
 Income (loss) from discontinued operation, net of
  tax.............................................      --       (135)      53
 Income (loss) on disposal, net of tax............      --     (1,233)     --
                                                   --------  --------  -------
   Income (loss) from discontinued operations.....      --     (1,368)      53

Net income (loss)................................. $(15,477) $(25,056) $ 1,089
                                                   ========  ========  =======

Income (loss) per common share:
 Income (loss) from continuing operations--basic.. $  (1.78) $  (3.14) $  0.15
 Income (loss) from discontinued operations--
  basic...........................................      --      (0.18)    0.01
                                                   --------  --------  -------
Net income (loss) per share--basic................ $  (1.78) $  (3.32) $  0.16
                                                   ========  ========  =======

Income (loss) per common share:
 Income (loss) from continuing operations--
  diluted......................................... $  (1.78) $  (3.14) $  0.13
 Income (loss) from discontinued operations--
  diluted.........................................      --      (0.18)    0.01
                                                   --------  --------  -------
Net income/(loss) per share--diluted.............. $  (1.78) $  (3.32) $  0.14
                                                   ========  ========  =======
Weighted average common shares outstanding--
 basic............................................    8,918     7,552    6,992
                                                   ========  ========  =======
Weighted average common shares outstanding--
 diluted..........................................    8,918     7,552    7,561
                                                   ========  ========  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    (in thousands, except per share amounts)

                                                                                          Accumulated
                                          Preferred   Additional              Retained       Other
                          Common Stock      Stock      Paid-in     Unearned   Earnings   Comprehensive
                          Shares Amount Shares Amount  Capital   Compensation (Deficit)     Income      Total
                          ------ ------ ------ ------ ---------- ------------ ---------  ------------- --------
Balance at 12/31/96.....   6,955  $ 69   --      --    $ 19,506      $ (3)    $ (1,273)     $   --     $ 18,299
Exercises of stock
 options and warrants...      90     1                      507                                             508
Additional public
 offering costs.........                                   (137)                                           (137)
Unearned compensation
 related to issuance of
 non-employee stock
 options................                                    263      (263)                                  --
Tax benefit from stock
 plans..................                                    464                                             464
Adjustment of unearned
 compensation...........                                              148                                   148
Net income..............                                                         1,089                    1,089
                          ------  ----   ---    ----   --------      ----     --------      ------     --------
Balance at 12/31/97.....   7,045    70   --      --      20,603      (118)        (184)        --        20,371

Shares issued for
 Momentum...............     595     6                    6,480                                           6,486
Shares Issued for Seer..   1,000    10                    6,088                                           6,098
Warrants issued for
 Momentum                                                   654                                             654
Warrants issued for
 Seer...................                                    280                                             280
Exercises of stock
 options................      68     1                       58                                              59
Adjustment of unearned
 compensation...........                                   (118)      118                                   --
Net income (loss).......                                                       (25,056)                 (25,056)
                          ------  ----   ---    ----   --------      ----     --------      ------     --------
Balance at 12/31/98.....   8,708    87   --      --      34,045       --       (25,240)        --         8,892

Reclass par value to
 $0.001.................           (79)                                                                     (79)
Shares issued for
 Template acquisition...   1,531     2                   41,586                                          41,588
Shares issued for
 Private Placement......                  21     --      19,149                                          19,149
Shares issued for loan
 guarantee..............      60   --                     1,207                                           1,207
Conversion of preferred
 shares.................     206   --     (2)    --         --                                              --
Warrants issued for
 Private Placement......                                    --                                              --
Conversion of warrants..   1,263     1                   12,637                                          12,638
Exercises of stock
 options................     561     1                    4,883                                           4,884
Preferred stock
 dividend...............                                                          (422)                    (422)
Cumulative translation
 adjustment.............                                                                      (159)        (159)
Net income (loss).......                                                       (15,477)                 (15,477)
                          ------  ----   ---    ----   --------      ----     --------      ------     --------
Balance at 12/31/99.....  12,329  $ 12    19    $--    $113,507      $--      $(41,139)     $ (159)    $ 72,221
                          ======  ====   ===    ====   ========      ====     ========      ======     ========

    The accompanying notes are an integral part of the financial statements.

                             LEVEL 8 SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (in thousands)

                                                        1999      1998     1997
                                                      --------  --------  ------
Net income (loss).................................... $(15,477) $(25,056) $1,089
Other comprehensive income, net of tax...............      --        --      --
 Foreign currency translation adjustment.............     (159)      --      --
                                                      --------  --------  ------
Comprehensive income (loss).......................... $(15,636) $(25,056) $1,089
                                                      ========  ========  ======



    The accompanying notes are an integral part of the financial statements.

                             LEVEL 8 SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (in thousands, except share data)

                                            For the Years Ended December 31,
                                               1999         1998        1997
                                            -----------  -----------  ----------
Cash flows from operating activities:
 Net income/(loss)......................... $   (15,477) $   (25,056) $   1,089
 Adjustments to reconcile net income/(loss)
  to net cash provided by (used in)
  operating activities:
 Depreciation and amortization.............      11,633        3,175        788
 Deferred income taxes.....................           2         (129)       281
 Income (loss) from discontinued
  operations...............................         --           135        (53)
 (Gain) loss on sale of business...........         --         1,233        (60)
 Loss on disposal of property..............         --           407        --
 Purchased in-process research and
  development..............................       2,944        5,892        --
 Write-down of goodwill and other
  intangible assets........................         --         4,601        --
 Write-down of capitalized software
  costs....................................         --           723        --
 Provision for doubtful accounts...........         757          838        332
 Other.....................................         170          --         120
 Changes in assets and liabilities, net of
  assets acquired and liabilities assumed:
  Trade accounts receivable................           1        3,255     (4,376)
  Due from Liraz...........................         271          --         --
  Net assets of discontinued operations....         --           --         507
  Prepaid expenses and other assets........        (557)        (755)      (156)
  Accounts payable and accrued expenses....      (4,275)      (3,326)       969
  Merger-related and restructuring.........      (4,545)       5,776        --
  Deferred revenue.........................      (3,811)       4,888         42
                                            -----------  -----------  ---------
   Net cash provided by (used in) operating
    activities.............................     (12,887)       1,657       (517)
Cash flows from investing activities:
 Purchases of property and equipment.......        (353)        (941)      (516)
 Proceeds from sale of subsidiaries........         --           464         65
 Change in net assets of discontinued
  operations...............................         --           --        (888)
 Purchase of marketable securities.........         --           --      (1,998)
 Redemption of marketable securities.......         --           --       8,523
 Payment for acquisitions..................     (25,340)        (484)       --
 Cash received from acquisitions...........         160          916        --
 Capitalization of software development
  costs....................................      (1,427)      (1,177)    (1,156)
                                            -----------  -----------  ---------
   Net cash provided by (used in) investing
    activities.............................     (26,960)      (1,222)     4,030
Cash flows from financing activities:
 Issuance of common shares.................      17,272           59        507
 Issuance of preferred shares, net of
  issuance costs...........................      19,215          --         --
 Dividends on preferred shares.............        (250)         --         --
 Cost of issuance of common shares.........         --           --        (137)
 Change in net assets of discontinued
  operations...............................         --           --          (7)
 Borrowings from related party.............         --        12,000        --
 Payments on loans to related company......      (8,628)        (683)      (123)
 Payments under capital lease obligations..         (47)         (45)       --
 Net borrowings on line of credit..........       6,717          --         --
 Borrowing on term loan....................      10,000
 Payments on line of credit................      (4,000)     (12,000)       --
 Payments on other long-term debt..........         --          (750)        (9)
                                            -----------  -----------  ---------
   Net cash provided by (used in) financing
    activities.............................      40,279       (1,419)       231
Effect of exchange rate changes on cash....          (1)         --         --
Net increase (decrease) in cash and cash
 equivalents...............................         431         (984)     3,744
Cash and cash equivalents:
 Beginning of period.......................       6,078        7,062      3,318
                                            -----------  -----------  ---------
 End of period............................. $     6,509  $     6,078  $   7,062
                                            ===========  ===========  =========
Supplemental disclosures of cash flow
 information:
 Cash paid during the period for:
 Income taxes.............................. $       949  $       --   $      11
 Interest.................................. $     1,604  $       293  $      20

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)
                       (in thousands, except share data)

Noncash Investing and Financing Activities

During 1999, the Company acquired all of the common stock of Template Software, Inc. ("Template") for approximately $63,972. In connection with the acquisition, the Company purchased 5,394,959 shares of Template common stock for $21,579 in cash and 1,531,089 shares of Level 8 common stock. Additionally, Level 8 also issued stock options exercisable for 1,124,023 shares of the Company's common stock in exchange for all of the outstanding Template stock options. See Note 2.

A reconciliation of the cost of the acquisition to the net cash paid for the acquisition is as follows:

   Fair value of:
      Assets received............................................... $  73,160
      Liabilities assumed...........................................    (7,712)
      Additional direct costs.......................................    (1,129)
      Stock and stock options issued................................   (41,526)
                                                                     ---------
      Cash paid.....................................................   (22,793)
      Cash acquired.................................................       160
                                                                     ---------
      Net cash paid for acquisition................................. $ (22,633)
                                                                     =========

During 1999, the Company obtained a guarantee from a related party in order to secure a $10 million term loan to partially finance the Template acquisition. The guarantee was received in exchange for 60,000 shares of the Company's common stock and was valued at $1,208. See Note 8.

During 1998, the Company acquired all of the common stock of Momentum Software Corporation ("Momentum") for approximately $10,717. In connection with the acquisition, the Company issued 594,866 shares of common stock, warrants to purchase an additional 200,000 shares of common stock, and a $3,000 note. See
Note 2.

A reconciliation of the cost of the acquisition to the net cash received from the acquisition is as follows:

   Fair value of:
      Assets received................................................. $ 11,703
      Liabilities assumed.............................................     (986)
      Additional direct costs.........................................     (503)
      Stock issued....................................................   (6,485)
      Warrants issued.................................................     (654)
      Note payable issued.............................................   (3,000)
                                                                       --------
      Cash paid.......................................................       75
      Cash acquired...................................................      437
                                                                       --------
      Net cash received from acquisition.............................. $    362
                                                                       ========

During 1998, the Company acquired 69% of the voting stock of Seer for approximately $7,754. In connection with the acquisition, the Company issued 1,000,000 shares of common stock and warrants to purchase an additional 250,000 shares of common stock. See Note 2.

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)
                       (in thousands, except share data)

A reconciliation of the cost of the acquisition to the net cash received from the acquisition is as follows:

   Fair value of:
      Assets received................................................. $ 55,081
      Liabilities assumed.............................................  (47,327)
      Additional direct costs.........................................     (966)
      Stock issued....................................................   (6,099)
      Warrants issued.................................................     (280)
                                                                       --------
      Cash paid.......................................................      409
      Cash acquired...................................................      479
                                                                       --------
      Net cash received from acquisition.............................. $     70
                                                                       ========

On April 15, 1999, the Company acquired the remaining minority interest in Seer, for $0.35 in cash per share of the outstanding common stock of Seer. The total cost of completing the Seer acquisition was $1,697, which was equal to the cash paid. During 1999, the Company paid $850 in direct acquisition costs related to the acquisition of the initial 69% of Seer.

During 1998, the Company renegotiated a royalty arrangement with its majority stockholder. The arrangement was financed through a $1,500 note. See Note 15.

During 1998, the Company sold its subsidiary ProfitKey International, Inc. in exchange for $464 in cash at closing and a $2,000 note receivable. See Note 3.

During 1997, the Company acquired certain computer equipment through the issuance of capital leases totaling $60.

During 1997, the Company recognized deferred unearned compensation expense related to the issuance of nonemployee stock options totaling $25.

During 1997, the Company sold its ASU consulting division for $65, resulting in a gain of $60. See Note 3.

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (dollars in thousands, except share and per share data)

NOTE 1. SUMMARY OF OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS

Level 8 Systems, Inc. ("Level 8" or the "Company") is a global provider of rapid business integration solutions for eBusiness and eCommerce. Business integration solutions address the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

Liraz Systems, Ltd. ("Liraz") and its wholly-owned subsidiaries own approximately 38% of Level 8's outstanding common stock at December 31, 1999 and hold preferred stock convertible into an additional one million shares of common stock.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. See Notes 2 and 3 regarding the acquisitions and sales of subsidiaries. All of the Company's subsidiaries are wholly-owned for the periods presented, except for Seer Technologies, Inc. ("Seer"). The Company acquired a 69% interest in Seer on December 31, 1998 and the remaining 31% interest on April 30, 1999. Prior to the completion of the Seer acquisition, the Company assumed Seer's net liabilities. The stockholders of the remaining 31% of the outstanding voting stock were deemed to have shared in the losses of Seer only for their proportionate share of Seer's net assets until April 30, 1999. Accordingly, there is no minority interest for the Seer subsidiary reflected in the consolidated balance sheet at December 31, 1998.

All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Foreign Currency Translation

The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded in other comprehensive income as a component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, are included in the results of operations as incurred.

Revenue Recognition

Statement of Position 98-9, "Modification of SOP 97-2, "Software Revenue Recognition,' with Respect to Certain Transactions" ("SOP 98-9") was effective for the Company's fiscal year beginning January 1, 1999. SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. Prior to January 1, 1998, the Company recognized revenue in accordance with SOP 91-1 "Software Revenue Recognition."

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue.

Revenue from consulting and training services is recognized as services are performed. Any unearned receipts from service contracts result in deferred revenue.

Cost of Revenue

The primary components of the Company's cost of revenue for its software products are software amortization on internally developed and acquired technology, royalties on certain products, and packaging and distribution costs. The primary component of the Company's cost of revenue for maintenance and services is compensation expense.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less from the date of purchase. For these instruments, the carrying amount is considered to be a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions in both the United States and several foreign countries. At times, such cash and cash equivalents may be in excess of FDIC insurance limits.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

   Leasehold improvements........................ The lesser of the lease term or estimated useful life
   Furniture and fixtures........................ 3 to 5 years
   Office equipment.............................. 3 to 5 years
   Computer equipment............................ 3 to 5 years

Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

Software Development Costs

The Company capitalizes certain software costs after technological feasibility of the product has been established. Additionally, the Company has recorded software development costs for its purchases of developed technology through its acquisitions of Momentum, Seer, and Template. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

Capitalized software costs are amortized over related sales on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Each quarter, the Company evaluates the value of its capitalized software costs based on the estimated discounted future cash flows. See Note 6.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Excess of Cost Over Net Assets of Business Acquired

Excess of Cost over Net Assets of Business Acquired consists of both identifiable and unidentifiable assets (goodwill) and is amortized on a straight-line basis over periods from three to seven years. The Company periodically assesses the recoverability of intangible assets by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the related operations. See Note 7.

Comprehensive Loss

Components of comprehensive loss are included in the consolidated statement of stockholders' equity and consist of foreign currency translation adjustments.

Advertising Expenses

The Company expenses advertising costs as incurred. Sales brochures and materials are carried as prepaid expenses until they are consumed or determined to be obsolete. Advertising expenses were approximately $108, $770, and $358, for the years ended December 31, 1999, 1998 and 1997, respectively.

Research and Product Development

Research and product development costs are expensed as incurred.

Acquired In-process Research and Development

The fair value of acquired in-process research and development ("IPR&D") projects acquired in business combinations is expensed immediately. The amount of purchase price allocated to IPR&D is determined based on appraisals, using appropriate valuation techniques, including percentage-of-completion which utilizes the key milestones to estimate the stage of development of each project at the date of acquisition, estimating cash flows resulting from the expected revenue generated from such projects, and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. At the respective dates of acquisition, the IPR&D projects had not yet reached technological feasibility and did not have alternative future uses. As discussed in Note 2, material risks existed with each IPR&D project, however, management expects that such projects will be completed.

Income Taxes

The Company uses Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are generally considered. A valuation allowance is recorded when it is "more probable than not" that recorded deferred tax assets will not be realized.

Earnings (loss) Per Share

Basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. During 1999 potentially dilutive securities included stock options, warrants to purchase common stock, and preferred stock. Potentially dilutive securities outstanding during 1998 and 1997 include stock options and warrants to purchase common stock of the Company.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS 123 and has applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized in the Consolidated Statement of Operations for its stock option plans. See Note 10.

Derivative Financial Instruments

During 1999, the Company began using foreign currency forward exchange contracts ("forward contracts") to manage exposure related to accounts receivable denominated in foreign currencies. The Company does not enter into derivative financial instruments for trading purposes. All outstanding forward contracts at the end of the period are marked-to-market, with unrealized gains and losses included in net income as a component of other income (expense), net. The costs of the forward contracts are recorded as expense over the lives of the contracts. Cash flows related to forward exchange contracts are classified in the Consolidated Statement of Cash Flows in the same categories as the hedged assets or liabilities.

Government Contracts

As a result of the acquisition of Template Software, Inc. ("Template"), the company provides certain technical services to federal government agencies under certain contracts, some of which are classified. The nature of this work is technical design and software development, which was historically performed by Template since 1977.

Government contracts, by their terms, generally can be terminated at any time by the government, without cause, for the convenience of the government. If a government contract is so terminated, the Company would be entitled to receive compensation for the services provided or costs incurred at the time of termination and a negotiated amount of the profit on the contract to the date of termination. In addition, all government contracts require compliance with various contract provisions and procurement regulations. The adoption of new or modified procurement regulations could adversely affect the Company or increase its costs of competing for or performing government contracts. Any violation (intentional or otherwise) of these regulations could result in the termination of such government contracts, imposition of fines, and or debarment from award of additional government contracts.

Reclassifications

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 1999 presentation. Such reclassifications had no effect on previously reported net income or stockholders' equity.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The Company, to date, has engaged in limited derivative and hedging activities, and accordingly, does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS 137, "Deferral of the Effective Date of the FASB Statement No. 133," on January 1, 2001.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front non-refundable fees and services charges received in connection with a contractual arrangement. The Company has applied the provisions of SAB 101 for the year ended December 31, 1999. The adoption of SAB 101 did not have a material impact on the Company's financial condition or results of operations.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 2. ACQUISITIONS AND PRO FORMA FINANCIAL STATEMENTS

Acquisition of Template

On December 27, 1999, the Company acquired Template Software, Inc. ("Template"). Under the terms of the agreement, Level 8 purchased 5,394,959 shares of Template common stock for $21,579 in cash and 1,531,089 shares of Level 8 common stock. Additionally, Level 8 also issued stock options exercisable for 1,124,023 shares of the Company's common stock to assume all of the outstanding Template stock options. The total purchase price of the acquisition was $63,972 and has been accounted for by the purchase method of accounting. The operations of Template are included in the Company's consolidated results of operations from the date of acquisition.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, and assembled workforce of Template. The purchase price exceeded the amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $44,371. This excess of the purchase price over the fair values of assets acquired less liabilities assumed was allocated to goodwill.

Prior to completing the acquisition, the Company had determined not to continue with certain non-strategic operations of Template in Germany and Austria. These operations were primarily reselling third party software and providing related consulting services. At the time of merger, the Company had entered into an agreement in principle to sell the assets of these operations, which consist principally of its consulting workforce and certain lease agreements. Accordingly, the Company has recorded the estimated fair value of these operations at the acquisition date based on its estimate of the net future cash flows from the transactions and associated operations through the wind up period. The fair value of the German and Austrian operating liability was estimated at $25.

The purchase price of the acquisition was allocated as follows:

   Cash................................................................ $   160
   Accounts receivable.................................................   6,123
   Prepaid expenses and other current assets...........................     597
   Property and equipment..............................................   4,183
   Capitalized software and developed technology.......................  12,200
   In-process research and development.................................   2,200
   Goodwill and other intangibles......................................  47,291
   Other assets........................................................     431
   Assets held for resale..............................................     (25)
   Accounts payable....................................................    (668)
   Accrued expenses and other liabilities..............................  (6,445)
   Deferred revenue....................................................    (439)
   Deferred tax liability..............................................  (1,476)
   Long-term debt......................................................    (160)
                                                                        -------
   Cost of net assets acquired......................................... $63,972
                                                                        =======

Approximately $2,200 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects in areas for which technological

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

feasibility had not been established. The efforts considered included projects related to Template's Enterprise Integration Template ("EIT") product ($1,298), and projects related to new versions of Template's Business Process Template ("BPT") product ($902). The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

Acquisition of Seer Technologies, Inc.

On December 31, 1998, the Company, as the first step in its acquisition of the entire equity interest in Seer, acquired beneficial ownership of approximately 69% of the outstanding voting stock of Seer, which was held by Welsh, Carson, Anderson and Stowe VI L.P. ("WCAS") and certain other parties affiliated or associated with WCAS ("WCAS Parties") in exchange for 1,000,000 shares of the Company common stock and warrants to purchase an additional 250,000 shares of the Company common stock at an exercise price of $12.00 per share ("Step 1"). On April 15, 1999, the Company acquired the remaining minority interest in Seer, for $0.35 in cash per share of the outstanding common stock of Seer ("Step 2"). As a result of Step 2 of the acquisition, Seer became a wholly-owned subsidiary of the Company. The total cost of the acquisition was $7,754 for Step 1 and $1,697 for Step 2 and has been accounted for by the purchase method of accounting. The net book value of Seer's liabilities exceeded its assets on the acquisition dates, no minority interest in Seer was recorded. Step 1 of the acquisition occurred on December 31, 1998, there are no operations of Seer included in the Company's consolidated results of operations for 1998.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on valuations prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, installed customer base, assembled workforce, and trademarks of Seer at the completion of Step 1. The purchase price exceeded the amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $18,684 in Step 1. For Step 2, the fair value assigned to intangible assets acquired was based on a valuation of the purchased in-process research and development, developed technology, installed customer base, and assembled workforce of Seer. The Step 2 purchase price was less than the amounts allocated to the tangible and intangible assets acquired by approximately $1,307. This difference between the purchase price and the fair values of assets acquired less liabilities assumed was allocated to goodwill.

The cost of the acquisition was allocated as follows:

                              Step 1   Step 2    Total
                             --------  -------  --------
   Cash....................  $    479  $   --   $    479
   Accounts receivable.....    14,505      --     14,505
   Prepaid expenses and
    other current assets...     1,418      --      1,418
   Property and equipment..     1,614      --      1,614
   Capitalized software and
    developed technology...     3,659    3,410     7,069
   In-process research and
    development............     4,692      744     5,436
   Goodwill and other
    intangibles............    28,344   (1,307)   27,037
   Other assets............       370      --        370
   Accounts payable........    (1,949)     --     (1,949)
   Accrued expenses and
    other liabilities......   (13,228)  (1,150)  (14,378)
   Deferred revenue........    (7,875)     --     (7,875)
   Notes payable, due on
    demand.................   (12,275)     --    (12,275)
   Long-term debt..........   (12,000)     --    (12,000)
                             --------  -------  --------
   Cost of net assets
    acquired...............  $  7,754  $ 1,697  $  9,451
                             ========  =======  ========

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Approximately $4,692 for Step 1 and $744 for Step 2, of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects in areas for which technological feasibility had not been established. For Step 1, this included Java based projects ($3,105) and application warehousing projects ($1,587). For Step 2, the amount was related to Java based projects only, as there was no change in the status of the application warehouse projects. The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

In connection with the Company's purchase of Seer's capital stock from the WCAS Parties, WCAS contributed approximately $17 million to Seer and the Company provided a $12 million subordinated loan to Seer to pay down Seer's bank debt. The funds used by the Company to make the subordinated loan to Seer were obtained from Liraz Systems Ltd. ("Liraz"), a principal stockholder of the Company. See Note 8.

Under the agreement between Company and the WCAS Parties, the WCAS Parties agreed that, prior to January 1, 2001, at any meeting of stockholders of the Company, WCAS Parties shall grant a proxy to one or more individuals named by the Company to vote all of the WCAS Parties' shares of common stock acquired by the WCAS Parties in connection with the transaction. Also, subject to limited exceptions, prior to January 1, 2001, the WCAS Parties may not sell, exchange or otherwise assign any of its shares of the Company without the prior written consent of the Company.

Acquisition of Momentum

On March 26, 1998, the Company acquired Momentum Software Corporation ("Momentum"). Under the agreement, Level 8 issued 594,866 shares of common stock and warrants to purchase 200,000 common shares at an exercise price of $13.108 per share. During the fourth quarter of 1998, the Company issued a $3,000 note as additional consideration as provided in the purchase agreement. The total cost of the acquisition was approximately $10,717. The acquisition was recorded utilizing purchase accounting. As a result of the acquisition of Momentum, the Company incurred a one-time charge to earnings of approximately $1,200 related to the estimated value of the purchase of in-process research and development costs. The remaining amount was allocated to other intangibles, goodwill and software development costs. The results of operations of Momentum are included in the financial statements since the date of acquisition.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, and assembled workforce of Momentum. The purchase price exceeded the amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $8,615. This excess of the purchase price over the fair values of assets acquired less liabilities assumed was allocated to goodwill.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


The cost of the acquisition was allocated as follows:

   Cash................................................................ $   437
   Accounts receivable.................................................     125
   Prepaid expenses and other current assets...........................      52
   Property and equipment..............................................     174
   In-process research and development.................................   1,200
   Developed technology................................................   1,100
   Goodwill............................................................   8,615
   Accounts payable....................................................    (507)
   Deferred revenue....................................................    (367)
   Long-term debt......................................................    (112)
                                                                        -------
   Cost of net assets acquired......................................... $10,717
                                                                        =======

Approximately $1,200 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects, all of which related to either add-ons or enhancements of Momentum's existing XIPC product, in areas for which technological feasibility had not been established. The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

The following unaudited pro forma results of continuing operations assume the acquisitions of Template, Seer, and Momentum, as described above, occurred as of January 1, 1998 after giving effect to certain adjustments, including amortization of the excess of cost over underlying net assets.

                                                              1999      1998
                                                            --------  --------
   Net sales..............................................  $ 74,977  $ 96,115
   Net loss from continuing operations before income taxes
    and extraordinary items...............................   (36,458)  (64,826)
   Net loss...............................................   (35,831)  (87,367)
   Loss per share--basic and diluted......................  $  (3.45) $  (8.61)
   Weighted average shares outstanding--basic and
    diluted...............................................    10,509    10,143

The pro forma financial information does not purport to be indicative of the results of operations which would have actually resulted had the transactions taken place at the beginning of the periods presented or of future results of operations.

NOTE 3. DISCONTINUED OPERATIONS AND OTHER DISPOSITIONS

Sale of ProfitKey

From October 3, 1994 through the first quarter of 1998, the Company's operations included the operations of ProfitKey International, Inc. ("ProfitKey"). ProfitKey offered turnkey manufacturing resource planning and scheduling software packages, and related installation, training and support services for use by manufacturing businesses.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


On April 6, 1998, the Company sold substantially all assets and operations of ProfitKey for $464 at closing and a note receivable from the purchaser of $2,000. The note is due on April 6, 2000 and bears interest at 9%. According to the terms of the ProfitKey sale agreement, the purchase price is subject to adjustment to reflect any variance in working capital from a specified amount. The purchaser has notified the Company that it believes there are adjustments totaling $1,466, which would require a reduction in the purchase price. The Company has attempted to negotiate a settlement with the purchaser and has, pursuant to the terms of the settlement agreement, entered into arbitration proceedings to resolve this matter and is currently awaiting the report of the arbitrator. The Company has made provision for its estimate of the purchase price adjustment and the costs to resolve this matter as part of discontinued operations. Management believes at this time that any additional provisions required to ultimately resolve this matter will not have a material effect on the financial position, cash flows, or results of operations of the Company. The Company recorded a net loss from the sale of ProfitKey of $1,233.

The disposition of ProfitKey was accounted for as a discontinued operation and, accordingly, prior periods have been restated. Results of the discontinued operations of ProfitKey consisted of the following for the years ended December 31:

                                                                  1998    1997
                                                                 ------  ------
   Net sales.................................................... $1,156  $5,545
   Income (loss) from operations before tax.....................   (225)    191
   Income tax expense (benefit).................................    (90)    138
   Income (loss) from discontinued operations................... $ (135) $   53

For 1998, discontinued operations of ProfitKey includes ProfitKey's results of operations through the date of sale.

Sale of ASU

Effective December 31, 1997, the Company sold the business and related assets of the ASU Consulting division for $65, resulting in a gain of $60 for the year ended December 31, 1997. The sale of the ASU Consulting division was not accounted for as a discontinued operation.

NOTE 4. ACCOUNTS RECEIVABLE

Trade accounts receivable consists of the following at December 31:

                                                                1999     1998
                                                               -------  -------
   Current trade accounts receivable.......................... $23,349  $20,244
   Less: Allowance for doubtful accounts......................  (1,150)  (3,252)
                                                               -------  -------
                                                               $22,199  $16,992
                                                               =======  =======

Approximately $4,230 and $4,165 of current trade receivables were unbilled at December 31, 1999 and 1998, respectively. There were no receivables with payment terms in excess of one year recorded during the fiscal year ended December 31, 1999.

During 1998 and 1999, the Company acquired certain trade receivables, net of allowances for doubtful accounts, in conjunction with its acquisition of Momentum, Seer, and Template. See Note 2.

The provision for uncollectible amounts was $757, $838 and $332 for the years ended December 31, 1999, 1998, and 1997, respectively. Write-offs of accounts receivable were $3,044, $736, and $95 for the years ended December 31, 1999, 1998, and 1997, respectively.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

                                                                 1999     1998
                                                                -------  ------
   Computer equipment.......................................... $ 4,038  $1,922
   Furniture and fixtures......................................   1,369     286
   Office equipment............................................   1,221     312
   Leasehold improvements......................................   1,808     544
   Land and buildings..........................................   1,979     --
                                                                -------  ------
       Subtotal................................................  10,415   3,064
   Less accumulated depreciation and amortization..............  (4,570)   (382)
                                                                -------  ------
       Total................................................... $ 5,845  $2,682
                                                                =======  ======

Depreciation and amortization expense was $1,373, $426, and $228 for the fiscal years ended December 31, 1999, 1998, and 1997, respectively.

During the fourth quarter of fiscal year 1998, property and equipment was written down for obsolescence and retirement of assets based in part on the Company's restructured operations. The write-down totaled $595, of which $188 is included in the restructuring charges in the Consolidated Statement of Operations, see Note 16.

The Company now owns a building in Windsor, England from the acquisition of Template Software, Inc.

NOTE 6. CAPITALIZED SOFTWARE COSTS

For the fiscal years ended December 31, 1999, 1998 and 1997, the Company capitalized $1,427, $1,177, and $1,156, respectively, of internal costs related to developing software for sale. During fiscal year 1999, the Company acquired $3,410 and $12,200 in capitalized software costs through its acquisitions of Seer and Template, respectively. During fiscal year 1998, the Company acquired $1,100 and $3,659 in capitalized software costs through its acquisitions of Momentum and Seer, respectively.

During the fiscal years ended December 31, 1999, 1998 and 1997, the Company recognized $3,301, $816, and $137, respectively, of expense related to the amortization of these costs, which is recorded as cost of software in the Consolidated Statements of Operations. During the first and fourth quarters of fiscal year 1998, capitalized software cost was written down to its fair value based upon an evaluation of its net realizable value. The write downs totaled $535, of which $241 is included in the restructuring charges in the Consolidated Statement of Operations. Accumulated amortization of capitalized software costs is $3,907 and $606 at December 31, 1999 and 1998, respectively.

NOTE 7. IDENTIFIABLE AND UNIDENTIFIABLE INTANGIBLE ASSETS

Identifiable and unidentifiable intangible assets primarily include goodwill, existing customer base, assembled workforce and trademarks recorded in connection with the acquisitions of Template Software on December 27, 1999 and Seer Technologies on December 31, 1998 and April 30, 1999. Goodwill and intangible assets from these acquisitions are being amortized using the straight-line method over periods ranging from three to seven years. Also included are goodwill amounts acquired in the purchase of Momentum Software on March 26, 1998 and Level 8 Technologies on April 1, 1995. These assets are being amortized over three years and seven

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

years, respectively. At December 31, 1999 and 1998, identifiable and unidentifiable intangible assets consist of the following:

                                                                1999     1998
                                                              --------  -------
   Goodwill, Level 8 Technologies............................ $  2,954  $ 2,954
   Goodwill, Momentum........................................    4,014    4,014
   Goodwill, Seer Technologies...............................   12,545   18,684
   Goodwill, Template Software...............................   44,371      --
   Assembled workforce, Seer Technologies....................    5,673    4,278
   Assembled workforce, Template Software....................    2,920      --
   Customer base, Seer Technologies..........................    6,900    4,761
   Trademark, Seer Technologies..............................      623      623
                                                              --------  -------
       Subtotal..............................................   80,000   35,314
   Less accumulated amortization.............................  (10,052)  (3,097)
                                                              --------  -------
   Total..................................................... $ 69,948  $32,217
                                                              ========  =======

Amortization expense was $6,959, $1,933, and $422 for the fiscal years ended December 31, 1999, 1998, and 1997, respectively.

In the fourth quarter of 1999, the Company revised its estimates of certain Seer merger costs and assumed liabilities, which resulted in an approximately $1,300 reduction in goodwill.

The Company assesses whether its identifiable and unidentifiable intangible assets are impaired as required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset determined based upon anticipated cash flows discounted at a rate commensurate with the risk involved. As a consequence of the Company's transition to an enterprise application integration solutions provider during 1998, the Company abandoned certain planned development efforts for products acquired in the Momentum transaction and reassessed the remaining undiscounted projected cash flows related to the identifiable and unidentifiable intangible assets acquired from Momentum. It was concluded that, with the principal exception of the Momentum technology utilized in the Level 8's Geneva Message Queuing product set and the Geneva XIPC products, the goodwill and intangible assets acquired in the Momentum transaction should be written off. Accordingly, during the fourth quarter of 1998, the Company adjusted the carrying value of its identifiable and unidentifiable assets to their fair value of $32,217, resulting in a non-cash impairment loss of $4,601.

NOTE 8. LONG-TERM DEBT AND CREDIT FACILITIES

Notes payable, long-term debt, and notes payable to a related party consist of the following at December 31:

                                                                1999     1998
                                                               -------  -------
   Credit facility............................................ $ 4,996  $ 2,775
   Notes payable--Momentum....................................   2,250    2,250
   Term loans.................................................  20,242    9,500
   Capital leases.............................................     105       90
                                                               -------  -------
                                                                27,593   14,615
   Less current maturities....................................  (5,391) (13,074)
                                                               -------  -------
                                                               $22,202  $ 1,541
                                                               =======  =======
   Related party:
   Notes payable to a related party...........................   4,519   13,147
   Less current maturities....................................    (519)    (628)
                                                               -------  -------
                                                               $ 4,000  $12,519
                                                               =======  =======

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

The Company has a credit facility with a commercial bank to provide for borrowings up to the lesser of $25,000 or the sum of 80% of eligible receivables and a $10,000 term loan. The receivables-based borrowings under this credit facility are due on demand. This credit facility bears interest at prime rate plus 2%, which was 10.5% at December 31, 1999, and has no financial covenant provisions. The balance was $4,996 and $2,775 at December 31, 1999 and 1998, respectively. The credit facility terminates on December 31, 2001 at which time the term loan is also due; however, it is automatically renewed for successive terms of one year each, unless terminated by either party. This credit facility is collateralized by the Company's accounts receivable, equipment and intangibles including intellectual property. The credit facility requires the Company to obtain approval from its lender prior to declaration or payment of any cash dividends on its common stock.

On December 20, 1999, the Company entered into a term loan with a commercial bank for $10,000. The loan bears interest at LIBOR plus 1% (7.2% at December 31, 1999), which is payable quarterly. This term loan will be due May 31, 2001 and has no financial covenants. The proceeds from this loan were used to partially fund the purchase of Template, see Note 2. This note is guaranteed by a related party. This guarantee was provided in exchange for 60,000 shares of the Company's common stock and a deferred loan origination costs of $1,208 were recorded as assets to reflect the fair market value of the stock issued.

On December 1, 1998, in connection with the acquisition of Momentum Software Corporation as described in Note 2, the Company issued notes totaling $3,000 payable over three years and bearing an interest of 10% per annum. The remaining three installments total $2,250, plus interest. One installment was due on November 26, 1999 with the remaining two payments due on November 20, 2000, and November 15, 2001. There are no financial covenants in this note. Subsequent to December 31, 1999, the Company offered to exchange the notes held by former Momentum shareholders for shares of the Company's common stock at a per share price based on the average market price for a set period prior to the date the noteholder accepts the offer. The Company converted $1,904 of the Momentum notes to common stock in the first quarter of 2000 as a result of this exchange offer.

The Company is obligated under various capital leases for certain computer and office equipment providing for aggregate payment, excluding interest, of $60 during 2000 and $45 during 2001.

On December 31, 1998 in connection with the acquisition of Seer Technologies, Inc. as described in Note 2, the Company issued a note payable to Liraz, the Company's principal shareholder in the amount of $12,000. The note bears interest at 12% per year, payable at maturity, and is due on December 15, 2001. The Company used $8,000 of proceeds from the issuance of preferred stock and warrants in June 1999 to reduce the outstanding balance under this note to $4,000.

On April 1, 1998 in connection with an amendment to a custom computer programming agreement, the Company issued a note payable to Liraz in the amount of $1,500. The note bears interest at 8% per year and is payable in three annual installments. The first two installments, including accrued interest, were paid during 1998 and 1999, respectively. The third installment of $450 plus interest is due on April 1, 2000.

On September 1, 1995, the Company issued a note payable to Liraz in the amount of $628. The note bears interest at 4% per year and is payable in equal quarterly installments of $35, including interest. As of December 31, 1999, the principal amount outstanding on the note payable is $110.

Principal amounts of notes payable and long-term debt and notes payable to Liraz maturing in each of the next five years ending December 31 are as follows:

                                                    Notes Payable  Notes Payable
                                                         And            to
                                                    Long-term Debt     Liraz
                                                    -------------- -------------
   2000............................................    $ 5,391        $  519
   2001............................................     22,202         4,000
                                                       -------        ------
     Total.........................................    $27,593        $4,519
                                                       =======        ======

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 9. INCOME TAXES

Income tax expense consists of the following as of December 31:

                                                                1999  1998  1997
                                                                ----- ----- ----
   Federal--current............................................ $ --  $ --  $239
   State and local--current....................................   --    --    42
                                                                ----- ----- ----
                                                                  --    --   281
   Foreign taxes and withholdings..............................   720   --   --
                                                                ----- ----- ----
   Current taxes...............................................   720   --   --
   Federal--deferred...........................................   --    344  231
   State and local--deferred...................................   --     61   41
                                                                ----- ----- ----
   Deferred taxes..............................................   --    405  272
   Total income tax expense.................................... $ 720 $ 405 $553
                                                                ===== ===== ====

A reconciliation of expected income tax at the statutory Federal rate with the actual income tax expense (benefit) is as follows for the fiscal years ended December 31:

                                                        1999     1998    1997
                                                       -------  -------  -----
   Expected income tax benefit at statutory rate
    (34%)............................................  $(5,017) $(7,916) $ 540
   Loss on sale of discontinued operations...........      --      (331)   --
   Discontinued operations...........................      --       (77)    65
   State taxes, net of federal tax benefit...........     (335)  (1,082)    97
   Effect of foreign operations including withholding
    taxes............................................      503      --     --
   Effect of change in valuation allowance...........    4,497    6,246   (304)
   Amortization and write-off of non-deductible good-
    will.............................................      521    2,787    197
   In-process research and development--Momentum.....      --       408    --
   In-process research and development--Template.....      748      --     --
   Write-off of income tax receivable................      --       406    --
   Non-deductible expenses...........................       17       12     34
   Other.............................................     (214)     121     61
                                                       -------  -------  -----
       Total.........................................  $   720  $   574  $ 690
                                                       =======  =======  =====

The total income tax expense is allocated as follows:
       Continuing operations.........................      720      405    553
       Sale of discontinued operations...............      --       259    --
       Discontinued operations.......................      --       (90)   137

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Significant components of the net deferred tax asset (liability) are as follows:

                                                                1999     1998
                                                              --------  -------
   Current assets:
     Allowance for uncollectible accounts receivable......... $    720  $   240
     Accrued expenses non-tax deductible.....................      371      660
     Deferred revenue........................................    2,192    1,621
   Noncurrent assets:
     Loss carryforwards......................................   11,751    5,539
     Depreciation and amortization...........................      --       577
                                                              --------  -------
                                                                15,034    8,637
                                                              --------  -------
   Noncurrent liabilities:
     Depreciation and amortization...........................   (3,230)     --
                                                              --------  -------
                                                                (3,230)     --
                                                              --------  -------
   Valuation allowance.......................................  (11,804)  (8,637)
                                                              --------  -------
                                                              $    --   $   --
                                                              ========  =======

At December 31, 1999, the Company has net operating loss carryforwards of approximately $29,300, which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2020. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured. Approximately $2,200 of the valuation allowance relates to deferred tax assets for which any subsequently recognized tax benefits will be allocated directly to reduce goodwill or other noncurrent intangible assets of Momentum. Additionally, Template's net operating loss carryforwards include tax deductions for the disqualifying dispositions of incentive stock options. When the Company utilizes the net operating loss related to these deductions, the tax benefit will be reflected in additional paid in capital and not as a reduction of tax expense. The total amount of these deductions included in the net operating loss carryforwards is $5,300.

During 1999, the Company acquired the stock of Template Software. This acquisition was accounted for using the purchased method of accounting. The purchase price of the acquired company was in excess of the carryover tax basis of the assets acquired, resulting in the recognition of a deferred tax liability of $1,476. Since the acquired company and the Company may elect to file a consolidated return on an ongoing basis, the future taxable difference may be offset by the Company's future deductible differences, primarily its net operating loss carryforwards. Therefore, the Company's valuation allowance against its deferred tax asset and its investment in the acquired subsidiary was reduced by $1,476.

The Company provided a full valuation allowance on the total amount of its deferred tax assets at December 31, 1999 since management does not believe that it is more likely than not that these assets will be realized.

NOTE 10. STOCKHOLDERS' EQUITY

Stock Options

The Company has 1995 and 1997 Stock Incentive Plans, which permit the issuance of incentive and nonstatutory stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants, and advisors. The Plans reserve a combined total of 4,000,000

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

shares of common stock for issuance upon the exercise of awards and provide that the term of each award be determined by the Board of Directors. The Company also has a stock incentive plan for outside directors and the Company has set aside 120,000 shares of common stock for issuance under this plan.

Under the terms of the Plans, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award and the options are exercisable for a period not to exceed ten years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the Board of Directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the Board of Directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the Board are not satisfied prior to the end of the restriction period. The Board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale. Options granted vest at varying periods up to five years and expire in ten years.

In December 1999, as part of its acquisition of Template Software, Inc. the Company has assumed the three Stock Option Plans of Template; the 1992 Incentive Stock Option Plan, the 1992 Non-Statutory Stock Option Plan and the 1996 Equity Incentive Plan. No further grants may be made under these plans. The options granted under these plans were converted to options for the Company's common stock upon the assumption of these plans by the Company at the acquisition date. There are 1,124,023 options outstanding under these plans.

Activity for stock options issued under these plans for the fiscal years ending December 31, 1999, 1998 and 1997 is as follows:

                                                              Weighted Average
                         Plan Activity Option Price per Share  Exercise Price
                         ------------- ---------------------- ----------------
Balance at December 31,
 1996...................     783,155         0.69-11.00             7.31
 Granted................     444,500        10.69-16.62             8.14
 Exercised..............     (91,646)        0.69-16.62             7.01
 Forfeited..............     (45,705)        0.69-16.62            11.38
                           ---------                               -----
Balance at December 31,
 1997...................   1,090,304         0.69-16.62             7.51
 Granted................   1,293,000         7.25-12.75             8.14
 Exercised..............     (38,175)        0.69-11.76             9.13
 Forfeited..............    (433,035)        0.69-16.62            10.88
                           ---------                               -----
Balance at December 31,
 1998...................   1,912,094         0.69-16.62             8.85
 Granted................   1,797,210         8.38-30.25            14.15
 Assumed Template
  options...............   1,124,023         3.39-39.29            17.22
 Exercised..............    (386,440)        0.69-16.62             9.26
 Forfeited..............    (646,995)        7.88-11.76              9.0
                           ---------                               -----
Balance at December 31,
 1999...................   3,799,892         1.37-39.29            13.65
                           =========                               =====

The weighted average grant date fair value of options issued during the years ended December 31, 1999, 1998, and 1997 was equal to $9.77, $4.37, and $9.35 per share, respectively. The fair value of options granted during the fiscal years ended December 31, 1999, 1998 and 1997 was equal to $17,550, $5,652 and $4,156, respectively. There were no option grants issued below fair market value during 1999, 1998 or 1997.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

                                                       1999     1998     1997
                                                      -------  -------  -------
   Expected life (in years).......................... 5 years  5 years  5 years
   Expected volatility...............................      82%      52%      77%
   Risk free interest rate...........................    5.44%    5.00%    6.05%
   Expected dividend yield...........................       0%       0%       0%

For disclosure purposes, the adjusted estimated fair value of the Company's stock-based awards to employees is amortized over the vesting period. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss and loss per share for the fiscal years December 31, 1999, 1998, and 1997 would have been increased to the pro forma amounts indicated below. The Company's adjusted information follows (in thousands, except for per share information):

                                                   1999      1998      1997
                                                 --------  ---------  -------
   Net income (loss), as reported............... $(15,477) $ (25,056) $ 1,089
   Net income (loss), as adjusted...............  (22,538)   (27,697)    (821)
   Net income (loss) per share, as reported--
    basic.......................................    (1.80)     (3.32)    0.16
   Pro forma net income (loss) per share, as
    adjusted--basic.............................    (2.57)     (3.67)   (0.12)
   Net income (loss) per share, as reported--
    diluted.....................................    (1.80)     (3.32)    0.14
   Pro forma net income (loss) per share, as
    adjusted--diluted...........................    (2.57)     (3.67)   (0.11)

At December 31, 1999, 1998 and 1997, options to purchase approximately 1,850,087, 908,638, and 539,980 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $1.37 to $39.29. The following table summarizes information about stock options outstanding at December 31, 1999:

                                           Remaining Contractual
                       Number                Life for Options                Number
Exercise Price       Outstanding                Outstanding                Exercisable
--------------       -----------           ---------------------           -----------
 1.37-- 2.00              5,134                     4.4                         5,134
 3.39-- 4.87            207,516                     4.4                       195,302
 5.00-- 7.25            480,782                     7.0                       377,657
 7.88--11.76          1,845,313                     8.5                       736,714
11.94--16.62            445,569                     8.1                       303,477
18.88--18.88            186,924                     8.2                        89,789
30.25--39.29            628,654                     9.0                       142,014
                      ---------                                             ---------
                      3,799,892                                             1,850,087
                      =========                                             =========

Preferred Stock

On June 29, 1999, Level 8 Systems, Inc. completed its agreement to sell 21,000 shares of Series A 4% Convertible Redeemable Preferred Stock ("Series A Preferred Stock"), for $21,000, convertible into an aggregate of 2.1 million shares of common stock of Level 8. The proceeds, net of accrued issuance costs, of $19,150, will be used to pay down debt and for other general corporate purposes. The sale of the Series A Preferred Stock was made in a private transaction exempt from the registration requirements of the federal securities laws.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Holders of the Series A Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series A Preferred Stock, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at the option of Level 8 at a redemption price equal to the original purchase price at any time after June 29, 2000 if the closing price of Level 8's common stock over 20 consecutive trading days is greater than $20 per share. The conversion price of the Series A Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $10 per share. In the event Level 8 breaches its obligations to pay dividends when due or issue common stock upon conversion, or Level 8's common stock is delisted, the dividend rate on the Series A Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of Level 8 during the first 60 days of such increased dividend rate). As part of the $21 million financing, Level 8 also issued the investors warrants to purchase 2.1 million shares of common stock at an exercise price of $10 per share. Level 8 has agreed to register the common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. Level 8 is required to make certain payments in the event it is unable to meet its obligations in connection with the Series A Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series A Preferred Stock, is limited to 19% of the liquidation value of the Series A Preferred Stock. One of the investors in the Series A Preferred Stock included Advanced Systems Europe B.V., which purchased $10 million of Series A Preferred Stock and warrants in the transaction, and is a subsidiary of Liraz, Level 8's principal stockholder.

During 1999, 2,005 shares of preferred stock were converted into 200,500 shares of the Company's common stock. Subsequent to December 31, 1999, 7,000 shares of preferred stock were converted into 700,000 shares of the Company's common stock.

Stock Warrants

In connection with the issuance of preferred stock in June 1999, the Company issued warrants to purchase 2,100,00 shares of the Company's common stock, including warrants to purchase 1,000,000 shares of common stock that were issued to a related party. The warrants have an exercise price of $10.00 per share and expire on June 29, 2004. The Company may cause the redemption of these warrants at any time after June 29, 2000 if the closing price of the Company's common stock over 20 consecutive trading days is greater than $20 per share.

Warrants totaling 1,260,460 were exercised at an exercise price of $10.00 during the year ended December 31, 1999. A related party exercised warrants to purchase 1,000,000 shares of common stock.

In connection with the acquisition of Momentum during 1998, the Company issued warrants to purchase 200,000 shares of the Company's common stock. The warrants have an exercise price of $13.108 per share and expire on March 26, 2003. The warrants were valued at $654 or $3.27 per share. See Note 2.

In connection with the acquisition of Seer during 1998, the Company issued warrants to purchase 250,000 shares of the Company's common stock. The warrants have an exercise price of $12 per share and expire on December 31, 2002. The warrants were valued at $280 or $1.12 per share. See Note 2.

In connection with the initial and secondary public offerings, the Company issued 140,000 and 110,000 warrants, respectively, to the underwriter. The warrants are exercisable for four years, commencing one year from the effective dates of the public offerings at exercise prices of $7.43 and $14.85 per share, respectively, and have grant date fair values of $3.82 and $6.85 per share, respectively. Warrants totaling 3,000, 1,200 and 18,168 were exercised at an exercise price of $7.43 during the years ended December 31, 1999, 1998 and 1997, respectively.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Reincorporation and Common Stock

Effective June 23, 1999, the Company completed its re-incorporation under Delaware law. As a result of the re-incorporation of the Company under Delaware law, the rights of stockholders of the Company are now governed by the Certificate of Incorporation and Bylaws of Level 8 Systems, Inc., a Delaware corporation, and the General Corporation Law of the State of Delaware. In conjunction with the re-incorporation, the Company changed the par value of its common stock from $.01 to $.001.

NOTE 11. EMPLOYEE BENEFIT PLANS

As of January 1, 1999 the Company had separate 401(k) plans for employees of Momentum, Seer, and Level 8. Effective January 27, 1999, the Company merged the Momentum 401(k) Plan and the Level 8 401(k) Plan into the Seer 401(k) Plan and changed the name of the Seer 401(k) Plan to the Level 8 Systems 401(k) and Profit Sharing Plan (the "Plan"). Participants in the former Momentum 401(k) Plan and the Level 8 401(k) Plan are allowed to roll over the balance of their accounts into the Plan, with recognition of certain protected benefits. Also effective January 27, 1999, the Company amended the Plan to provide a 50% matching contribution for an employee's contribution, up to 2% of an employee's salary, and a discretionary match of up to $0.50 on the dollar up to 2% of the employees salary based on the Company's performance and board of directors discretion. Participants must be eligible Plan participants and employed at December 31 of each calendar year to be eligible for employer matching contributions. Matching contributions made by the Company totaled $156 were accrued during 1999 and were paid out in January of 2000.

The Company also has employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. For fiscal year ended December 31, 1999 there was $408 in expense recognized under this plan. There was no expense recognized under these plans for the years ended December 31, 1998, and 1997 as these subsidiaries were acquired with the acquisition of Seer.

Effective January 27, 1999, the Company adopted an Employee Stock Purchase Plan (U.S.) for its U.S. employees and the International Stock Purchase Plan, currently available to its UK employees, (collectively, the "Stock Purchase Plans"). The Stock Purchase Plans allow employees to purchase shares of the Company's common stock for 85% of fair market value. The Stock Purchase Plans are authorized to grant rights to purchase an aggregate maximum of 250,000 shares of common stock. The Company is responsible for the administrative costs of the plans.

NOTE 12. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

No customers accounted for more than 10% of operating revenue in fiscal year 1999. For the fiscal years ended December 31, 1998 and 1997, one customer accounted for more than 10% of operating revenue.

As a result of its acquisition of Seer, the Company has entered into several marketing and distribution agreements with IBM, primarily in the European market. The percentage of outstanding receivables from IBM and its subsidiaries, transactions as of December 31, 1999 and 1998, is approximately 23% and 25%, respectively.

As of December 31, 1999, the Company had significant balances outstanding from individual customers due to the nature of its operations. It is the policy of the Company to closely monitor all accounts receivable and to record a provision for uncollectible accounts as they become estimable. Generally, no collateral is required.

NOTE 13. FOREIGN CURRENCIES AND FORWARD EXCHANGE CONTRACTS

At December 31, 1999, the Company had approximately $526 and $8,190 U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies. As of December 31, 1998, the amount of US dollar equivalent cash and trade receivable balances were $219 and $8,527, respectively.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


The more significant trade accounts receivable denominated in foreign currencies as a percentage of total trade accounts receivable were as follows:

                                                                     1999  1998
                                                                     ----- -----
   Pound Sterling................................................... 8.68% 8.53%
   Deutsche Mark.................................................... 5.62% 2.43%
   Italian Lira..................................................... 5.33% 8.33%
   Danish Krona..................................................... 4.64% 8.73%

In 1999, the Company began entering into forward exchange contracts to hedge the exposures that arise from foreign exchange movements between dates that foreign currency denominated receivables are recorded and the dates they are paid. The Company does not engage in foreign currency speculation. The forward contracts are generally 90 to 120 day forward window contracts having maturities of less than one year and relate to specific transactions or balances. The table below summarizes, by currency, the contractual amounts of the Company's forward contracts for the year ended December 31, 1999.

                                                       As of December 31, 1999
                                                     ---------------------------
                                 Original  Contract  Contract  Fair  Unrealized
Currency                         Contracts Drawdowns Balance  Value  Gain/(Loss)
--------                         --------- --------- -------- ------ -----------
Pound Sterling..................    1,556    (1,181)     375     379      (4)
Danish Krona....................    2,704    (1,730)     974     969       5
Euro............................    5,043    (3,173)   1,870   1,827      43
Norwegian Krone.................    1,053      (791)     262     265      (3)
Swedish Krone...................      461      (328)     133     135      (2)
                                  -------   -------   ------  ------     ---
  Total.........................  $10,817   $(7,203)  $3,614  $3,575     $39
                                  =======   =======   ======  ======     ===

Unrealized gains and losses on forward contracts reflect changes in exchange rates and are recorded directly in income, as they offset corresponding unrealized gains and losses on the foreign currency denominated assets being hedged (see Note 1). Forward contract liabilities related to unrealized losses are recorded as other accrued expenses in the Consolidated Balance Sheet.

The Company is exposed to exchange related losses on forward contracts should a transaction with a related forward exchange contract not be consummated by the forward contract expiration date. In such instances, the Company extends or repurchases the contact at the then prevailing market rates. Net realized losses on the extension or repurchase of contracts totaled $3 for the fiscal year ended December 31, 1999.

NOTE 14. SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

Management of the Company makes operating decisions and assesses performance of its operations based on the following reportable segments: (1) Software, (2) Maintenance, (3) Services, and (4) Research and Development.

Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest, taxes, restructuring and amortization of goodwill (EBITA).

Comparative information is not available for the same period of 1998 and 1997 because the Company previously reviewed its operations as one reportable segment and did not have international operations.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


The table below presents information about reported segments for the fiscal year ending December 31, 1999:

                                                               Research
                                                                  And
                              Software  Maintenance Services  Development  Total
                              --------  ----------- --------  ----------- -------
Total Revenue................ $16,030     $14,981   $21,909     $   --    $52,920
Total EBITA.................. $(2,549)    $ 8,819   $  (116)    $(7,767)  $(1,613)

A reconciliation of total segment EBITA to loss before provision for income taxes for the fiscal year ended December 31, 1999 is as follows:

   EBITA............................................................. $ (1,613)
   Amortization of goodwill..........................................   (6,959)
   In-process research and development...............................   (2,944)
   Restructuring.....................................................     (383)
   Other income/(expense), net.......................................   (2,858)
                                                                      --------
   Loss before provision for income taxes............................ $(14,757)
                                                                      ========

The following table presents a summary of revenue by geographic region for the fiscal year ended December 31, 1999:

                                                                  Year ended
                                                               December 31, 1999
                                                               -----------------
   Australia..................................................      $ 2,429
   Denmark....................................................        4,861
   Germany....................................................        3,553
   Italy......................................................        3,370
   Norway.....................................................        2,128
   Switzerland................................................        2,782
   United Kingdom.............................................        5,055
   USA........................................................       18,134
   Other......................................................       10,608
                                                                    -------
     Total revenue............................................      $52,920
                                                                    =======

Presentation of revenue by region is based on the country in which the customer is domiciled. Only countries with greater than 4% of total revenue are disclosed individually.

The following table represents a summary of long-lived assets by geographic region as of December 31:

                                                           1999    1998    1997
                                                          ------- ------- ------
   United States......................................... $93,946 $41,136 $4,935
   United Kingdom........................................   2,168     416    --
   France................................................     119     --     --
   Other.................................................      48     100    --
                                                          ------- ------- ------
     Total assets........................................ $96,281 $41,652 $4,935
                                                          ======= ======= ======

The Company's foreign operations are reimbursed by the Company for their costs plus an appropriate mark-up for profit. Intercompany profits and losses are eliminated in consolidation.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 15. RELATED PARTY INFORMATION

During 1995, the Company and Liraz entered into a custom computer programming agreement for the joint development of certain software. Liraz and the Company were each to pay 50% of the total project development costs. In exchange for providing 50% of the project development costs, Liraz was to receive royalties of 30% of the first $2,000 in contract revenue from the sale of products developed under this agreement, 20% of the next $1,000, and 8% thereafter.

Due to a change in the Company's development plans for this product, during the first quarter of 1998, the Company and Liraz entered into an amendment to the original custom computer programming agreement, whereby the original royalty payment provisions were repealed. Under the new agreement, the Company agreed to reimburse Liraz's costs of development of $1,500 and to pay Liraz royalties of 3% of program revenues, as defined in the agreement, generated from January 1, 1998 until December 31, 2000. The Company issued a note to Liraz for $1,500 for cost reimbursement pursuant to this agreement and is amortizing the cost of reimbursement over the term of the agreement. See Note 8. The amortization of the cost reimbursement is included as a component of cost of software in the Consolidated Statement of Operations. Total royalties paid to Liraz were $15 and $130 for the years ended December 31, 1999 and 1998, respectively.

In addition, the Company and Liraz were awarded an Israel--U.S. Binational Industrial Research and Development Foundation ("BIRD") grant totaling $432. The BIRD grant provided for reimbursement of up to 50% of the development costs of the above project. At the point at which the products developed under this grant are available for sale, BIRD will be paid a royalty of 2.5% of related sales in the first year and 5% in subsequent years until BIRD recovers 110% to 150% (depending on the elapsed time) of its reimbursement of development costs. The Company capitalized the software development costs associated with Level 8's project development costs and reduced the capitalized costs by any grant funds received from BIRD. At December 31, 1999, the Company had capitalized approximately $1,249, after reimbursement of BIRD funds totaling approximately $400. This product was completed during fiscal year 1998.

The Company sold software licenses to Liraz for $15 and $160 in 1998 and 1997, respectively, for resale to unrelated third parties.

Liraz also pays the salaries and expenses of certain company employees and is reimbursed by the Company. Salaries and expenses paid by Liraz amounted to $372, $568, and $14 during 1999, 1998, and 1997 respectively.

At December 31, 1999 and 1998, the Company had accounts receivable of $- and $271 and accounts payable of $41 and $82 from and to Liraz, respectively.

In June 1999, a subsidiary of Liraz purchased convertible preferred stock and warrants from the Company for $10,000 on the same terms as the other investors in the $21,000 offering. In December, 1999, Liraz exercised its warrants for one million shares of common stock for an aggregate exercise price of $10,000.

The Company issued Liraz 60,000 shares of common stock in exchange for Liraz's guaranty of a $10,000 term loan to the Company used to finance the Template acquisition.

See Note 8 regarding notes payable to Liraz.

NOTE 16. RESTRUCTURING CHARGES

During the fourth quarter of 1999, the Company reorganized its existing operations due to its acquisition of Template. The Company's restructuring included a management change in its development and operations areas, the abandonment of certain leased facilities, and the closure of its French subsidiary. The Company recorded a restructuring charge of $545, which consisted of approximately $275 in costs associated with subleasing excess

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

space, approximately $235 in personnel-related charges, and approximately $35 in professional fees to close its French subsidiary. Through December 31, 1999, the Company had not paid any cash related to these restructuring charges.

During the fourth quarter of 1998, the Company reorganized its existing operations due to its acquisition of Seer. The restructuring included a staff reduction in its development and administrative areas of 20% (15 employees), the abandonment of certain leased facilities, and the write-down to fair value of certain capitalized software costs for product lines which were being discontinued. The Company recorded a restructuring charge of approximately $1,540, which consisted of approximately $706 in personnel-related charges, approximately $292 in costs associated with carrying vacated space until the lease expiration date, approximately $188 of property and equipment related charges, approximately $241 in write-down of capitalized software costs, approximately $100 in professional fees related to the restructuring, and approximately $13 for other charges. Through December 31, 1999, the Company has paid approximately $864 in cash related to the restructuring.

At December 31, 1999 the Company revised its estimate of the 1998 restructuring charge by reducing it by $162 based on a review of the costs paid through December 31, 1999 and the remaining estimated costs. The change in estimate is reflected in the 1999 Consolidated Statement of Operations as a reduction of the restructuring charge for 1999.

The Company believes the accrued restructuring cost of $630 at December 31, 1999 represents its remaining cash obligations for the restructuring charges included above.

NOTE 17. LEASE COMMITMENTS

The Company leases certain facilities and equipment under various operating leases. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1999 are as follows:

     2000............................................................... $ 3,816
     2001...............................................................   3,400
     2002...............................................................   2,964
     2003...............................................................   2,574
     2004...............................................................   1,671
     Thereafter.........................................................   4,040
                                                                         -------
                                                                         $18,465
                                                                         =======

Rent expense for the fiscal years ended December 31, 1999, 1998 and 1997 was $2,940, $790, and $378, respectively.

NOTE 18. CONTINGENCIES

Litigation. Various lawsuits and claims have been brought against the Company in the normal course of business. Management is of the opinion that the liability, if any, resulting from these claims would not have a material effect on the financial position or results of operations of the Company.

In December 1997, Seer Technologies, Inc. ("Seer"), a wholly-owned subsidiary of the Company, instituted litigation in London, England against Saadi Abbas ("Abbas") and Cambridge Business Solutions (UK) Ltd. ("CBS") concerning a dispute over a license agreement between Seer, CBS and Abbas. These entities counterclaimed against Seer. The case has proceeded through discovery and various other procedural events and all that remains of the litigation at this point in time are various claims against Seer by Abbas and CBS. In July, most of those claims were struck out by the court in London as unarguable or otherwise time barred. The

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Company intends to continue to vigorously defend against the few remaining claims. The Company has made provision for its estimated costs to resolve this matter. Management does not believe at this point in the litigation that any additional amounts required to ultimately resolve this matter will have a material effect on the financial position, cash flows, or results of operations of the Company.

On April 6, 1998, the Company sold substantially all assets and operations of its wholly owned subsidiary ProfitKey International, Inc. ("ProfitKey"). According to the terms of the ProfitKey sale agreement, the purchase price is subject to adjustment to reflect any variance in working capital from a specified amount. The purchaser has notified the Company that it believes there are substantial adjustments which would require a reduction in the purchase price. The Company and the purchaser pursuant to the terms of the settlement agreement, entered arbitration proceedings to resolve this matter and a discussion from the arbitrator is expected soon. The Company has made a provision for its estimate of the purchase price adjustment and the costs to resolve this matter. Management believes at this time that any additional provision required to ultimately resolve this matter will not have a material effect on the financial position, cash flows, or results of operations of the Company.

On June 30, 1999, Template Software, Inc., filed a claim with the National Association of Securities Dealers for arbitration against Merrill Lynch Pierce Fenner & Smith ("Merrill Lynch") seeking compensatory damages of $950,000 plus attorney's fees and lost income resulting from advice rendered by Merrill Lynch to purchase, and the failure of Merrill Lynch to divest at Template's instruction, a portfolio of zero coupon long-term bonds held by Template. On December 27, 1999, Template Software, Inc. was merged into TSAC, Inc., a wholly owned subsidiary of the Company. Discovery has commenced in the arbitration. The Company expects that the arbitration will be completed by the end of summer 2000. The Company cannot at this time predict the outcome of these proceedings. Management does not believe that the results of this arbitration will have a material effect on the financial position, cash flows, or results of operations of the Company.

On July 15, 1999, Template filed an action against Manugistics, Inc. ("Manugistics") in the United States District Court for the Eastern District of Virginia, seeking compensatory damages of approximately $1.25 million resulting from breach of certain representations contained in a license agreement for Manugistics-developed software. Manugistics filed a counterclaim against the Company, asserting breach of contract, breach of alleged settlement, and wrongful hiring. On October 19, 1999, the Company filed an amended complaint to include two additional claims, fraud in the inducement and constructive fraud, seeking additional damages of $2 million. Subsequent to December 31, 1999, the Company settled this litigation matter at no loss to the Company. The terms of this settlement are confidential.

NOTE 19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                     First     Second      Third      Fourth
                                    Quarter    Quarter    Quarter    Quarter
                                   ---------  ---------  ---------  ----------
                                    (In thousands, except per share data)
1999:
  Net revenues.................... $  13,205  $  13,007  $  12,803  $   13,905
  Gross profit....................     4,749      5,398      6,178       7,689
  Net loss........................    (3,828)    (4,224)    (2,544)     (4,881)
  Net loss per share -- basic and
   diluted........................    ($0.44)    ($0.49)    ($0.31)     ($0.54)
1998:
  Net revenues.................... $   3,093  $   3,155  $   2,349  $    2,088
  Gross profit....................       901      1,308        358        (199)
  Net loss........................    (2,484)    (2,026)    (2,918)    (17,628)
  Net loss per share -- basic and
   diluted........................    ($0.35)    ($0.26)    ($0.38)     ($2.29)

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


During the fourth quarter of 1999, the Company recorded significant nonrecurring adjustments totaling $2,583. The fourth quarter adjustments related primarily to the acquisition of Template and restructuring charges. See Notes 2 and 16.

During the fourth quarter of 1998, the Company recorded significant nonrecurring adjustments totaling $14,025. These adjustments related primarily to the acquisition of Seer, the impairment of the note receivable from the sale of a subsidiary, the impairment of goodwill recorded in connection with the acquisition of Momentum, and the restructuring charges. See Notes 2, 3, 7, and 16.

                             LEVEL 8 SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                  (unaudited)

                                                         June 30,  December 31,
                                                           2000        1999
                                                         --------  ------------
ASSETS
Cash and cash equivalents............................... $ 14,042    $  6,509
Accounts receivable, less allowance for doubtful
 accounts of $1,506 and $1,150 at June 30, 2000 and
 December 31, 1999, respectively........................   19,504      22,199
Notes receivable........................................    2,000       2,000
Prepaid expenses and other current assets...............    4,998       5,134
                                                         --------    --------
   Total current assets.................................   40,544      35,842
Property and equipment, net.............................    5,485       5,845
Intangible assets, net..................................   62,110      69,948
Software product technology, net........................   18,229      20,488
Other assets............................................      791       1,458
                                                         --------    --------
   Total assets......................................... $127,159    $133,581
                                                         ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, due on demand............................ $ 10,172    $  4,996
Current maturities of loan from related company.........      --          519
Current maturities of long-term debt....................      183         395
Accounts payable........................................    2,347       2,194
Accrued expenses:
  Salaries, wages and related items.....................    4,873       4,172
  Merger-related........................................      647       4,075
  Restructuring.........................................      395         630
  Other.................................................    7,949       8,336
Due to related party....................................      102          41
Deferred revenue........................................    9,655       9,020
                                                         --------    --------
   Total current liabilities............................   36,323      34,378
Long-term debt, net of current maturities...............   20,349      22,202
Loan from related company, net of current maturities....    3,000       4,000
Deferred revenue........................................      --          780
Stockholders' equity
  Preferred stock.......................................      --          --
  Common stock..........................................       14          12
  Additional paid-in-capital............................  122,846     113,507
  Accumulated other comprehensive income................     (413)       (159)
  Accumulated deficit...................................  (54,960)    (41,139)
                                                         --------    --------
   Total stockholders' equity...........................   67,487      72,221
                                                         --------    --------
   Total liabilities and stockholders' equity........... $127,159    $133,581
                                                         ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                  (unaudited)

                                      Three Months Ended    Six Months Ended
                                           June 30,             June 30,
                                        2000       1999       2000     1999
                                      ---------  ---------  --------  -------
Revenue:
 Software............................ $  11,669  $   3,190  $ 19,902  $ 5,902
 Maintenance.........................     3,804      3,981     7,478    7,864
 Services............................     5,608      5,836    13,364   12,446
                                      ---------  ---------  --------  -------
    Total operating revenue..........    21,081     13,007    40,744   26,212
Cost of revenue:
 Software............................     1,702      1,090     3,632    1,928
 Maintenance.........................     1,545      1,450     2,929    3,050
 Services............................     4,487      5,069    11,302   11,087
                                      ---------  ---------  --------  -------
    Total cost of revenue............     7,734      7,609    17,863   16,065
Gross profit.........................    13,347      5,398    22,881   10,147
Operating expenses:
 Sales and marketing.................     8,602      2,754    15,721    5,374
 Research and development............     2,549      1,555     4,761    3,234
 General and administrative..........     2,652      1,707     6,201    2,873
 In-process research and
  development........................       --         744       --       744
 Amortization of intangible assets...     3,587      1,687     7,113    3,384
 Loss on disposal of assets..........       338        --        338      --
                                      ---------  ---------  --------  -------
    Total operating expenses.........    17,728      8,447    34,134   15,609
                                      ---------  ---------  --------  -------
    Loss from operations.............    (4,381)    (3,049)  (11,253)  (5,462)
Other income (expense)
 Interest income.....................        77         81       116      156
 Interest expense....................      (844)      (847)   (1,753)  (1,607)
 Net foreign currency
  gains/(losses).....................       (79)      (212)     (116)    (740)
                                      ---------  ---------  --------  -------
Loss before provision for income
 taxes...............................    (5,227)    (4,027)  (13,006)  (7,653)
Income tax provision.................       300        197       550      399
                                      ---------  ---------  --------  -------
Net loss............................. $  (5,527) $  (4,224) $(13,556) $(8,052)
                                      =========  =========  ========  =======
Net loss per share--basic and
 diluted............................. $   (0.41) $   (0.49) $  (1.04) $ (0.93)
                                      =========  =========  ========  =======
Weighted common shares outstanding--
 basic and diluted...................    13,706      8,697    13,317    8,704
                                      =========  =========  ========  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)

                                                             Six Months Ended
                                                                 June 30,
                                                               2000     1999
                                                             --------  -------
Cash flows from operating activities:
 Net loss................................................... $(13,556) $(8,052)
 Adjustments to reconcile net loss to net cash used in
  operating activities
   Depreciation and amortization............................   11,389    5,600
   Deferred income taxes....................................      --         2
   Purchased research and development.......................      --       744
   Provision for doubtful accounts..........................      357      196
   Other....................................................       43      172
   Changes in assets and liabilities, net of assets acquired
    and liabilities assumed:
    Trade accounts receivable...............................    2,125    1,527
    Prepaid expenses and other assets.......................      312      549
    Accounts payable and accrued expenses--excluding merger-
     related and restructuring..............................       24   (2,248)
    Merger-related and restructuring........................   (2,423)  (2,791)
    Deferred revenue........................................     (145)  (1,610)
                                                             --------  -------
     Net cash used in operating activities..................   (1,916)  (5,911)
Cash flows from investing activities:
 Purchases of property and equipment........................     (540)    (102)
 Payments for acquisitions..................................     (515)  (2,190)
 Investment held for resale.................................      635      --
 Purchased technology.......................................     (167)     --
 Capitalization of software development costs...............     (576)    (927)
                                                             --------  -------
     Net cash used in investing activities..................   (1,163)  (3,219)
Cash flows from financing activities:
 Issuance of common shares..................................    7,437      157
 Issuance of preferred shares, net..........................      --    20,896
 Dividends on preferred shares..............................     (320)     --
 Payments on borrowings from related company................   (1,519)    (528)
 Payments on capital leases.................................      (45)     (20)
 Net borrowings on line of credit...........................    5,060    5,796
 Pay down on line of credit.................................      --    (4,000)
                                                             --------  -------
     Net cash provided by financing activities..............   10,611   22,301
Effect of exchange rate changes on cash.....................      (41)      (2)
Net increase in cash and cash equivalents...................    7,533   13,169
Cash and cash equivalents:
 Beginning of period........................................    6,509    6,078
                                                             --------  -------
 End of period.............................................. $ 14,042  $19,247
                                                             ========  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (in thousands)
                                  (unaudited)

                                      Three Months Ended    Six Months Ended
                                           June 30,             June 30,
                                        2000       1999       2000     1999
                                      ---------  ---------  --------  -------
Net loss............................. $  (5,527) $  (4,224) $(13,556) $(8,052)
Other comprehensive income, net of
 tax Foreign currency translation
 adjustment..........................      (180)        66      (254)     (95)
                                      ---------  ---------  --------  -------
Comprehensive loss................... $  (5,707) $  (4,158) $(13,810) $(8,147)
                                      =========  =========  ========  =======



   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (in thousands, except per share amounts)
                                  (unaudited)


NOTE 1. INTERIM FINANCIAL STATEMENTS

The accompanying financial statements are unaudited, and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Level 8 Systems, Inc.'s (the "Company") Annual Report on Form 10-K for the year ended December 31, 1999. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations. All such adjustments are of a normal, recurring nature, except for the conversion of certain notes payable as described in Note 6.

The year-end condensed balance sheet data was derived from audited financial statements in accordance with the rules and regulations of the SEC, but does not include all disclosures required for financial statements prepared in accordance with generally accepted accounting principles.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. During the period ended June 30, 2000, all of the Company's subsidiaries were wholly-owned. During the period ended June 30, 1999, all of the Company's subsidiaries are wholly-owned for the entire six month period presented, except for Seer Technologies, Inc. ("Seer"). The Company acquired a 69% interest in Seer on December 31, 1998 and the remaining 31% interest on April 30, 1999. Prior to the completion of the Seer acquisition, Level 8 assumed Seer's net liabilities. The minority stockholders were deemed to have shared in the losses of Seer only for their proportionate share of Seer's net assets until April 30, 1999. Accordingly, there is no minority interest in the losses of the Seer subsidiary reflected in the consolidated financial statements as for the periods ended June 30, 1999.

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 2000 presentation. Such reclassifications had no effect on previously reported net loss or stockholders' equity.

NOTE 2. EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Potentially dilutive securities are not included in the diluted earnings per share calculations if their inclusion would be anti-dilutive to the basic earnings (loss) per share calculations. Potentially dilutive securities outstanding during the first half of fiscal year 1999 and 2000 include stock options, stock warrants and preferred stock. Dividends of $209 and $111 were paid to the holders of Series A Preferred Stock in the first and second quarter of 2000, respectively.

                             LEVEL 8 SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                    (in thousands, except per share amounts)
                                  (unaudited)


The following table sets forth the reconciliation of net loss to loss available to common stockholders:

                                      Three Months Ended    Six Months Ended
                                           June 30,             June 30,
                                        2000       1999       2000     1999
                                      ---------  ---------  --------  -------
Net loss............................. $  (5,527) $  (4,224) $(13,556) $(8,052)
 Preferred stock dividends...........      (117)       --       (265)     --
                                      ---------  ---------  --------  -------
Loss available to common
 stockholders........................ $  (5,644) $  (4,224) $(13,821) $(8,052)
                                      =========  =========  ========  =======
Loss per common share:
Net loss per share--basic and
 diluted............................. $   (0.41) $   (0.49) $  (1.04) $ (0.93)
                                      =========  =========  ========  =======
Weighted common shares outstanding--
 basic and diluted...................    13,706      8,697    13,317    8,704
                                      =========  =========  ========  =======

NOTE 3. INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss in the first half of fiscal year 2000 or 1999. Because of the Company's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance.

The income tax provision for the second quarter of fiscal year 2000 and 1999 is primarily related to income taxes from profitable foreign operations and foreign withholding taxes.

NOTE 4. USE OF ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

NOTE 5. SEGMENT INFORMATION

Management of the Company makes operating decisions and assesses performance of its operations based on the following reportable segments: (1) Software, (2) Maintenance, (3) Services, and (4) Research and Development.

The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies," included in the Company's Annual Report on Form 10-K for year ended December 31, 1999. Segment data includes a charge allocating all general and administrative expenses to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on loss before interest, net foreign currency gains/(losses), loss on disposal of assets, taxes and amortization of goodwill and other intangible assets (EBITA).

                             LEVEL 8 SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                    (in thousands, except per share amounts)
                                  (unaudited)

The table below presents information about reported segments for the quarter ended June 30, 2000:

                                                              Research
                                                                 And
                              Software  Maintenance Services Development  Total
                              --------  ----------- -------- ----------- -------
Total Revenue................ $11,669     $3,804     $5,608    $   --    $21,081
Total EBITA.................. $   (82)    $2,043     $  491    $(2,908)  $  (456)

The table below presents information about reported segments for the quarter ended June 30, 1999:

                                                              Research
                                                                 And
                              Software  Maintenance Services Development  Total
                              --------  ----------- -------- ----------- -------
Total Revenue................ $ 3,190     $3,981     $5,836    $   --    $13,007
Total EBITA.................. $(1,205)    $2,324     $   41    $(1,778)  $  (618)

The table below presents information about reported segments for the six months ended June 30, 2000:

                                                              Research
                                                                 And
                              Software  Maintenance Services Development  Total
                              --------  ----------- -------- ----------- -------
Total Revenue................ $19,902     $7,478    $13,364    $   --    $40,744
Total EBITA.................. $(2,581)    $4,075    $   235    $(5,531)  $(3,802)

The table below presents information about reported segments for the six months ended June 30, 1999:

                                                              Research
                                                                 And
                              Software  Maintenance Services Development  Total
                              --------  ----------- -------- ----------- -------
Total Revenue................ $ 5,902     $7,864    $12,446    $   --    $26,212
Total EBITA.................. $(2,251)    $4,460    $    68    $(3,611)  $(1,334)

A reconciliation of total segment EBITA to total consolidated loss before taxes for the three and six months ended June 30 is as follows:

                                            Three months     Six months ended
                                           ended June 30,        June 30,
                                           ----------------  -----------------
                                            2000     1999      2000     1999
                                           -------  -------  --------  -------
Total EBITA............................... $  (456) $  (618) $ (3,802) $(1,334)
Amortization of goodwill..................  (3,587)  (1,687)   (7,113)  (3,384)
In-process research and development.......     --      (744)      --      (744)
Other expense, net........................  (1,184)    (978)   (2,091)  (2,191)
                                           -------  -------  --------  -------
Total loss before income taxes............ $(5,227) $(4,027) $(13,006) $(7,653)
                                           =======  =======  ========  =======

                             LEVEL 8 SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                    (in thousands, except per share amounts)
                                  (unaudited)

The following table presents a summary of revenue by geographic region for the three and six months period ended June 30:

                                                  Three months     Six months
                                                 ended June 30,  ended June 30,
                                                 --------------- ---------------
                                                  2000    1999    2000    1999
                                                 ------- ------- ------- -------
Australia....................................... $   342 $   869 $   695 $ 1,517
Denmark.........................................   1,561   2,628   2,519   4,036
France..........................................     306     --    1,931     --
Germany.........................................     389     927     780   1,469
Greece..........................................     149     451   1,755     859
Italy...........................................     355     603     741   1,881
Norway..........................................     450     541   1,085   1,149
Switzerland.....................................     463     680     921   1,680
United Kingdom..................................   5,730     920   6,783   2,528
USA.............................................  10,159   3,507  21,384   8,018
Other...........................................   1,177   1,881   2,150   3,075
                                                 ------- ------- ------- -------
Total revenue................................... $21,081 $13,007 $40,744 $26,212
                                                 ======= ======= ======= =======

Presentation of revenue by region is based on the country in which the customer is domiciled.

NOTE 6. LONG-TERM DEBT

In connection with the acquisition of Momentum Software Corporation ("Momentum"), on December 1, 1998, the Company issued notes to various Momentum shareholders totaling $3,000 payable over three years and bearing an interest rate of 10% per annum. As of December 31, 1999, the remaining three installments on the notes totaled $2,250, plus interest. During the first quarter of 2000, the Company offered to exchange the notes held by former Momentum shareholders for shares of the Company's common stock at a per share price based on the average market price for a set period prior to the date the noteholder accepted the offer. The Company converted $1,904 of the Momentum notes in exchange for approximately 55,000 shares of common stock in the first quarter of 2000 as a result of this exchange offer.

During July 2000, the Company's $10,000 term loan with a commercial bank was amended. The amendment extended the due date from May 31, 2001 to November 30, 2001. No other terms were amended. In conjunction with the extension, Liraz Systems, Ltd ("Liraz") extended their guarantee of the note in exchange for additional shares of common stock.

Subsequent to June 30, 2000 the Company paid the remaining $3,000 balance of the $12,000 loan from Liraz.

NOTE 7. PREFERRED STOCK

During the first half of 2000, 7,216 shares of the Company's Series A Preferred Stock were converted into 721,600 shares of the Company's common stock.

Subsequent to June 30, 2000, the Company completed its agreement to sell 30,000 shares of Series B Convertible Redeemable Preferred Stock ("Series B Preferred Stock"), for $30,000, convertible into an aggregate of approximately 1.2 million shares of common stock of the Company. The proceeds will be used to pay down debt and for other general corporate purposes. The sale of the Series B Preferred Stock was made in a private transaction exempt from the registration requirements of the federal securities laws.

Holders of the Series B Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series B Preferred Stock, voting together with the common stock and not as a

                             LEVEL 8 SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                    (in thousands, except per share amounts)
                                  (unaudited)

separate class except on certain matters adversely affecting the rights of holders of the Series B Preferred Stock. The Series B Preferred Stock may be redeemed at the option of Level 8 at a redemption price equal to the original purchase price at any time after July 20, 2001 if the closing price of Level 8's common stock over 20 consecutive trading days is greater than $50.125 per share. The conversion price of the Series B Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $25.0625 per share. In the event Level 8 breaches its obligations to pay dividends when due or issue common stock upon conversion, or Level 8's common stock is delisted, the dividend rate on the Series B Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of Level 8 during the first 60 days of such increased dividend rate). As part of the $30 million financing, Level 8 also issued the investors warrants to purchase 1,047,382 shares of common stock at an exercise price of $25.0625 per share. Level 8 has agreed to register the common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Level 8 is required to make certain payments in the event it is unable to meet its obligations in connection with the Series B Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series B Preferred Stock, is limited to 19% of the liquidation value of the Series B Preferred Stock.

NOTE 8. CONTINGENCIES

On April 6, 1998, the Company sold substantially all the assets and operations of its wholly owned subsidiary ProfitKey International, Inc. ("ProfitKey"). According to the terms of the ProfitKey sale agreement, the purchase price is subject to adjustment to reflect any variance in working capital from a specified amount. The purchaser notified the Company that it believes there are substantial adjustments which would require a reduction in the purchase price. The Company and the purchaser, pursuant to the terms of the settlement agreement, entered into arbitration proceedings to resolve this matter and a decision from the arbitrator is expected soon. The Company has made a provision for its estimate of the purchase price adjustment and the costs to resolve this matter. Management believes at this time that any additional provision required to ultimately resolve this matter will not have a material effect on the financial position, cash flows, or results of operations of the Company.

In December 1997, Seer filed a lawsuit against Saadi Abbas ("Abbas") and Cambridge Business Solutions (UK) Limited ("CBS") concerning a dispute over a license agreement between Seer, CBS, and Abbas. These entities counterclaimed against Seer. The case has proceeded through discovery and various other procedural events and all that remains of the litigation at this point in time are various claims against Seer by Abbas. In July 1999, most of those claims were struck out by the court in London, England as unarguable or otherwise time barred. The Company intends to continue to vigorously defend against the few remaining claims. One claim that was struck out is subject to appeal. The Company has made provision for its estimated costs to resolve this matter. Management does not believe at this point in the litigation that any additional amounts required to ultimately resolve this matter will have a material effect on the financial position, cash flows, or results of operations of the Company.

NOTE 9. SUBSEQUENT EVENT

On July 31, 2000, the Company announced that it intends to acquire the rights to a comprehensive integrated desktop computer environment from a global financial management and advisory company, in exchange for 1 million shares of its common stock. The transaction is pending final United States federal regulatory approval and certain other conditions. The Company intends to extend the product to a multi-platform environment that works with its existing eBusiness integration products.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                               ----------------

To the Stockholders of Seer Technologies, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Seer Technologies, Inc. and its subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 18, Level 8 Systems, Inc. has acquired a controlling interest in the Company.

/s/ PricewaterhouseCoopers LLP

Washington, D.C.
December 31, 1998

                            SEER TECHNOLOGIES, INC.
                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                        September 30, September 30,
                                                            1998          1999
                                                        ------------- -------------
ASSETS
Cash and cash equivalents..............................   $   1,040     $  4,268
Trade accounts receivable, less allowance for doubtful
 accounts..............................................      17,285       31,383
Prepaid expenses and other current assets..............       1,476        1,947
Deferred income taxes..................................         --         1,152
    Total current assets...............................      19,801       38,750
Trade accounts receivable, net.........................         --         2,041
Property and equipment, net............................       1,867        4,528
Capitalized software costs, net........................       1,140        3,206
Deferred income taxes, net of valuation allowance......         --        17,599
Other assets...........................................         387          411
                                                          ---------     --------
    Total assets.......................................   $  23,195     $ 66,535
                                                          =========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, due on demand...........................   $  38,148     $ 22,052
Accounts payable.......................................       2,897        4,279
Accrued expenses:
  Compensation.........................................         744        1,964
  Commissions..........................................       1,156        1,536
  Restructuring........................................       4,064          --
  Other................................................       3,459        5,241
Deferred revenue.......................................       7,355        7,813
Income taxes payable...................................       1,644        1,826
                                                          ---------     --------
                                                             59,467       44,711
Deferred revenue.......................................         253          981
Commitments and contingencies (Notes 15 and 16)
Stockholders' equity (deficiency):
  Convertible preferred stock, $0.01 par value,
   10,000,000 shares authorized in 1998 and 1997,
   respectively:
   Series A--2,094,143 shares issued and outstanding at
    September 30, 1998 and 1997, respectively; $5.969
    per share liquidation preference (aggregate
    liquidation value of $12,500,000)..................          21           21
   Series B--1,732,115 shares issued and outstanding at
    September 30, 1998; $2.874 per share liquidation
    preference (aggregate liquidation value of
    $5,000,000)........................................          18          --
  Common stock $0.01 par value, 30,000,000 shares
   authorized in 1998 and 1997, respectively;
   11,980,216 and 11,865,167 shares issued and
   outstanding at September 30, 1998 and 1997,
   respectively........................................         120          119
  Additional paid-in-capital--preferred................      17,232       12,281
  Additional paid-in-capital--common...................      58,791       58,486
  Cumulative translation adjustments...................        (847)        (644)
  Accumulated deficit..................................    (111,860)     (49,420)
                                                          ---------     --------
    Total stockholder's equity (deficiency)............     (36,525)      20,843
                                                          ---------     --------
    Total liabilities and stockholders' equity.........   $  23,195     $ 66,535
                                                          =========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                    For the Years Ended
                                                       September 30,
                                                  1998       1997      1996
                                                ---------  --------  --------
Operating Revenue:
 Software products............................. $   6,986  $ 34,244  $ 28,795
 Maintenance...................................    13,557    14,598    13,182
 Services......................................    43,421    54,311    49,680
                                                ---------  --------  --------
    Total operating revenue....................    63,964   103,153    91,657

Cost of Revenue:
 Software products.............................     1,786     1,545     1,562
 Maintenance...................................     6,480     8,436     9,157
 Services......................................    39,512    41,860    42,401
                                                ---------  --------  --------
    Total cost of revenue......................    47,778    51,841    53,120

Gross profit...................................    16,186    51,312    38,537

Operating Expenses:
 Sales and marketing...........................    19,312    30,693    43,982
 Research and product development..............    12,894    12,485    16,789
 General and administrative....................     9,999    14,705    19,878
 Restructuring charges.........................    13,200       500     3,000
                                                ---------  --------  --------
    Total operating expenses...................    55,405    58,383    83,649
                                                ---------  --------  --------
    Loss from operations.......................   (39,219)   (7,071)  (45,112)

Other Income (expense):
 Interest income...............................       477       514       648
 Interest expense..............................    (3,488)   (2,181)     (802)
                                                ---------  --------  --------
    Other income (expense), net................    (3,011)   (1,667)     (154)
                                                ---------  --------  --------
Loss before provision for income taxes.........   (42,230)   (8,738)  (45,266)
Income tax provision (benefit).................    20,210     1,228   (13,684)
                                                ---------  --------  --------

Net loss....................................... $(62,440)  $ (9,966) $(31,582)
                                                =========  ========  ========

Loss per share--basic and diluted.............. $   (5.23) $  (0.85) $  (2.76)
                                                =========  ========  ========
Weighted average common shares outstanding--
 basic and diluted.............................    11,941    11,707    11,445
                                                =========  ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                              (CAPITAL DEFICIENCY)
                      (in thousands, except share amounts)


                                     Series A         Series B
                                 Preferred Stock  Preferred Stock    Common Stock      Additional
                                 ---------------- ---------------- ----------------- Paid-In Capital
                                  Shares   Amount  Shares   Amount   Shares   Amount    Preferred
                                 --------- ------ --------- ------ ---------- ------ ---------------
Balance at September 30, 1995..        --   $--              $--   11,351,948  $114      $   --
 Issuance of convertible
  preferred shares.............  2,094,143    21                                          12,281
 Issuance of common shares.....                                       260,159     2
 Cumulative translation
  adjustment...................
Net loss.......................
                                 ---------  ----  ---------  ----  ----------  ----      -------
Balance at September 30, 1996..  2,094,143    21        --    --   11,612,107   116       12,281
 Issuance of stock.............                                       263,060     3
 Repurchase of common shares...                                      (10,000)
 Cumulative translation
  adjustment...................
Net loss.......................
                                 ---------  ----  ---------  ----  ----------  ----      -------
Balance at September 30, 1997..  2,094,143    21        --    --   11,865,167   119       12,281
 Issuance of convertible
  preferred shares.............                   1,762,115    18     115,049              4,951
 Issuance of common shares.....                                                   1
 Cumulative translation
  adjustment...................
Net loss.......................
                                 ---------  ----  ---------  ----  ----------  ----      -------
Balance at September 30, 1998..  2,094,143  $ 21  1,762,115  $ 18  11,980,216  $120      $17,232
                                 =========  ====  =========  ====  ==========  ====      =======

                                                                       Total
                            Additional    Cumulative               Stockholders'
                          Paid-In Capital Translation Accumulated Equity/(Capital
                              Common      Adjustment    Deficit     Deficiency)
                          --------------- ----------- ----------- ---------------
Balance at September 30,
 1995...................      $56,541        $(395)    $  (7,822)    $ 48,438
 Issuance of convertible
  preferred shares......                                               12,302
 Issuance of common
  shares................        1,003                                   1,005
 Cumulative translation
  adjustment............                      (110)                      (110)
 Net loss...............                                 (31,582)     (31,582)
                              -------        -----     ---------     --------
Balance at September 30,
 1996...................       57,544         (505)      (39,404)      30,053
 Issuance of stock......          992                                     995
 Repurchase of common
  shares................          (50)                       (50)        (100)
 Cumulative translation
  adjustment............                      (139)                      (139)
 Net loss...............                                  (9,966)      (9,966)
                              -------        -----     ---------     --------
Balance at September 30,
 1997...................       58,486         (644)      (49,420)      20,843
 Issuance of convertible
  preferred shares......                                                4,969
 Issuance of common
  shares................          305                                     306
 Cumulative translation
  adjustment............                      (203)                      (203)
 Net loss...............                                 (62,440)     (62,440)
                              -------        -----     ---------     --------
Balance at September 30,
 1998...................      $58,791        $(847)    $(111,860)    $(36,525)
                              =======        =====     =========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                     For The Years Ended
                                                        September 30,
                                                  ----------------------------
                                                    1998      1997      1996
                                                  ---------  -------  --------
Cash Flows From Operating Activities:
 Net loss........................................ $(62,440)  $(9,966) $(31,582)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization..................     3,716    4,328     4,408
  Deferred income taxes..........................    18,751   (1,159)  (16,577)
  Provision for uncollectible accounts...........     1,027    4,338    10,158
  Write-down of assets...........................     4,792      --        --
  Non-cash cost of credit guaranty...............        98      336        67
  Non-cash compensation cost.....................       --        86       --
  Changes in assets and liabilities:
   Trade accounts receivable.....................    11,929    8,863    (9,043)
   Prepaid expenses and other assets.............       340    1,882        28
   Accounts payable, accrued expenses, and income
    taxes payable................................      (882)  (7,899)    2,444
   Deferred revenue..............................    (1,186)  (2,721)    3,922
                                                  ---------  -------  --------
    Net cash used in operating activities........   (23,855)  (1,912)  (36,175)
Cash Flows From Investing Activities:
 Purchases of property and equipment.............      (358)  (1,031)   (2,768)
 Capitalization of software development costs....      (128)  (1,373)   (1,600)
                                                  ---------  -------  --------
    Net cash used in investing activities........      (486)  (2,404)   (4,368)
Cash Flows From Financing Activities:
 Issuance of common shares.......................       208      797       602
 Repurchase of common shares.....................       --      (100)      --
 Issuance of preferred shares....................     5,000      --     12,500
 Preferred stock issuance costs..................       (31)     --       (198)
 Debt issuance costs.............................       --      (280)      --
 Net borrowings under lines of credit............    15,956    7,813    14,379
                                                  ---------  -------  --------
    Net cash provided by financing activities....    21,133    8,230    27,283
Effect of exchange rate changes on cash..........       (20)     (23)      (13)
                                                  ---------  -------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................    (3,228)   3,891   (13,273)
Cash And Cash Equivalents:
 Beginning of period.............................     4,268      377    13,650
                                                  ---------  -------  --------
 End of period................................... $   1,040  $ 4,268  $    377
                                                  =========  =======  ========
Supplemental disclosures of cash flow
 information:
CASH PAID DURING THE PERIOD FOR:
 Income Taxes.................................... $   1,326  $ 2,400  $  1,596
                                                  =========  =======  ========
 Interest........................................ $   3,006  $ 2,040  $    846
                                                  =========  =======  ========

During fiscal years 1998 and 1996, the Company issued 30,000 and 75,000 shares of its common stock, respectively, to Welsh, Carson, Anderson, & Stowe VI ("WCAS") in exchange for WCAS's guaranty of one of the Company's lines of credit. See Note 5. The Company recorded expense of $98 and $403 related to these transactions based on the fair market value of the stock on the date of issuance.

   The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (dollars in thousands, except share and per share data)


NOTE 1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Operations

Seer Technologies, Inc. ("Seer" or the "Company") is one of the software industry's earliest pioneers and a long-time leader in component-based software application development. Seer helps Global 5000 companies leverage information technology as a competitive weapon by enabling the deployment and on going renewal of large-scale, business-critical systems. Seer provides solutions for the business problems of delivering application functionality, extending the return on information technology investment and managing enterprise application life cycles in complex development environments through a combination of consulting services, best practices methodologies, application assets and enabling technologies.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions are eliminated in consolidation.

Foreign Currency Translation

The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded as a separate component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period. Transaction gains and losses are included in current operations. Realized and unrealized net losses (gains) for transactions denominated in foreign currencies were $10, $136, and $556, respectively, for the fiscal years ended September 30, 1998, 1997, and 1996.

Revenue Recognition

Revenue from the non-exclusive licensing of existing software products is recognized when the software is accepted and delivered or installed by the customer in accordance with the terms of the contract and only if no significant vendor obligations remain and collection of the resulting receivables is deemed probable. For license agreements where maintenance is bundled with the software license for a time period greater than three months, an appropriate portion of the license fees is deferred and amortized over the initial maintenance period.

Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue.

Revenue from consulting and training services is recognized as services are performed.

Proceeds from product development contracts are recorded as deferred revenue when collected and the revenue is recognized as the development work is performed.

The Company typically does not grant to its customers a contractual right to return software products. Accordingly, no provision for estimated returns is recorded at the time of sale. When approved by management, however, the Company will accept returns of certain software products and will provide an allowance for those specific transactions.

The Company typically does not grant to its customers a contractual right to return software products. Accordingly, no provision for estimated returns is recorded at the time of sale. When approved by management, however, the Company will accept returns of certain software products and will provide an allowance for those specific transactions.

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Cost of Revenue

The primary components of the Company's cost of revenue for its software products are packaging and distribution costs, software amortization and royalties. The primary components of the Company's cost of revenue for maintenance are payments under various distribution and marketing agreements with IBM and customer support. A portion of the costs related to customer support are deferred and recognized as the service is provided. The primary component of the Company's cost of revenue for services is compensation expense.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less from the date of purchase. For these instruments, the carrying amount is a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions in both the United States and several foreign countries. At times, such cash and cash equivalents may be in excess of FDIC insurance limits.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

   Leasehold improvements........................ The lesser of the lease term or estimated useful life
   Furniture and fixtures........................ 3 to 5 years
   Office equipment.............................. 3 years
   Computer equipment............................ 4 years

Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

Software Costs

The Company capitalizes certain software costs after technological management with respect to certain external factors, including, feasibility of the product has been established. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

All capitalized software costs are amortized over related sales on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Each quarter, the Company evaluates the value of its capitalized software costs based on the estimated discounted future cash flows.

Research and Product Development

Research and product development costs are expensed as incurred.

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Forward Exchange Contracts

The Company conducts its business in various foreign currencies. As a result, it is subject to the transaction exposures that arise from foreign exchange rate movements between the dates that foreign currency transactions are recorded and the date they are consummated. The Company enters into foreign exchange forward contracts to hedge the effect of fluctuating foreign currencies on its results of operations (see Note 11). Gains and losses associated with exchange rate fluctuations on forward contracts are recorded currently as income or loss as they offset corresponding gains and losses on the foreign currency denominated assets or liabilities being hedged. The gains and losses are computed by multiplying the foreign currency amounts of the forward contracts by the difference between the quoted market spot rate at the balance sheet date and the spot rate at the date of inception of the forward contracts. The costs of the forward contracts are recorded as expense over the lives of the contracts. Cash flows related to forward exchange contracts are classified in the Consolidated Statement of Cash Flows in the same categories as the hedged assets or liabilities.

Income Taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are generally considered.

Earnings/(Loss) Per Share

During fiscal year 1998, the Company adopted the provisions of SFAS No. 128, "Earnings per Share", which specifies the computation, presentation, and disclosure requirements for earnings per share. All prior period earnings per share data has been restated, as applicable, to conform with the provisions of the statement.

Basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Basic earnings (loss) per share equals diluted earnings (loss) per share for all periods presented since the inclusion of potentially dilutive securities would be anti-dilutive to the diluted earnings (loss) per share calculations. Potentially dilutive securities outstanding during fiscal years 1996, 1997 and 1998 include stock options, nonvested stock, and Series A convertible preferred stock. Series B convertible preferred stock were also potentially dilutive securities outstanding since the third quarter of fiscal year 1998.

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS 123 and has applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized in the Consolidated Statement of Operations for its stock option plans. See Note 7.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Reclassifications

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 1998 presentation. Such reclassifications had no effect on previously reported net income or stockholders' equity.

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 2. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at September 30:

                                                               1998      1997
                                                              -------  --------
Computer equipment........................................... $ 3,532  $ 12,961
Leasehold improvements.......................................   1,675     2,122
Office equipment.............................................   1,194     1,286
Furniture and fixtures.......................................   1,884     2,354
                                                              -------  --------
                                                                8,285    18,723
Less accumulated depreciation and amortization...............  (6,418)  (14,195)
                                                              -------  --------
                                                              $ 1,867  $  4,528
                                                              =======  ========

Depreciation and amortization expense was $2,027, $2,962, and $3,137 for the fiscal years ended September 30, 1998, 1997, and 1996, respectively.

During the second quarter of fiscal year 1998, property and equipment was written down for obsolescence and retirement of assets based on the Company's revised business plan. The write down totaled $901 and is included in restructuring charges in the Consolidated Statement of Operations. See Note 12.

NOTE 3. CAPITALIZED SOFTWARE COSTS

For the fiscal years ended September 30, 1998, 1997 and 1996, the Company capitalized $128, $1,372, and $1,600, respectively, of internal costs related to developing software for sale. During the fiscal years ended September 30, 1998, 1997 and 1996, the Company recognized $1,544, $1,223, and $968, respectively, of expense related to the amortization of these costs, which is recorded in cost of revenue, software products, in the Consolidated Statements of Operations.

During the second quarter of fiscal year 1998, capitalized software cost was written down to its fair value based on the Company's revised business plan. The write down totaled $650 and is included in the restructuring charges in the Consolidated Statement of Operations. Accumulated amortization of capitalized software costs is $4,096 and $2,814 at September 30, 1998 and 1997, respectively.

NOTE 4. ACCOUNTS RECEIVABLE

Trade accounts receivable consists of the following at September 30:

                                                                1998     1997
                                                               -------  -------
Current trade accounts receivable............................  $19,585  $33,355
Less: Allowance for doubtful accounts........................   (2,124)  (1,360)
  Unamortized discount.......................................     (176)    (612)
                                                               -------  -------
                                                               $17,285  $31,383
                                                               =======  =======
Noncurrent trade accounts receivable.........................  $   --   $ 2,414
Less: Unamortized discount...................................      --      (373)
                                                               -------  -------
                                                               $   --   $ 2,041
                                                               =======  =======

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Approximately $4,118 and $8,942 of current trade receivables were unbilled at September 30, 1998 and 1997, respectively. All noncurrent receivables were unbilled at September 30, 1997. Discounts on receivables with payment terms in excess of one year were calculated based on an imputed interest rate of 12% for the fiscal year ended September 30, 1997. There were no receivables with payment terms in excess of one year recorded during the fiscal year ended September 30, 1998.

The provision for uncollectible amounts was $1,027, $4,338 and $10,158 for the years ended September 30, 1998, 1997, and 1996, respectively. During the second and third quarters of fiscal year 1998, accounts receivable was written down due to a deterioration in specific client relationships as a result of the Company's revised business plan. The write down totaled $3,000 and is included in restructuring charges in the Consolidated Statement of Operations. Write-offs of accounts receivable were $3,263, $12,329, and $1,457 for the years ended September 30, 1998, 1997, and 1996, respectively.

NOTE 5. CREDIT FACILITIES

At September 30, 1998, the Company maintained two credit facilities (the "Revolving Facility" and the "Guaranteed Facility") which provided for combined borrowings of up to $42 million for working capital purposes based on the Company's eligible accounts receivable, as defined in the loan agreements. The Revolving Facility allows for borrowings of up to $25 million, bears interest at the London Interbank Offered Rate ("LIBOR") plus 5.0% and is collateralized by the Company's accounts receivable, equipment and intangibles. The Guaranteed Facility allows for borrowings of up to $17 million and bears interest at the higher of LIBOR plus 1.25% or .5% plus the prime rate quoted by the Federal Reserve. Until December 31, 1998, the Guaranteed Facility was guaranteed by the Company's principal stockholder, Welsh, Carson, Anderson, & Stowe VI, L.P. ("WCAS"), pursuant to an agreement with the Company. Borrowings under the Revolving Facility must always exceed borrowings under the Guaranteed Facility. There are no other financial covenants for either credit facility. As of September 30, 1998, the Company had outstanding borrowings of $21,223 under the Revolving Facility and $16,925 under the Guaranteed Facility. The interest rates for the Revolving Facility and the Guaranteed Facility were 10.6% and 8.5%, respectively, at September 30, 1998.

During fiscal year 1997, the Company incurred approximately $280 in connection with the renegotiation of its revolving credit facility. The loan costs were amortized over the initial term of the facility and were fully amortized at September 30, 1998. The unamortized loan costs of $140 at September 30, 1997 are included in the Consolidated Balance Sheet as a deduction from notes payable.

In exchange for WCAS' guarantee of its credit facility, the Company issued 30,000 and 75,000 shares of its common stock to WCAS in fiscal years 1998 and 1996, respectively. The Company recorded expense of $98 and $403 related to these transactions based on the fair market value of the stock on the date of issuance.

Additionally, at September 30, 1998, the Company had a line of credit of $500 available to enter foreign exchange forward contracts which was also guaranteed by WCAS. At September 30, 1998 the aggregate notional amount of foreign exchange forward contracts outstanding was $6,308.

Subsequent to September 30, 1998, the Company and its lender completed several amendments to the Revolving Facility and the Guaranteed Facility and the foreign exchange line of credit were terminated. See Note 18.

NOTE 6. CONVERTIBLE PREFERRED STOCK

During April, 1998, the Company completed its agreement to sell 1,762,115 shares of its Series B Convertible Preferred Stock (the "Preferred Stock") to WCAS and certain WCAS affiliates, resulting in gross proceeds to the Company of $5 million.

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


During August 1996, the Company sold 2,094,143 shares of its newly authorized Series A Convertible Preferred Stock (the "Preferred Stock") to WCAS and certain WCAS affiliates, resulting in gross proceeds to the Company of $12,500. Approximately $198 of expenses was incurred in connection with the stock issuance and has been recorded in the Consolidated Statement of Stockholders' Equity (Capital Deficiency) as an offset to the Preferred Stock proceeds.

Each share of Preferred Stock may be converted at any time at the option of the holder into shares of Common Stock at a conversion rate of one common share for each share of Preferred Stock, subject to adjustment upon the occurrence of certain events. The Preferred Stock is not entitled to receive dividends in any fixed amount but will receive dividends on an as converted basis in the event that a dividend is paid on the Common Stock. The Preferred Stock will rank senior in right of payment to the Common Stock. In the event of any liquidation, dissolution or winding up of the Company, holders of Series A and Series B Preferred Stock will be entitled to receive a liquidation preference of $5.969 and $2.8375 per share, respectively, before payment is made or assets are distributed to holders of the Common Stock. In addition, the holders of Preferred Stock are entitled to vote together with the holders of Common Stock on all matters to be voted on by the stockholders of the Company.

The Company is subject to certain restrictions while shares of Preferred Stock remain outstanding, including restrictions on the Company's ability to declare dividends, purchase or redeem any outstanding shares of its Common Stock, create or authorize the creation of additional classes of capital stock of the Company, increase the authorized amount of Preferred Stock, create or authorize the creation of any securities convertible into shares of Preferred Stock or any other class of capital stock of the Company.

NOTE 7. STOCK-BASED COMPENSATION PLANS

The Company has a Stock Option and Restricted Stock Purchase Plan pursuant to which certain employees and officers of the Company have been or will be granted nonvested stock or stock options to acquire up to a maximum of 2,900,000 shares of the Company's common stock. Option exercise prices are no less than 100% of the fair market value at the date of grant, and vested options may be exercised for a period of up to ten years from the date of grant. During the fiscal year ended September 30, 1996, the Company exchanged all options with exercise prices of $7.50 or more per share for options with an exercise price of $6.38 per share, which was the fair market value of the Company's common stock on the date of exchange. During the fiscal year ended September 30, 1998, the Company exchanged all options held by employees with exercise prices of $4.75 or more per share for options with an exercise price of $4.59. Effective October 1, 1996, the vesting provisions of the plan were amended so that the nonvested stock and stock options issued after that date vest over a specified period of time as determined by the Company's compensation committee when the options are granted. Vesting provisions for options issued prior to October 1, 1996 were amended so that any options existing at October 1, 1996 vested over a four year period.

The Company also has a Stock Option Plan for Non-Employee Directors, pursuant to which non-employee directors can be granted options to acquire up to 200,000 shares of the Company's common stock, with a maximum of 10,000 options available per non-employee director. The options vest in one-third increments on each of the first through third anniversaries of the grant date.

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Activity for stock options issued under these plans for the fiscal years ending September 30, 1998, 1997 and 1996 is as follows:

                                                               Weighted Average
                          Plan Activity Option Price per Share  Exercise Price
                          ------------- ---------------------- ----------------
Balance at September 30,
 1995...................   $ 2,147,650       $3.25-$18.00           $3.38

 Granted................       735,450        5.50- 18.00            9.91
 Exercised..............      (185,159)       3.25- 10.00            3.26
 Forfeited..............      (581,696)       3.25- 14.50            3.64
                           -----------                              -----
Balance at September 30,
 1996...................     2,116,245        3.25- 18.00            4.74

 Granted................       808,625        3.25-  6.50            4.37
 Exercised..............      (243,696)       3.25-  6.38            3.26
 Forfeited..............      (907,805)       3.25-  6.38            3.64
                           -----------                              -----
Balance at September 30,
 1997...................     1,773,369        3.25- 18.00            5.31

 Granted................     2,240,600        2.84-  7.88            3.64
 Exercised..............       (63,716)       3.25-  6.38            3.36
 Forfeited..............    (1,550,827)       2.84-  8.25            4.76
                           -----------                              -----
Balance at September 30,
 1998...................   $ 2,399,426       $3.25-$14.50           $3.32
                           ===========                              =====

The weighted average grant date fair value of options issued during the years ended September 30, 1998, 1997 and 1996 was equal to $1.82, $2.72 and $3.87 per share, respectively. The fair value of options granted during the fiscal years ended September 30, 1998, 1997 and 1996 was equal to $4,413, $2,159 and $2,813, respectively. There were no option grants issued below fair market value during fiscal years 1998, 1997 or 1996.

The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

   Expected life (in years)...............................................    3
   Expected volatility....................................................   77%
   Risk free interest rate................................................ 5.53%
   Expected dividend yield................................................    0%

For disclosure purposes, the adjusted estimated fair value of the Company's stock-based awards to employees is amortized over the vesting period. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss and loss per share for the fiscal years September 30, 1998, 1997, and 1996 would have been increased to the pro forma amounts indicated below. The Company's adjusted information follows (in thousands, except for per share information):

                                                     1998     1997      1996
                                                   --------  -------  --------
   Net loss, as reported.......................... $(62,440) $(9,966) $(31,582)
   Net loss, as adjusted..........................  (63,348) (10,591)  (31,703)

   Pro forma net loss per share, as reported...... $  (5.23) $ (0.85) $  (2.76)
   Pro forma net loss per share, as adjusted...... $  (5.31) $ (0.90) $  (2.77)

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


At September 30, 1998, 1997 and 1996 options to purchase approximately 382,067, 284,015 and 184,348 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $3.25 to $18.00. The following table summarizes information about stock options outstanding at September 30, 1998:

                                           Remaining Contractual
                       Number                Life for Options                Number
Exercise Price       Outstanding                Outstanding                Exercisable
--------------       -----------           ---------------------           -----------
 $ 2.50                  50,000                    9.50                       50,000
 $ 2.84               1,528,150                    9.61                          --
 $ 3.25                 234,086                    6.12                      202,622
 $ 3.75                  89,375                    8.14                       23,750
 $ 4.59                 397,582                    9.61                       72,130
 $ 4.75                  20,002                    8.33                       13,334
 $ 5.00                  40,000                    7.91                       10,000
 $ 6.38                     233                    8.79                          233
 $ 7.00                  30,000                    8.95                          --
 $10.00                   3,333                    6.42                        3,333
 $14.50                   6,665                    7.00                        6,665
                      ---------                                              -------
                      2,399,426                                              382,067
                      =========                                              =======

During the fiscal year ended September 30, 1997, the Company issued 38,500 shares of nonvested stock to employees. The Company recognized compensation expense with respect to nonvested stock awards equal to the difference between the market price and the par value of the stock on the grant date. Compensation expense recognized during fiscal year 1997 for nonvested stock was $172. Of the total shares issued, 21,750 shares vested during fiscal year 1998, and the remaining shares were forfeited.

NOTE 8. EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan for all U.S. employees. Effective January 1, 1997, the Company amended the plan to provide a 25% matching contribution for an employee's contribution up to 4% of an employee's salary. Participants must be employed at December 31 of each calendar year to be eligible for employer matching contributions. During fiscal year 1998, the Company recorded expense of $257 related to the matching contribution. Prior to this amendment, matching contributions were made at the discretion of the Board of Directors. For the year ended September 30, 1996, the Board of Directors did not authorize any contributions to the 401(k) plan.

The Company also has employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. Expense recognized under these plans for the years-ended September 30, 1998, 1997, and 1996 was $669, $684, and $629, respectively.

The Company has an Employee Stock Purchase Plan for its employees. The plan allows employees to purchase shares of the Company's common stock for 85% of fair market value. The Company is responsible for the differential in market value, as well as, all administrative costs of the plan. For fiscal years 1998, 1997, 1996, the Company incurred expenses of $26, $48, and $31, respectively, for the plan.

NOTE 9. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

No one customer accounted for more than 10% of operating revenue for the fiscal years ended September 30, 1998, 1997, and 1996.

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

The Company has entered into several marketing and distribution agreements with IBM throughout the world. Transactions resulting from these agreements are as follows for the fiscal years ended September 30:

                                                       1998     1997     1996
                                                      -------  -------  -------
   Expenses incurred................................. $ 2,128  $ 1,720  $ 4,907
   Revenues generated................................ $24,456  $55,029  $59,493
   Percentage of revenues............................      38%      53%      65%
   Percentage of outstanding receivables.............      37%      46%      70%

As of September 30, 1998 and 1997, the Company had outstanding trade accounts receivable primarily from 86 and 97 customers, respectively. It is the policy of the Company to closely monitor all accounts receivable and to record a provision for uncollectible accounts when the uncollectible amounts are estimable. Generally, no collateral is required.

NOTE 10. SEGMENT INFORMATION

In 1998, the Company adopted SFAS 131, "Enterprise and Related Information." SFAS 131 supercedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's relating segment information. The prior year's segment information has been restated to present the Company's four reportable segments--(1) Software, (2) Maintenance, (3) Services, and (4) Research and Development. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest, taxes, and restructuring charges (EBITR).

The table below presents information about reported segments for the years ending September 30:

                                                          Research and
                          Software  Maintenance Services  Development   Total
                          --------  ----------- --------  ------------ --------
                                            (in thousands)
FY 1998
  Total Revenue.......... $  6,986    $13,557   $43,421     $    --    $ 63,964
  Total EBITR............ $(16,962)   $ 6,267   $(1,031)    $(14,293)  $(26,019)
                          --------    -------   -------     --------   --------
FY 1997
  Total Revenue.......... $ 34,244    $14,598   $54,311     $    --    $103,153
  Total EBITR............ $ (3,203)   $ 4,860   $ 5,971     $(14,199)  $ (6,571)
                          --------    -------   -------     --------   --------
FY 1996
  Total Revenue.......... $ 28,795    $13,182   $49,680     $    --    $ 91,657
  Total EBITR............ $(24,698)   $ 2,426   $  (122)    $(19,719)  $(42,113)
                          --------    -------   -------     --------   --------

A reconciliation of total segment revenue to total consolidated revenues and of total segment EBITR to total consolidated income before taxes, for the years ended September 30, 1998, 1997 and 1996 is as follows:

                                                     1998     1997      1996
                                                   --------  -------  --------
   Total EBITR.................................... $(26,019) $(6,571) $(42,113)
   Restructuring charges..........................  (13,200)    (500)   (3,000)
   Interest expense...............................   (3,011)  (1,667)     (154)
                                                   --------  -------  --------
     Total loss before income taxes............... $(42,230) $(8,738) $(45,267)
                                                   ========  =======  ========

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

The following table presents a summary of revenue by geographic region for the fiscal years ended September 30:

                                                         1998     1997    1996
                                                        ------- -------- -------
   United States....................................... $17,544 $ 32,864 $28,974
   United Kingdom......................................   8,935   15,899   3,951
   Denmark.............................................   6,226    4,420   5,157
   Italy...............................................   5,395   12,738  14,770
   Switzerland.........................................   3,687    2,965   1,850
   Norway..............................................   3,130    3,561   2,120
   Australia...........................................   2,858    4,726   3,167
   Germany.............................................   2,780    6,233   9,588
   Other...............................................  13,140   19,747  22,080
                                                        ------- -------- -------
     Total revenue..................................... $63,965 $103,153 $91,657
                                                        ======= ======== =======

Foreign revenue is based on the country in which the customer is domiciled.

The following table represents a summary of long-lived assets by geographic region as of September 30:

                                                             1998   1997   1996
                                                            ------ ------ ------
   United States........................................... $2,383 $6,208 $7,431
   United Kingdom..........................................    487    979  1,438
   Other...................................................    137    547    647
                                                            ------ ------ ------
     Total assets.......................................... $3,007 $7,734 $9,516
                                                            ====== ====== ======

The Company's foreign operations are reimbursed by the Company for their costs plus an appropriate mark-up for profit. Intercompany profits and losses are eliminated in consolidation.

NOTE 11. FOREIGN CURRENCIES AND FORWARD EXCHANGE CONTRACTS

At September 30, 1998, the Company had approximately $628 and $8,754 U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies. At September 30, 1997, the Company had approximately $1,378 and $15,618 U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies.

The more significant trade accounts receivable denominated in foreign currencies as a percentage of total trade accounts receivable were as follows:

                                                                     1998  1997
                                                                     ----  ----
   Pound Sterling................................................... 10.9%  9.2%
   Australian Dollar................................................  1.2   7.2
   Deutsche Mark....................................................  3.5   2.0
   Brazilian Real...................................................  3.1   4.2
   Italian Lira.....................................................  8.1  12.4
   Danish Krona.....................................................  4.9   3.1

The Company enters into forward exchange contracts to hedge the exposures that arise from foreign exchange movements between dates that foreign currency denominated receivables and payables are recorded and the date they are paid. The Company does not engage in foreign currency speculation. The forward contracts are

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

generally 60 to 90 day forward window contracts having maturities of less than one year. The table below summarizes, by currency, the contractual amounts of the Company's forward contracts for the years ended September 30:

                                                       As of September 30, 1998
                                                      --------------------------
                                 Original  Contract   Contract  Fair  Unrealized
1998 Currency                    Contracts Drawdowns  Balance  Value  Gain/(loss)
-------------                    --------- ---------  -------- ------ ----------
Outbound Transactions
Australian Dollars..............  $   140  $   (140)   $  --   $  --    $ --
Pound Sterling..................   16,030   (16,030)      --      --      --
Deutsche Mark...................    1,322    (1,322)      --      --      --
Irish Punt......................    1,760      (640)    1,120   1,196      76
                                  -------  --------    ------  ------   -----
  Total.........................  $19,252  $(18,132)   $1,120  $1,196   $  76
                                  =======  ========    ======  ======   =====
Inbound Transactions
Australian Dollars..............  $ 1,427  $ (1,427)   $  --   $  --    $ --
Pound Sterling..................   10,590    (8,742)    1,848   1,887     (39)
Canadian Dollars................      520      (520)      --      --      --
Danish Krona....................    6,230    (5,870)      360     380     (20)
Deutsche Mark...................    2,723    (2,177)      546     563     (17)
Dutch Guilder...................    1,976    (1,739)      237     241      (4)
French Franc....................      567      (479)       88      93      (5)
Italian Lira....................    9,860    (8,948)      912     943     (31)
Norwegian Krone.................    4,450    (4,128)      322     335     (13)
South African Rand..............    1,760    (1,430)      330     348     (18)
Spanish Peseta..................      899      (602)      297     299      (2)
Swedish Krone...................    2,139    (1,891)      248     257      (9)
                                  -------  --------    ------  ------   -----
  Total.........................  $43,141  $(37,953)   $5,188  $5,346   $(158)
                                  =======  ========    ======  ======   =====
                                                       As of September 30, 1997
                                                      --------------------------
                                 Original  Contract   Contract  Fair  Unrealized
1997 Currency                    Contracts Drawdowns  Balance  Value  Gain/(Loss)
-------------                    --------- ---------  -------- ------ ----------
Outbound Transactions
Australian Dollars..............  $   389  $   (389)   $  --   $  --    $ --
Pound Sterling..................   13,264    (7,865)    5,399   5,496      97
Deutsche Mark...................    3,405    (3,405)      --      --      --
                                  -------  --------    ------  ------   -----
  Total.........................  $17,058  $(11,659)   $5,399  $5,496   $  97
                                  =======  ========    ======  ======   =====
Inbound Transactions
Australian Dollars..............  $ 2,629  $ (2,629)   $  --   $  --    $ --
Pound Sterling..................   24,430   (22,882)    1,548   1,570     (22)
Canadian Dollars................      926      (628)      298     299      (1)
Danish Krona....................    4,371    (3,880)      491     494      (3)
Deutsche Mark...................    9,156    (8,719)      437     458     (21)
Dutch Guilder...................      865      (865)      --      --      --
Italian Lira....................   21,058   (19,526)    1,532   1,589     (57)
Norwegian Krone.................    4,456    (4,182)      274     291     (17)
Spanish Peseta..................    1,303    (1,156)      147     154      (7)
Swedish Krone...................    5,826    (5,645)      181     185      (4)
Other...........................    1,005      (989)       16      17      (1)
                                  -------  --------    ------  ------   -----
  Total.........................  $76,025  $(71,101)   $4,924  $5,057   $(133)
                                  =======  ========    ======  ======   =====

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Unrealized gains and losses on forward contracts reflect changes in exchange rates and are recorded directly in income, as they offset corresponding unrealized gains and losses on the foreign currency denominated assets being hedged (see Note 1). Forward contract liabilities related to unrealized losses are recorded as other accrued expenses in the Consolidated Balance Sheet.

The Company is exposed to exchange related losses on forward contracts should a transaction with a related forward exchange contract not be consummated by the forward contract expiration date. In such instances, the Company extends or repurchases the contract at the then prevailing market rates. Net realized (gains) losses on the extension or repurchase of contracts totaled ($15), $156, and $88 for the fiscal years ended September 30, 1998 and 1997, and 1996, respectively.

NOTE 12. RESTRUCTURING CHARGES

During the second quarter of fiscal year 1998, the Company began work on a revised business plan, necessitated by a decline in demand for the Company's software products. As a result of this effort, at the end of the second quarter of fiscal year 1998, the Company announced its plans to streamline its sales and marketing organizations, as well as reorganize its technical operations into one cohesive unit, providing improved product support and more focused development of new products. The general and administrative organization within the Company was also streamlined to support the newly-restructured operating divisions. The restructuring included a staff reduction of approximately 5% (31 employees), the abandonment of leased facilities in the US, Brazil, and Singapore, and the write-down to fair value of certain assets or accrual of costs related to products, distribution channels, and vendor-provided product support contracts which were being discontinued. The Company recorded a restructuring charge of $9,000 during the second quarter of fiscal year 1998, which consisted of approximately $1,400 in personnel-related charges, approximately $1,100 of costs associated with carrying vacated space until the lease expiration date, approximately $2,700 in write-down of assets, approximately $3,000 for contractually obligated product support services, and approximately $700 in professional fees related to the restructuring.

The Company completed its restructuring in the third quarter of fiscal year 1998 and recorded an additional charge of $4,200. An additional staff reduction of approximately 8% (37 employees) was made. This restructuring charge consisted of approximately $1,100 in personnel related-charges, approximately $2,000 in the write-down of assets for discontinued distribution channels, and approximately $1,100 in professional fees related to the restructuring.

The Company's efforts to settle these restructuring liabilities resulted in a change in the Company's estimates in regard to the specific categories of expense, however, the amount of the overall charge has not changed. The revised estimate reflects a total restructuring charge of $2,500 for personnel related charges, approximately $500 of premises related costs, approximately $4,700 in write-down of assets, and approximately $1,100 for contractually obligated product support services, and approximately $4,400 in professional fees and legal settlement. See Note 16. To date, the Company has paid approximately $4,400 in cash related to the restructuring. The Company believes the accrued restructuring cost of $4,100 at September 30, 1998 represents its remaining cash obligations.

During the third quarter of the fiscal year ended September 30, 1996, the Company developed and implemented a reorganizational plan which included, among other things, a 9% staff reduction (75 employees) and the abandonment of certain leased facilities. The Company recorded a restructuring charge of $3,000, which consisted of approximately $1,400 in personnel-related charges and approximately $1,600 of costs associated with carrying vacated space until the lease expiration date. In the first quarter of 1997, the Company recorded an additional restructuring charge of $500 for severance and lease costs related to its reorganizational plan. To date, the Company has paid approximately $3,500 in cash related to the restructuring. The Company believes there are no remaining obligations related to this restructuring at September 30, 1998.

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 13. INCOME TAXES

The provision for income taxes consists of the following for the years ended September 30:

                                                       1998    1997     1996
                                                      ------- ------  --------
   Federal--current.................................. $   --  $  --   $    --
   State and local--current..........................     --     --        --
                                                      ------- ------  --------
   Foreign taxes and withholdings....................   1,459  2,176     2,501
                                                      ------- ------  --------
   Current taxes.....................................   1,459  2,176     2,501
                                                      ------- ------  --------
   Federal--deferred.................................     --    (757)  (12,832)
   State and local--deferred.........................     --    (191)   (3,353)
                                                      ------- ------  --------
   Deferred taxes....................................     --    (948)  (16,185)
                                                      ------- ------  --------
   Change in beginning of year valuation allowance...  18,751    --        --
                                                      ------- ------  --------
   Total income tax expense (benefit)................ $20,210 $1,228  $(13,684)
                                                      ======= ======  ========

Seer Technologies, Inc. and its U.S. subsidiary file a consolidated Federal income tax return. Foreign subsidiaries file income tax returns in their respective countries. Foreign tax credit carryforwards of approximately $2,268 exist at September 30, 1998. These carryforwards expire from 1999 to 2001 if not utilized. Federal alternative minimum tax credit carryforwards of $184, which have no expiration period, also exist at September 30, 1998. The Company's federal net operating loss carryovers of approximately $89,471 expire in 2011, 2012 and 2018 if not utilized.

Income before provision for income taxes as shown in the Consolidated Statements of Operations consists of the following for the years ended September 30:

                                                     1998      1997      1996
                                                   --------  --------  --------
   Domestic....................................... $(43,747) $(11,214) $(47,868)
   Foreign........................................    1,517     2,476     2,602
                                                   --------  --------  --------
                                                   $(42,230) $ (8,738) $(45,266)
                                                   ========  ========  ========

A reconciliation of expected income tax at the statutory Federal rate with the actual income tax expense (benefit) is as follows for the fiscal years ended September 30:

                                                    1998     1997      1996
                                                  --------  -------  --------
   Expected income tax benefit at statutory rate
    (34%)........................................ $(14,351) $(2,971) $(15,391)
   Increase (decrease) in income tax expense
    resulting from:
     Non deductible expenses.....................       87      213       197
     State income taxes..........................   (2,957)  (1,693)   (2,915)
     Effect of foreign operations including
      withholding taxes..........................    1,236    2,177     2,505
     Other.......................................      --        92       (92)
     Effect of change in valuation allowance.....   36,195    3,410     2,012
                                                  --------  -------  --------
                                                  $ 20,210  $ 1,228  $(13,684)
                                                  ========  =======  ========

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


The components of net deferred tax assets are as follows for the years ended September 30:

                                                                1998     1997
                                                              --------  -------
   Current Assets:
     Deferred revenue                                         $    122  $   303
     Accrued liabilities.....................................    1,307      504
     Bad debt expense........................................      786      503
     Other...................................................      (36)    (158)
                                                              --------  -------
       Net current deferred tax asset........................    2,179    1,152
   Noncurrent Assets:
     Depreciation............................................      536      465
     Deferred revenue........................................      --        49
     Foreign tax credits.....................................    2,268    3,212
     Minimum tax credits.....................................      184      184
     Research and development tax credit.....................    3,000    2,282
     Net operating loss carryforward.........................   33,104   21,446
                                                              --------  -------
       Net noncurrent deferred tax asset.....................   39,092   27,638
   Valuation allowance.......................................  (40,850)  (8,853)
   Noncurrent Liabilities:
     Capitalized software costs..............................     (421)  (1,186)
                                                              --------  -------
       Net deferred tax asset................................ $    --   $18,751
                                                              ========  =======

Due to a decline in the Company's software revenues, the Company determined during the fourth quarter of fiscal year 1998 that certain previously available tax planning strategies were no longer deemed to be prudent or feasible. This caused the Company to record a full valuation allowance equaling the entire deferred tax asset balances at September 30, 1998 and accordingly, resulted in an increase in income tax expense for the fiscal year ended September 30, 1998.

NOTE 14. RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair market value. The statement also requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning June 15, 1999, with earlier adoption permitted. The Company is currently assessing the impact of this new statement on its consolidated financial position, liquidity, and results of operations.

In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is required to be adopted for fiscal years beginning after December 15, 1997. Upon the effective date of the new statement, the Company will make the necessary changes to comply with the provisions of the statement and restate all prior periods presented. The Company does not expect the adoption of the statement to have a material impact on the Company's financial condition or results of operations.

The American Institute of Certified Public Accountants has issued Statement of Position 97-2, "Software Revenue Recognition". SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997 and provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company does not expect the application of the SOP to have a material impact on the Company's financial condition or results of operations.

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 15. LEASE COMMITMENTS

The Company leases certain facilities and equipment under various operating leases. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of September 30, 1998 are as follows:

      1999.............................................................. $ 2,870
      2000..............................................................   2,092
      2001..............................................................   1,392
      2002..............................................................   1,242
      2003..............................................................   1,242
      Thereafter........................................................   1,541
                                                                         -------
                                                                         $10,379
                                                                         =======

Rent expense for the fiscal years ended September 30, 1998, 1997 and 1996 was $3,894, $3,655, and $3,370, respectively.

NOTE 16. CONTINGENCIES

Various lawsuits and claims have been brought against the Company in the normal course of business. Management is of the opinion that the liability, if any, resulting from these claims would not have a material effect on the financial position or results of operations of the Company.

In December 1997, the Company filed a lawsuit against Saadi Abbas and Cambridge Business Solutions (UK) Limited ("CBS") alleging that Mr. Abbas and CBS had injured the Company by interfering with the Company's ability to market and sublicense the LightSpeed Financial Model. The Company obtained a preliminary injunction against Mr. Abbas and CBS halting their actions. Mr. Abbas and CBS filed counterclaims against the Company claiming wrongful dismissal of Abbas and breach of the license agreement. Due to the erosion of the market for the LightSpeed Financial Model, the Company voluntarily dismissed its claims against Mr. Abbas and CBS in the summer of 1998. Mr. Abbas and CBS are continuing to pursue their claims against the Company. At the present point in the litigation, it is impossible to calculate the chances of success in this litigation. However, the Company intends to continue to vigorously defend against the counterclaim. The Company has made provision for its estimated costs to resolve this matter. Management does not believe at this point in the litigation that any additional amounts required to ultimately resolve this matter will have a material effect on the financial position, cash flows, or results of operations of the Company.

NOTE 17. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                          First    Second    Third     Fourth
                                         Quarter  Quarter   Quarter   Quarter
                                         -------  --------  --------  --------
                                                    (Unaudited)
                                          (In thousands, except per share
                                                       data)
1998:
  Net revenues.......................... $18,356  $ 15,960  $ 15,631  $ 14,017
  Gross profit..........................   4,715     2,426     4,286     4,760
  Net loss..............................  (9,906)  (21,275)  (10,646)  (20,612)
  Net loss per share.................... $ (0.83) $  (1.78) $  (0.89) $  (1.72)
1997:
  Net revenues.......................... $23,125  $ 24,112  $ 26,929  $ 28,987
  Gross profit..........................   9,930    11,882    14,417    15,083
  Net income (loss).....................  (8,270)   (2,436)       89       651
  Net income (loss) per share........... $ (0.71) $  (0.21) $   0.01  $   0.05

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Due to a decline in the Company's software revenues, the Company determined during the fourth quarter of fiscal year 1998 that certain previously available tax planning strategies were no longer deemed to be prudent or feasible. This caused the Company to record a full valuation allowance equaling the entire deferred tax asset balances at September 30, 1998 and accordingly, resulted in an increase in income tax expense for the fiscal year ended September 30, 1998.

NOTE 18. SUBSEQUENT EVENTS

On October 13, 1998, the Company was delisted from the Nasdaq Stock Market. The Common Stock of the Company is currently quoted on the Over-the-Counter Bulletin Board.

On November 24, 1998, the Company and Level 8 Systems, Inc. ("Level 8") announced the pending strategic merger of the Company with Level 8. Level 8 is a leading provider of message queuing and enterprise application integration technologies that allow end-to-end connectivity between heterogeneous platforms across the enterprise. As the first step in this transaction, on December 31, 1998, Level 8 acquired approximately 69% of the outstanding voting stock of the Company from WCAS and its affiliates in exchange for 1,000,000 shares of Level 8 common stock and warrants to purchase an additional 250,000 shares of Level 8 at an exercise price of $12 per Level 8 share. On December 31, 1998, Level 8 acquired 7,130,894 shares of the Company's Common Stock, 2,094,143 shares of the Company's Series A Convertible Preferred Stock, and 1,762,115 shares of the Company's Series B Convertible Preferred Stock (representing approximately 69% of the outstanding voting stock of the Company) and therefore may be deemed to control the Company. In connection with Level 8's purchase of the Company's voting stock from WCAS, WCAS contributed $17 million to the Company and Level 8 provided the Company a $12 million subordinated loan to help pay down the Company's bank debt. Level 8 has also agreed to acquire all of remaining shares of the Company's Common Stock for $0.35 per share in cash as soon as practicable upon completion of required filings and approvals. In addition, Level 8 has agreed to fund the Company's operations, as necessary, through January 15, 2000.

On December 22, 1998, the Company's Revolving Facility was amended. The Revolving Facility now bears interest at the prime rate and terminates on December 31, 2001. The Revolving Facility is automatically renewed for successive additional terms of one year each, unless terminated by either party.

                            SEER TECHNOLOGIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)
                                  (Unaudited)

                                                     December 31, September 30,
                                                         1998         1998
                                                     ------------ -------------
ASSETS
Cash and cash equivalents...........................  $     479     $   1,040
Trade accounts receivable, less allowance for doubt
 accounts of $2,153 and $2,124 at December 31, 1998
 and September 30, 1998, respectively...............     15,005        17,285
Prepaid expenses and other current assets...........      1,418         1,476
                                                      ---------     ---------
    Total current assets............................     16,902        19,801
Property and equipment, net.........................      1,614         1,867
Capitalized software costs, net.....................        451         1,140
Other assets........................................        370           387
                                                      ---------     ---------
    Total assets....................................  $  19,337     $  23,195
                                                      =========     =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, due on demand........................  $  12,275     $  38,148
Accounts payable....................................      1,949         2,897
Accrued expenses:
  Compensation......................................        318           744
  Commissions.......................................      1,021         1,156
  Restructuring.....................................      3,335         4,064
  Other.............................................      3,318         3,459
Deferred revenue....................................      7,778         7,355
Income taxes payable................................      1,781         1,644
                                                      ---------     ---------
    Total current liabilities.......................     31,775        59,467
Note payable to majority shareholder................     12,000           --
Deferred revenue....................................         97           253
Stockholders' equity (deficiency):
  Series A convertible preferred stock, $.01 par
   value............................................         21            21
  Series B convertible preferred stock, $.01 par
   value............................................         18            18
  Common stock, $.01 par value......................        120           120
  Additional paid-in capital........................     92,948        76,023
  Accumulated other comprehensive income............       (880)         (847)
  Accumulated deficit...............................   (116,762)     (111,860)
                                                      ---------     ---------
    Total stockholders' equity (deficiency).........    (24,535)      (36,525)
                                                      ---------     ---------
    Total liabilities and stockholders' equity......  $  19,337     $  23,195
                                                      =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                  (unaudited)

                                                              Three Months
                                                                 Ended
                                                              December 31,
                                                              1998     1997
                                                            --------  -------
Revenue:
 Software products......................................... $     69  $ 2,698
 Maintenance...............................................    3,056    3,449
 Services..................................................    7,778   12,209
                                                            --------  -------
    Total operating revenue................................   10,903   18,356

Cost of Revenue:
 Software products.........................................      765      507
 Maintenance...............................................    1,227    2,183
 Services..................................................    7,301   10,951
                                                            --------  -------
    Total cost of revenue..................................    9,293   13,641

Gross profit...............................................    1,610    4,715

Operating Expenses:
 Sales and marketing.......................................    1,887    6,893
 Research and product development..........................    1,541    3,826
 General and administrative................................    2,068    3,093
                                                            --------  -------
    Total operating expenses...............................    5,496   13,812
                                                            --------  -------
    Loss from operations...................................   (3,886)  (9,097)

Other income (expense):
 Interest income...........................................       68      135
 Interest expense..........................................     (938)    (785)
                                                            --------  -------
    Other expense, net.....................................     (870)    (650)
                                                            --------  -------
Loss before provision for income taxes.....................   (4,756)  (9,747)
Income tax provision.......................................      146      159
                                                            --------  -------

Net loss................................................... $(4,902)  $(9,906)
                                                            ========  =======

Basic and diluted loss per share........................... $  (0.41) $ (0.83)
                                                            ========  =======
Weighted average common shares outstanding--basic and
 diluted...................................................   11,981   11,888
                                                            ========  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)

                                                           Three Months Ended
                                                              December 31,
                                                             1998       1997
                                                           ---------  ---------
Cash Flows from Operating Activities:
 Net Loss................................................. $  (4,902) $ (9,906)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization...........................       467     1,198
  Deferred income taxes...................................       --         (3)
  Provision for uncollectible accounts....................       123       226
  Write-down of assets....................................       476       --
  Changes in assets and liabilities:
   Trade accounts receivable..............................     2,120     7,027
   Prepaid expenses and other assets......................        74       208
   Accounts payable, accrued expenses, and income taxes
    payable...............................................    (2,242)   (2,548)
   Deferred revenue.......................................       267      (586)
                                                           ---------  --------
    Net cash used in operating activities.................    (3,617)   (4,384)
Cash Flows from Investing Activities:
 Purchases of property and equipment......................       --       (126)
 Capitalization of software development costs.............       --       (128)
                                                           ---------  --------
    Net cash used in investing activities.................       --       (245)
Cash Flows from Financing Activities:
 Note payable to majority shareholder.....................    12,000       --
 Capital contribution.....................................    16,925       --
 Paydown of lines of credit...............................   (28,925)      --
 Net borrowings under lines of credit.....................     3,052     7,101
 Issuance of common shares................................       --        165
                                                           ---------  --------
    Net cash provided by financing activities.............     3,052     7,266
Effect of exchange rate changes on cash...................         4        (3)
                                                           ---------  --------
    Net increase (decrease) in cash and cash equivalents..      (561)    2,625
Cash and cash equivalents:
 Beginning of period......................................     1,040     4,268
                                                           ---------  --------
 End of period............................................ $     479  $  6,893
                                                           =========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    (in thousands, except per share amounts)
                                  (unaudited)

                                                                Three Months
                                                               Ended December
                                                                    31,
                                                                1998     1997
                                                              --------  -------
Net loss..................................................... $ (4,902) $(9,906)
Other comprehensive income, net of tax
 Foreign currency translation adjustment.....................      (33)     247
                                                              --------  -------
Comprehensive loss........................................... $ (4,935) $(9,659)
                                                              ========  =======



   The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)
            (dollars in thousands, except share and per share data)

NOTE 1. INTERIM FINANCIAL STATEMENTS

The accompanying unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for fiscal year 1998. The Company's fiscal year ends September 30. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations. All such adjustments are of a normal, recurring nature except for the transaction discussed in Note 7 and the write-down of $476 of capitalized software costs based on management's evaluation of the asset's net realizable value.

During the first quarter of fiscal year 1999, the Company has adopted Statement of Financial Accounting ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period.

The American Institute of Certified Public Accountants has issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997, and provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company adopted SOP 97-2 at the beginning October 1, 1998, and the Company does not expect the adoption of this standard to have a material impact on the Company's financial position or results of operations.

NOTE 2. EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Potentially dilutive securities are not included in the diluted earnings per share calculations if their inclusion would be anti-dilutive to the basic earnings (loss) per share calculations. Potentially dilutive securities outstanding during the first quarter of fiscal year 1999 include stock options and convertible preferred stock.

NOTE 3. INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss for the first quarter of fiscal year 1999. Because of the Company's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance.

The income tax provision for the first quarter of fiscal year 1999 is primarily related to income taxes from profitable foreign operations and foreign withholding taxes.

NOTE 4. USE OF ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 5. RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair market value. The statement also requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning June 15, 1999, with earlier adoption permitted. The Company is currently assessing the impact of this new statement on its consolidated financial position, liquidity, and results of operations.

NOTE 6. SEGMENT INFORMATION

Management of the Company makes operating decisions and assesses performance of its operations based on the following reportable segments: (1) Software, (2) Maintenance, (3) Services, and (4) Research and Development.

The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies," included in the Company's Annual Report on Form 10-K for fiscal year 1998. Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and taxes (EBIT).

The table below presents information about reported segments for the quarters ending December 31:

                                                               Research
                                                                  And
                              Software  Maintenance Services  Development  Total
                              --------  ----------- --------  ----------- -------
                                               (In thousands)
Q1 1999
  Total revenue.............. $    69     $3,056    $ 7,778     $   --    $10,903
  Total EBIT.................  (3,014)     1,630       (710)     (1,792)   (3,886)
Q1 1998
  Total revenue..............   2,698      3,449     12,209         --     18,356
  Total EBIT.................  (5,642)       989       (132)     (4,312)   (9,097)

A reconciliation of total segment revenue to total consolidated revenues and of total segment EBIT to total consolidated income before taxes, for the quarters ended December 31, 1998 and 1997 is as follows:

                                                              Q1 1999  Q1 1998
                                                              -------  -------
   Total EBIT................................................ $(3,886) $(9,097)
   Interest expense..........................................    (870)    (650)
                                                              -------  -------
     Total loss before income taxes.......................... $(4,756) $(9,747)
                                                              =======  =======

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


The following table presents a summary of revenue by geographic region for the quarters ended December 31:

                                                                 Q1 1999 Q1 1998
                                                                 ------- -------
   Australia.................................................... $   678 $   538
   Denmark......................................................   1,249   1,112
   Germany......................................................     541     624
   Greece.......................................................     327     168
   Italy........................................................     854   2,026
   Norway.......................................................     508     876
   South Africa.................................................     409     684
   Sweden.......................................................     464     350
   Switzerland..................................................     792     892
   United Kingdom...............................................   1,898   3,495
   USA..........................................................   2,182   5,478
   Other........................................................   1,001   2,113
                                                                 ------- -------
     Total revenue.............................................. $10,903 $18,356
                                                                 ======= =======

Foreign revenue is based on the country in which the customer is domiciled.

NOTE 7. ACQUISITION BY LEVEL 8

On December 31, 1998, Level 8 Systems, Inc. ("Level 8"), as the first step in its pending acquisition of the entire equity interest in the Company, acquired approximately 69% of the outstanding common stock of the Company held by Welsh, Carson, Anderson and Stowe VI L.P. and certain other parties affiliated or associated with WCAS ("WCAS") in exchange for 1,000,000 shares of Level 8 common stock and warrants to purchase an additional 250,000 shares of Level 8 common stock at an exercise price of $12.00 per share. Level 8 acquired 7,130,894 shares of the Company's common stock, 2,094,143 shares of the Company's Series A Convertible Preferred Stock, and 1,762,115 shares of the Company's Series B Convertible Preferred Stock from WCAS representing approximately 69% of the outstanding common stock of the Company and, as a consequence, may be deemed to control the Company. As part of the agreement, Level 8 agreed to commence a tender offer for the remaining outstanding common stock of the Company as soon as reasonably practicable. See Note 9.

In connection with Level 8's purchase of Seer's capital stock from the WCAS Parties, WCAS contributed approximately $17 million to Seer and Level 8 provided a $12 million subordinated loan to enable Seer to reduce Seer's bank debt. The funds used by Level 8 to make the subordinated loan to Seer were obtained from Liraz Systems Ltd., a principal stockholder of Level 8. In addition, Level 8 has agreed to fund the Company's operations through January 15, 2000.

NOTE 8. DEBT AGREEMENTS

During the first quarter of 1999, the Company maintained two credit facilities--the Revolving Facility and the Guaranteed Facility.

On December 22, 1998, the Company's Revolving Facility was amended. The Revolving Facility now bears interest at the prime rate and terminates on December 31, 2001. The Revolving Facility is automatically renewed for successive additional terms of one year each, unless terminated by either party. Level 8 has agreed to guarantee any borrowings under the Revolving Facility exceeding $20 million through December 31, 1999, exceeding $10 million from January 1, 2000 through December 31, 2000, and without limit thereafter.

                            SEER TECHNOLOGIES, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


As of December 31, 1998, Level 8 made the Company a $12 million subordinated loan to help pay down the Company's outstanding bank debt and WCAS contributed approximately $17 million to the Company, which was also used to reduce outstanding borrowings under the Guaranteed Facility to $0. Additionally, the Guaranteed Facility and the line of credit available for foreign exchange contracts were terminated on December 31, 1998. The principal amount of the note payable to Level 8 shall bear interest, compounded quarterly, at a rate per annum equal to the weighted average interest rate from time to time on the Company's other indebtedness for borrowed money. Interest shall be payable upon maturity in June, 2002.

NOTE 9. SUBSEQUENT EVENTS

On February 1, 1999, Level 8 commenced a tender offer for all the remaining outstanding shares of the common stock of the Company at $0.35 per share, net to the seller in cash, upon the terms and conditions set forth in the offer to purchase and the letter of transmittal. The tender offer is scheduled to expire on March 2, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Template Software, Inc.

In our opinion the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows, present fairly, in all material respects, the financial position of Template Software, Inc. and its subsidiaries (the "Company") at November 30, 1997 and December 31, 1998, and the results of their operations and their cash flows for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

McLean, VA
March 17, 1999

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                       November 30,   December
                                                           1997       31, 1998
                                                       ------------  -----------
ASSETS
Current Assets:
Cash and cash equivalents............................  $ 2,739,075   $ 1,830,806
Marketable securities................................   13,317,901     8,221,300
Accounts receivable, net.............................   10,474,254    15,751,823
Income tax receivable                                      235,848        19,780
Deferred income taxes................................      406,172     1,872,580
Prepaid expenses and other current assets............      688,577     1,698,639
                                                       -----------   -----------
  Total current assets...............................   27,861,827    29,394,928
                                                       -----------   -----------
Property, plant and equipment, net...................    2,193,932     5,422,931
Software development costs, net......................    1,490,776     2,601,474
Goodwill, net........................................   10,710,555    10,298,088
Deferred income taxes................................      408,328           --
Note receivable......................................          --      1,040,667
Other assets.........................................      306,075       326,018
                                                       -----------   -----------
  Total assets.......................................  $42,971,493   $49,084,106
                                                       ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable.....................................  $ 1,431,162   $ 2,642,350
Accrued expenses.....................................    2,717,618     4,101,615
Revolving credit agreement...........................       33,553       166,797
Current portion of long-term debt....................       91,667       229,373
Capital lease obligations............................       54,023        55,209
Income taxes payable.................................       34,639        46,465
Deferred income......................................      794,832     1,437,014
                                                       -----------   -----------
  Total current liabilities..........................    5,157,494     8,678,823
                                                       -----------   -----------
Long-term Liabilities:
Long-term debt, net of current portion...............       84,028           --
Capital lease obligations, noncurrent................      127,226        76,602
Deferred income taxes................................          --        827,030
Other liabilities....................................      309,450       421,083
                                                       -----------   -----------
  Total liabilities..................................    5,678,198    10,003,538
                                                       -----------   -----------
Commitments and Contingencies (see Note 10)
 Shareholders' equity:
Preferred Stock, $0.01 par value per share; 3,000,000
 shares authorized; no shares issued and outstanding
 as of November 30, 1997 and December 31, 1998,
 respectively........................................          --            --
Common Stock, $0.01 par value per share; 17,000,000
 shares authorized; 4,675,433 shares issued and
 outstanding as of November 30, 1997 and 5,153,755
 shares issued and 4,969,755 shares outstanding, as
 of December 31, 1998................................       46,755        51,538
Additional paid-in capital...........................   35,088,542    36,619,503
Deferred compensation................................   (1,177,920)     (727,243)
Accumulated other comprehensive income...............       49,752       154,156
Retained earnings....................................    3,286,166     3,793,839
Common stock in treasury, at cost no shares and
 184,000 shares as of November 30, 1997 and December
 31, 1998............................................          --       (811,225)
                                                       -----------   -----------
  Total shareholders' equity.........................   37,293,295    39,080,568
                                                       -----------   -----------
  Total liabilities and shareholders' equity.........  $42,971,493   $49,084,106
                                                       ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)

                            Year Ended November 30,   Month Ended   Year Ended
                            ------------------------  December 31, December 31,
                               1996         1997          1997         1998
                            -----------  -----------  ------------ ------------
Revenues:
Products..................  $ 1,918,568  $ 8,539,387   $   95,292  $ 8,014,139
Services..................   11,611,543   18,371,005    2,050,140   34,625,087
                            -----------  -----------   ----------  -----------
  Total revenues..........   13,530,111   26,910,392    2,145,432   42,639,226
                            -----------  -----------   ----------  -----------
Cost of Revenues:
Products..................      782,804    2,145,552      162,509    1,685,913
Services..................    6,245,888   10,639,845    1,646,626   22,491,322
                            -----------  -----------   ----------  -----------
  Total cost of revenues..    7,028,692   12,785,397    1,809,135   24,177,235
                            -----------  -----------   ----------  -----------
Gross profit..............    6,501,419   14,124,995      336,297   18,461,991
                            -----------  -----------   ----------  -----------
Operating Expenses:
Selling and marketing.....    2,362,648    6,270,769      706,861    9,758,355
Product development.......      966,088    1,314,770      127,694    1,444,474
General and
 administrative...........    1,473,062    3,163,587      403,096    6,139,040
                            -----------  -----------   ----------  -----------
  Total operating
   expenses...............    4,801,798   10,749,126    1,237,651   17,341,869
                            -----------  -----------   ----------  -----------
Income (loss) from
 operations...............    1,699,621    3,375,869     (901,354)   1,120,122
Interest income (expense),
 net......................      (22,130)     872,613       45,477      615,300
Other income (expense),
 net......................       12,079     (100,673)     (38,515)     142,905
                            -----------  -----------   ----------  -----------
Net income (loss) before
 income taxes.............    1,689,570    4,147,809     (894,392)   1,878,327
Income tax benefit
 (provision)..............     (644,502)  (1,768,016)     271,855     (748,117)
                            -----------  -----------   ----------  -----------
Net income (loss).........  $ 1,045,068  $ 2,379,793   $ (622,537) $ 1,130,210
                            ===========  ===========   ==========  ===========
Other Comprehensive Income
 (loss):
Foreign currency
 translation adjustment...          --        49,752      (46,029)     272,846
Unrealized loss on
 marketable securities,
 net of taxes.............          --           --           --      (122,413)
                            ===========  ===========   ==========  ===========
Comprehensive income
 (loss)...................  $ 1,045,068  $ 2,429,545   $ (668,566) $ 1,280,643
                            ===========  ===========   ==========  ===========
Earnings (loss) per share
 basic....................  $      0.48  $      0.58   $    (0.13) $      0.23
                            ===========  ===========   ==========  ===========
Shares used in computing
 basic earnings (loss) per
 share....................    2,182,260    4,091,566    4,676,304    5,013,528
                            ===========  ===========   ==========  ===========
Earnings (loss) per share
 diluted..................  $      0.23  $      0.44   $    (0.13) $      0.20
                            ===========  ===========   ==========  ===========
Shares used in computing
 diluted earnings (loss)
 per share................    4,643,919    5,419,150    4,676,304    5,708,932

  The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                  Series A
                            Convertible         Convertible            Class A             Class B
                          Preferred Stock     Preferred Stock       Common Stock         Common Stock
                         -------------------  -----------------  --------------------  -----------------
                          Shares    Amount     Shares   Amount     Shares     Amount    Shares   Amount
                         --------  ---------  --------  -------  ----------  --------  --------  -------
Balance, November 30,
 1995...................  195,847  $ 385,701            $         1,808,924  $ 18,089   423,006  $ 4,230
 Retirement of stock
  held in treasury...... (195,847)  (385,701)                       (48,936)     (489)      --       --
 Issuance of Class B
  Common Stock..........      --         --        --       --          --        --     64,014      640
 Issuance of Convertible
  Preferred Stock Series
  A.....................      --         --    500,000    5,000         --        --        --       --
 Exchange of Class A and
  Class B Common Stock..      --         --        --       --   (1,759,988)  (17,600) (487,020)  (4,870)
 Net income.............      --         --        --       --          --        --        --       --
                         --------  ---------  --------  -------  ----------  --------  --------  -------
Balance, November 30,
 1996...................      --         --    500,000    5,000         --        --        --       --
 Conversion of Series A
  Convertible Preferred
  Stock.................      --         --   (500,000)  (5,000)        --        --        --       --
 Initial public offering
  of common stock,
  $16.00 per share, net
  of expenses...........      --         --        --       --          --        --        --       --
 Exercise of stock
  options...............      --         --        --       --          --        --        --       --
 Common Stock issued in
  connection with
  business acquisitions,
  $12.18--$14.90 per
  share.................      --         --        --       --          --        --        --       --
 Translation
  Adjustment............      --         --        --       --          --        --        --       --
 Deferred compensation
  related to stock
  options granted below
  fair market value.....      --         --        --       --          --        --        --       --
 Amortization of
  Deferred
  Compensation..........      --         --        --       --          --        --        --       --
 Expenses related to
  issuance of Series A
  Convertible Preferred
  Stock in 1996.........      --         --        --       --          --        --        --       --
 Tax benefit associated
  with exercise of stock
  options...............      --         --        --       --          --        --        --       --
 Net Income.............      --         --        --       --          --        --        --       --
                         --------  ---------  --------  -------  ----------  --------  --------  -------
Balance, November 30,
 1997...................      --         --        --       --          --        --        --       --
 Exercise of stock
  options...............      --         --        --       --          --        --        --       --
 Translation
  Adjustment............      --         --        --       --          --        --        --       --
 Forfeitures of stock
  options...............      --         --        --       --          --        --        --       --
 Amortization of
  Deferred
  Compensation..........      --         --        --       --          --        --        --       --
 Tax benefit associated
  with exercise of stock
  options...............      --         --        --       --          --        --        --       --
 Net Loss...............      --         --        --       --          --        --        --       --
                         --------  ---------  --------  -------  ----------  --------  --------  -------
Balance, December 31,
 1997...................      --         --        --       --          --        --        --       --
 Exercise of stock
  options...............      --         --        --       --          --        --        --       --
 Issue Stock related to
  FY97 contingent
  consideration.........      --         --        --       --          --        --        --       --
 Translation
  Adjustment............      --         --        --       --          --        --        --       --
 Gain on investment.....      --         --        --       --          --        --        --       --
 Forfeitures of stock
  options...............      --         --        --       --          --        --        --       --
 Amortization of
  Deferred
  Compensation..........      --         --        --       --          --        --        --       --
 Purchase of Treasury
  Shares................      --         --        --       --          --        --        --       --
 Tax benefit associated
  with exercise of stock
  options...............      --         --        --       --          --        --        --       --
 Net Income.............      --         --        --       --          --        --        --       --
                         --------  ---------  --------  -------  ----------  --------  --------  -------
Balance, December 31,
 1998...................      --   $     --        --   $   --          --   $    --        --   $   --
                         ========  =========  ========  =======  ==========  ========  ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                      Retained
                           Common Stock     Additional                  Accumulated   Earnings   Treasury
                         ------------------   Paid-in      Deferred    Comprehensive   (Accum.   Stock At
                          Shares    Amount    Capital    Compensation     Income      Deficit)     Cost        Total
                         ---------  ------- -----------  ------------  ------------- ----------  ---------  -----------
Balance, November 30,
 1995...................       --   $   --  $   969,491  $       --      $    --     $ (138,695) $(337,801) $   901,015
 Retirement of stock
  held in treasury......       --       --       48,389          --           --            --     337,801          --
 Issuance of Class B
  Common Stock..........       --       --       96,108          --           --            --         --        96,748
 Issuance of Convertible
  Preferred Stock Series
  A.....................       --       --    7,995,000          --           --            --         --     8,000,000
 Exchange of Class A and
  Class B Common Stock.. 2,247,008   22,470         --           --           --            --         --           --
 Net income.............       --       --          --           --           --      1,045,068        --     1,045,068
                         ---------  ------- -----------  -----------     --------    ----------  ---------  -----------
Balance, November 30,
 1996................... 2,247,008   22,470   9,108,988          --           --        906,373        --    10,042,831
 Conversion of Series A
  Convertible Preferred
  Stock.................   500,000    5,000         --           --           --            --         --           --
 Initial public offering
  of common stock,
  $16.00 per share, net
  of expenses........... 1,400,000   14,000  19,749,359          --           --            --         --    19,763,359
 Exercise of stock
  options...............   344,675    3,447     684,035          --           --            --         --       687,482
 Common Stock issued in
  connection with
  business acquisitions,
  $12.18--$14.90 per
  share.................   183,750    1,838   2,998,114          --           --            --         --     2,999,982
 Translation
  Adjustment............       --       --          --           --        49,752           --         --        49,752
Deferred compensation
 related to stock
 options granted below
 fair market value......       --       --    1,584,905   (1,584,905)         --            --         --           --
 Amortization of
  Deferred
  Compensation..........       --       --          --       406,985          --            --         --       406,985
 Expenses related to
  issuance of Series A
  Convertible Preferred
  Stock in 1996.........       --       --      (75,096)         --           --            --         --       (75,096)
 Tax benefit associated
  with exercise of stock
  options...............       --       --    1,038,207          --           --            --         --     1,038,207
 Net Income.............       --       --          --           --           --      2,379,793        --     2,379,793
                         ---------  ------- -----------  -----------     --------    ----------  ---------  -----------
Balance, November 30,
 1997................... 4,675,433   46,755  35,088,542   (1,177,920)      49,752     3,286,166        --    37,293,295
 Exercise of stock
  options...............     2,250       23     898,181          --           --            --         --         4,455
 Translation
  Adjustment............       --       --          --           --       (46,029)          --         --       (46,029)
 Forfeitures of stock
  options...............       --       --      (14,400)      14,400          --            --         --           --
 Amortization of
  Deferred
  Compensation..........       --       --          --        32,483          --            --         --        32,483
 Tax benefit associated
  with exercise of stock
  options...............       --       --        2,500          --           --            --         --         2,500
 Net Loss...............       --       --          --           --           --       (622,537)       --      (622,537)
                         ---------  ------- -----------  -----------     --------    ----------  ---------  -----------
Balance, December 31,
 1997................... 4,677,683   46,778  35,081,074   (1,131,037)       3,723     2,663,629        --    36,664,167
 Exercise of stock
  options...............   424,730    4,247     898,181          --           --            --         --       902,428
 Common stock issued in
  connection with 1997
  business
  acquisitions..........    51,342      513        (513)         --           --            --         --           --
 Translation
  Adjustment............       --       --          --           --       272,846           --         --       272,846
 Gain on investment.....       --       --          --           --      (122,413)          --         --      (122,413)
 Forfeitures of stock
  options...............       --       --      (14,651)      14,651          --            --         --           --
 Amortization of
  Deferred
  Compensation..........       --       --          --       389,143          --            --         --       389,143
 Purchase of treasury
  shares................  (184,000)     --          --           --           --            --    (811,225)    (811,225)
 Tax benefit associated
  with exercise of stock
  options...............       --       --      655,412          --           --            --         --       655,412
 Net Income.............       --       --          --           --           --      1,130,210        --     1,130,210
                         ---------  ------- -----------  -----------     --------    ----------  ---------  -----------
Balance, December 31,
 1998................... 4,969,755  $51,538 $36,619,503  $  (727,243)    $154,156    $3,793,839  $(811,225) $39,080,568
                         =========  ======= ===========  ===========     ========    ==========  =========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           Year Ended November 30,    Month Ended   Year Ended
                           -------------------------  December 31, December 31,
                              1996          1997          1997         1998
                           -----------  ------------  ------------ ------------
Cash flows from operating
 activities:
 Net income (loss).......  $ 1,045,068  $  2,379,793   $ (622,537) $ 1,130,210
 Adjustments to reconcile
  net income (loss) to
  net cash provided by
  (used in) operating
  activities:
 Amortization of
  discounts on marketable
  securities.............          --        (76,608)     (18,463)    (112,664)
 Depreciation and
  amortization of
  property, plant and
  equipment..............      117,121       354,569       59,137      559,048
 Provision for losses on
  accounts receivable....          --         98,026       (3,831)     114,910
 Deferred rent
  amortization...........        2,272        89,569        4,947       96,519
 Deferred compensation
  amortization...........          --        406,985       32,483      389,143
 Amortization of
  capitalized software
  development costs......      252,260       394,770       37,874      584,738
 Goodwill amortization...          --        374,237       46,579      803,701
 Deferred tax provision..       61,410       632,240     (294,603)     169,261
Changes in assets and
 liabilities, net of
 effect of acquisitions:
 Accounts receivable.....     (708,163)   (6,156,891)   1,077,883   (6,056,081)
 Current year income tax
  receivable.............          --       (235,848)         --       216,092
 Prepaid expenses and
  other assets...........     (521,911)     (195,754)     108,426     (462,611)
 Accounts payable and
  accrued liabilities....      920,907    (1,449,207)     311,579    1,402,352
 Income taxes payable....      492,498      (532,097)      16,520       (6,557)
 Deferred income.........     (104,870)     (276,327)    (140,323)     758,179
                           -----------  ------------   ----------  -----------
  Net cash provided by
   (used in) operating
   activities............    1,556,592    (4,192,543)     615,671     (413,760)
                           -----------  ------------   ----------  -----------
Cash Flows From Investing
 Activities:
 Purchases of marketable
  securities.............          --    (43,169,673)         --    (5,201,293)
 Proceeds from sales and
  maturities of
  marketable securities..          --     29,928,380          --    10,231,580
 Capital expenditures and
  leasehold
  improvements...........     (652,359)     (933,403)    (166,063)  (3,566,909)
 Capitalization of
  software development
  costs..................     (395,303)   (1,167,452)     (84,194)  (1,649,114)
 Issuance of note
  receivable.............          --            --           --    (1,540,667)
 Acquisitions of
  businesses, net of cash
  acquired...............          --     (7,356,848)         --       (57,539)
                           -----------  ------------   ----------  -----------
  Net cash used in
   investing activities..   (1,047,662)  (22,698,996)    (250,257)  (1,783,942)
                           -----------  ------------   ----------  -----------
Cash Flows From Financing
 Activities:
 Proceeds from notes
  payable................      275,000           --           --       269,123
 Payments on notes
  payable................     (363,632)      (91,667)      (7,639)    (214,515)
 Revolving credit
  facility, net..........     (161,330)      (47,839)     310,282     (233,592)
 Income tax benefit
  related to stock
  options................          --      1,038,207        2,500      655,413
 Payments on capital
  lease obligations......      (21,340)      (49,759)      (4,334)     (62,176)
 Proceeds from issuance
  of capital stock, net
  of expenses............    8,000,000    19,688,264          --           --
 Proceeds from sale of
  common stock under
  stock programs.........       96,748       687,482        4,455      902,428
 Purchase of treasury
  shares.................          --            --           --      (811,225)
                           -----------  ------------   ----------  -----------
  Net cash provided by
   financing activities..    7,825,446    21,224,688      305,264      505,456
                           -----------  ------------   ----------  -----------
Effect of exchange rate
 changes on cash.........          --          8,766       15,543       97,756
                           -----------  ------------   ----------  -----------
  Net increase (decrease)
   in cash and cash
   equivalents...........    8,334,376    (5,658,085)     686,221   (1,594,490)
Cash and cash equivalents
 at beginning of period..       62,784     8,397,160    2,739,075    3,425,296
                           -----------  ------------   ----------  -----------
Cash and cash equivalents
 at end of period........  $ 8,397,160  $  2,739,075   $3,425,296  $ 1,830,806
                           -----------  ------------   ----------  -----------
Supplemental cash flow
 disclosures:
 Cash paid for interest..  $    46,668  $     91,367   $    5,944  $   123,404
 Cash paid for income
  taxes..................  $    90,594  $    810,140   $    2,099  $    91,598
Non cash investing and
 financing activities:
 Property and equipment
  acquired through
  capital leases.........  $   247,086  $        --    $      --   $    17,073
Retirement of treasury
 stock:
 Class A Common Stock....  $    67,560  $        --    $      --   $       --
 Preferred Stock.........  $   270,241  $        --    $      --   $       --
Conversion of series a
 convertible preferred
 stock:
 Series A Convertible
  Preferred Stock........  $       --   $     (5,000)  $      --   $       --
 Common Stock............  $       --   $      5,000   $      --   $       --
Business acquisitions,
 net of cash acquired:
 Working capital, other
  than cash acquired.....  $       --   $  2,714,547   $      --   $   374,129
 Property and equipment..  $       --   $   (699,939)  $      --   $   (43,985)
 Cost in excess of net
  assets of companies
  acquired, net..........  $       --   $(11,084,792)  $      --   $  (383,774)
 Other non-current
  assets.................  $       --   $ (1,356,073)  $      --   $    (3,909)
 Non-current
  liabilities............  $       --   $     69,428   $      --   $       --
 Fair market value of
  common stock issued....  $       --   $  2,999,981   $      --   $       --
Non cash investing
 activities:
 Fair value adjustment to
  deferred tax asset
  acquired...............  $       --   $        --    $      --   $   (54,039)

  The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Business

Template Software, Inc. (the "Company") provides enterprise-wide software solutions to organizations that require the integration of their operations and systems in an effort to better automate their critical business processes. The Company's solutions are targeted at large-scale, mission-critical applications, such as order handling and fulfillment, human resource management, and network monitoring systems primarily in the telecommunications, finance/insurance and government industries.

Recapitalization of Common Stock

The Company, formerly a Maryland corporation, elected to change its capital structure in October 1996, and reincorporated into Template Software, Inc., a Virginia corporation (the "Recapitalization"). Pursuant to the Recapitalization, the Company (i) exchanged its Class A and Class B Common Stock for an equal amount of shares of a single class of $0.01 par value, common stock ("Common Stock") and (ii) increased the Company's authorized capital stock to 20,000,000 shares, which consisted of 17,000,000 shares of Common Stock and 3,000,000 shares of a new class of preferred stock ("Preferred Stock"). The preferences, limitations and relative rights of the Preferred Stock, which is issuable in series, are determined by the Board of Directors upon designation.

Registration Statement

In January 1997, the Company completed an underwritten public offering of 2,100,000 shares of its common stock; 1,400,000 shares of Common Stock for the account of the Company and 700,000 shares of Common Stock for the accounts of selling security holders, with an aggregate offering price of $16.00 per share registered. The expenses incurred for the Company's account in connection with the issuance and distribution of the securities were $1,568,000 of underwriting discounts and commissions and $1,068,641 of other expenses for a total expense of $2,636,641. The net offering proceeds to the Company were $19,763,359. From the effective date of the Registration Statement, through the end date of the period covered by this report, the Company used $7,414,387 to acquire other businesses, $8,211,006 to purchase temporary investments in marketable securities, $1,500,000 to invest in convertible promissory notes of other businesses, and the remaining $2,637,966 in property, plant and equipment. There has not been a material change in the use of proceeds described in the Company's prospectus.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of Template Software, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Prior to December 15, 1997, the Company recognized revenue in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 91-1, "Software Revenue Recognition." Subsequent to December 15, 1997, the Company began recognizing revenue in accordance with SOP 97-2, "Software Revenue Recognition." SOP 97-2 was amended on March 31, 1998 by SOP 98-4 "Deferral of the effective date of a provision of SOP 97-2." In December 1998, the AICPA issued SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition," which amends SOP 98-4, and is effective after December 31, 1998.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Management has assessed these new statements and believes that their adoption will not have a material effect on the timing of the Company's revenue recognition or cause changes to its revenue recognition policies. The Company licenses the rights to use its software products to customers under perpetual license agreements, and provides product support and enhancements under annual maintenance agreements. Revenue from product licensing arrangements is generally recognized after execution of a licensing agreement and shipment of the product, provided that no significant Company obligations remain and the resulting receivable is deemed collectible by management. Services revenue includes consulting, product support and maintenance and training. The Company defers and recognizes product support and maintenance revenue ratably over the terms of the contract period, which is generally one year. The Company recognizes training and consulting revenue as the services are provided.

Customization is sometimes involved in the development of a software solution by the Company. Under these circumstances, the Company's revenues are derived from contracts of various types. Revenue from federal government agency cost-plus-award-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee. Revenues from fixed-price contracts is recognized using the percentage-of-completion method based on the relationship of actual costs incurred to total costs estimated to be incurred over the duration of the contract. Fees under federal government agency contracts may be increased or decreased in accordance with certain provisions which measure actual performance against established targets or other criteria. Such fee adjustments are included in revenues at the time the amounts can be reasonably determined. Provisions for anticipated contract losses are recognized at the time they become evident.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits and short-term repurchase agreements which have original maturities of three months or less. As of December 31, 1998 the Company has not experienced any losses on these investments.

Marketable Securities

Marketable securities at November 30, 1997 and December 31, 1998 consisted of direct obligations of the United States Government, municipalities and commercial paper with strong credit ratings. These investments are considered available-for-sale as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's investments are held for an unspecified period of time and are sold to meet its liquidity needs. Accordingly, the Company has classified these investments as current assets. Available-for-sale securities are reported at fair value based generally on quoted market prices with unrealized gains and losses, net of taxes, recorded in shareholders equity until realized. At November 30, 1997, amortized cost of marketable securities approximated market; therefore, no adjustment was made to shareholders equity as a result of changes in market value to these securities. At December 31, 1998, unrealized loss from marketable securities was $197,441, net of taxes of $75,028. Interest income is accrued as earned.

                                                        Fair Value Year Ended
                                                      -------------------------
                                                      November 30, December 31,
                                                          1997         1998
                                                      ------------ ------------
   U.S. government securities (maturity of less than
    1 year).........................................  $ 4,986,146   $      --
   U.S. government securities (maturity of 29
    years)..........................................          --     4,056,300
   U.S. corporate debt securities (maturities of
    less than 1 year)...............................    3,366,755          --
   Municipal obligations (maturities of 23-27 years
    with 7 day call feature)........................    4,965,000    4,165,000
                                                      -----------   ----------
   Total............................................  $13,317,901   $8,221,300
                                                      ===========   ==========

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Inventory

The Company's European subsidiaries maintain an inventory of various third party software licenses for resale. The inventory is recorded at cost and is accounted for using the FIFO method. The inventory balance, which is included in prepaid expenses and other current assets in the consolidated balance sheet, was $57,711 and $358,253 as of November 30, 1997 and December 31, 1998,
respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, marketable securities and accounts receivable. The Company limits the amount of investment exposure in any one financial instrument and minimizes the amount of cash it maintains in foreign currencies by maintaining sufficient cash in U.S. dollars. To date, the impact of exchange rates on foreign cash balances has been immaterial. The Company sells products and services to customers without requiring collateral, however, the Company routinely assesses the financial strength of its customers and maintains allowances for anticipated losses.

For the years ended November 30, 1996 and 1997, for the one month period ended December 31, 1997 and for the year ended December 31, 1998, revenues from federal government agencies represent 20%, 23%, 20% and 29%, respectively, of total consolidated revenues. With the exception of federal government agencies, there were two customers (28% from Customer A and 20% from Customer B) for the year ended November 30, 1996, one customer (13% from Customer C) for the year ended November 30, 1997, one customer for the one month ended December 31, 1997 (13% from Customer D) and one customer (11% from Customer E) for the year ended December 31, 1998, that accounted for more than 10% of total consolidated revenues.

With the exception of federal government agencies, there was one customer at November 30, 1997 that accounted for 11% of total consolidated accounts receivable and no customers at December 31, 1998 that accounted for greater than 10% of total consolidated accounts receivable.

Fair Value of Financial Instruments

The Company believes that the carrying amount of certain of its financial instruments, which include cash, cash equivalents, accounts receivable, notes receivable, accounts payable and accrued expenses, and obligations under capital leases approximate fair value due to the relatively short maturity of these instruments. Marketable securities held as available-for-sale have been adjusted to fair market value with any unrealized gain or loss included as a component of shareholders equity until realized. The carrying amounts of the revolving credit agreement and notes payable approximate fair value because these financial instruments contain variable interest rates which reprice frequently.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

Foreign Currency Translation

Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each period for revenues,

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of shareholders' equity. Transaction gains and losses, which are included in the statement of operations, are immaterial for all periods presented.

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average of common shares outstanding assuming conversion of dilutive common stock equivalent shares from common stock options.

The following table reconciles the weighted average number of common shares outstanding during each period for basic and diluted earnings (loss) per share.

                                                      One Month
                            Year Ended   Year Ended     Ended      Year Ended
                           November 30, November 30, December 31, December 31,
                               1996         1997         1997         1998
                           ------------ ------------ ------------ ------------
Weighted average shares
 outstanding basic........  2,182,260    4,091,566    4,676,304    5,013,528
Diluted impact of common
 shares issuable on
 exercise of stock
 options..................  2,461,659    1,327,584          --       695,404
Weighted average shares
 outstanding diluted......  4,643,919    5,419,150    4,676,304    5,708,932

Common stock equivalents are included in the computation of diluted net income
(loss) per share using the treasury stock method. For the one month ended December 31, 1997, stock options granted by the Company to purchase 1,089,091 common shares, were not included in the computation because the effect was anti-dilutive.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, five years for office furniture and equipment, three years for computer equipment and software and forty years for office buildings. Amortization of leasehold improvements is computed using the straight line method over the shorter of the assets useful life or the lease term. When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in operations. Maintenance and repairs are charged to expense when incurred, and the cost of significant additions and improvements is capitalized.

Software Development Costs

The Company capitalizes the direct costs associated with the development of software products in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Research costs are charged to product development expense prior to the development of a detailed program design or a working model. Costs incurred subsequent to the product release, and research and development performed under contract are charged to operations.

Capitalized costs are amortized over the estimated product life using the greater of the straight-line method or the ratio of current product revenues to total projected future revenues. Software development costs at November 30, 1997 and December 31, 1998 are presented net of accumulated amortization of $3,401,811 and

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

$4,024,423, respectively. Amortization expense related to software development costs was $252,260, $394,770, $37,874 and $584,738, respectively, for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, respectively.

Goodwill

The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase business combinations. Goodwill is being amortized on a straight-line basis over periods ranging from 10 to 15 years. Goodwill at November 30, 1997 and December 31, 1998 is presented net of accumulated amortization of $374,237 and $1,224,517, respectively.

Long-Lived Assets

The Company evaluates the recoverability of the carrying value of property and equipment and intangible assets in accordance with the provisions of Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of". The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of expected future cash flows are less than the assets' carrying value. No such impairment losses have been recognized to date.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Standards

As of December 31, 1998, the Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period. In addition, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the manner in which public companies report information about operating segments, products and services, geographic areas and major customers in annual and interim financial statements. The Company accounts for all operations under one segment.

In 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company has not determined the effort of adopting this standard.

3. CHANGE IN FISCAL YEAR

In the fourth quarter of 1998, the Company changed its fiscal year end from November 30 to December 31 effective with the fiscal year ending December 31, 1998. The accompanying financial statements include audited statements of operations and comprehensive income (loss), shareholders' equity and cash flows for the one month transition period ended December 31, 1997.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


4. ACQUISITIONS OF BUSINESSES AND STRATEGIC VENTURES

Krystal Ingenierie S.A.

On March 4, 1997, the Company consummated its acquisition of all of the issued and outstanding capital stock of Krystal Ingenierie S.A. ("Krystal"), a corporation organized under the laws of the Republic of France in a transaction accounted for as a purchase business combination. The total consideration of $1,460,005 consisted of: (1) the exchange of an aggregate of 48,064 shares of the Company's common stock (the "Common Stock") for 2,500 shares of Krystal held by Kuhner, representing all of the issued and outstanding capital stock of Krystal; (2) the exchange an aggregate of 45,686 additional shares of the Company's Common Stock for certain indebtedness of Krystal owed to Kuhner in the aggregate amount of FF 3,914,331 ($677,179 at March 4, 1997); and (3) acquisition costs of $63,224. The shares of common stock issued were valued at the approximate weighted average price per share of $14.90 (based on volume of shares traded during the period from February 24, 1997 to February 28, 1997). Concurrently with the closing of the Krystal acquisition, Krystal's name was formally changed to Template Software S.A. The excess of the purchase price over the fair value of the net tangible liabilities acquired of $1,306,511 was allocated to goodwill and will be amortized over its estimated useful life of 10 years.

Milestone Software GMBH and Milestone Software Ges. mbH

On June 27, 1997, the Company acquired all of the issued and outstanding equity interests of milestone software GmbH, a German limited liability company ("Milestone"), which included 34% of the issued and outstanding equity interests of milestone software, Ges. mbH, an Austrian corporation ("Milestone-Austria"), from Milestone's three owners, Klaus Dieter Jansen ("Jansen"), Heinz-Dieter Dietrich ("Dietrich") and NeSBIC III, C.V., for an aggregate cash purchase price of DM 12,000,000 ($6,970,800 at June 27, 1997) plus acquisition costs of $480,567. This transaction was accounted for as a purchase business combination. An additional 10% interest of Milestone-Austria was acquired from Dietrich and Jansen in exchange for 90,000 shares of the Company's Common Stock. The shares of common stock issued were valued at the approximate weighted price per share of $12.18 (based on the volume of shares traded during the period June 10, 1997 to June 16, 1997. The excess of the purchase price over the fair value of the net tangible liabilities acquired of $9,271,281 was allocated to goodwill at the acquisition date and will to be amortized over its estimated useful life of 15 years.

The acquisition agreement also provides for the Company to issue $507,000 of equivalent shares of common stock to Dietrich and Jansen on both November 30, 1997 and 1998 if certain profit objectives are met over the five month and twelve month periods ended November 30, 1997 and 1998, respectively. The profit objective for the five month period ended November 30, 1997 was met. Consequently, the company issued an additional 51,342 shares of common stock to Dietrich and Jansen in February 1998.

The fair value of these shares of $507,000 has been allocated to goodwill as of November 30, 1997. The profit objective for the twelve month period ended November 30, 1998 was not met; therefore, no contingent consideration was provided.

Milestone Software Ges. mbH

On March 30, 1998, the Company acquired the remaining 56% of the issued and outstanding equity interests of milestone software Ges. mbH, an Austrian corporation, for an aggregate cash purchase price of $100,000 plus acquisition expenses of $34,837. The Company assumed liabilities of $248,937. The excess of the purchase price over the fair value of the net liabilities acquired of $383,774 was allocated to goodwill and is being amortized over its estimated useful life of 14.2 years. The final allocation of the purchase price is subject to the completion of management's due diligence, however, that allocation is not expected to differ materially from the initial allocation. As a result of this transaction, the Company owns 100% of Milestone Austria.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


The acquisition agreement also provides for additional contingent consideration not to exceed $250,000 of equivalent shares of common stock to all of the selling shareholders if certain revenue and profit objectives are met by the Company's fiscal year end. The profit objectives were not met; therefore, no contingent consideration was provided.

The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and Milestone-Austria as if the acquisition had occurred December 1, 1996:

                                                           Year Ended
                                                    --------------------------
                                                    November 30,  December 31,
                                                        1997          1998
                                                    ------------  ------------
                                                      (In thousands except
                                                       per share amounts)
   Net sales.......................................  $28,091,901   $42,954,754
   Net income (loss)...............................    2,385,353     1,058,069
   Earnings per common share--diluted..............  $      0.44   $      0.19

These unaudited pro forma results have been prepared for comparative purposes only. They do not purport to be indicative of the results of operations which actually would have resulted had the combinations been in effect on December 1, 1996. In addition, they do not purport to be indicative of future results of operations on the consolidated entities.

Precise Connectivity Solutions Ltd.

On March 30, 1998, the Company entered into a Convertible Note Purchase Agreement ("Note Agreement") with Precise Connectivity Solutions Ltd. ("Precise"), an Israeli limited corporation, pursuant to which the Company purchased a Note from Precise for an aggregate purchase price of $500,000 due on March 30, 1999 with a 9% percent interest rate per annum. The Note is convertible at the option of the Company or Precise into that number of fully-paid, non-assessable shares of Preferred Stock of Precise equal to eight percent (8%) of the issued and outstanding capital stock of Precise, on a fully-diluted basis, including such shares of Preferred Stock. The note receivable is included in prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 1998.

Eagle Eye Technologies Strategic Relationship

On September 1, 1998, the Company entered into a strategic relationship with Eagle Eye Technologies, Inc. ("Eagle Eye") to sell software and related services to Eagle Eye with respect to the creation by Eagle Eye of its Service Operations Center (the "SOC"). The SOC supports the operations of the Global Locating System, a satellite-based location and messaging system.

In connection therewith, the Company invested $1,000,000 in Eagle Eye in return for (i) a promissory note (the "Convertible Promissory Note") that is convertible, at the Company's option, into 66,695 shares of common stock of Eagle Eye ("Eagle Eye Common Stock") and (ii) a warrant (the "Warrant") that gives the Company the right to purchase an additional 66,695 shares of Eagle Eye Common Stock for an additional $1,000,000. Interest on the Convertible Promissory Note accrues at the rate of 12% per annum, payable together with principal in a single lump sum on September 1, 2000, unless converted into Eagle Eye Common Stock prior to that date. The Convertible Promissory Note is prepayable by Eagle Eye in whole, but not in part, at any time prior to maturity. The Convertible Promissory Note may be converted at any time prior to the date that is 30 days after the date on which Eagle Eye notifies the Company that the aggregate amount of payments made by Eagle Eye to the Company exceeds $1,000,000 (the "Notification Date"). The Warrant is exercisable by the Company, in whole or in part, at any time beginning on the Notification Date and ending on the date that is 12 months after the Notification Date.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Furthermore, under the Financing Agreement, the Company also agreed to make available to Eagle Eye an additional $500,000, which may be loaned to Eagle Eye at Eagle Eye's request, on substantially the same terms as set forth in the Convertible Promissory Note, except that such additional indebtedness would be convertible, at the Company's option, into 33,348 shares of Eagle Eye Common Stock. As of December 31, 1998, no amounts were loaned to Eagle Eye under this provision.

5. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

                                                             Year Ended
                                                       ------------------------
                                                        November     December
                                                        30, 1997     31, 1998
                                                       -----------  -----------
   Government:
   Billed............................................. $ 3,109,725  $ 4,864,392
   Unbilled...........................................      65,798    2,244,649
   Retainage..........................................      87,652       97,013
                                                       -----------  -----------
                                                         3,263,175    7,206,054
                                                       -----------  -----------
   Domestic:
   Billed.............................................   1,690,101    2,494,031
   Unbilled...........................................       4,971          --
                                                       -----------  -----------
                                                         1,695,072    2,494,031
                                                       -----------  -----------
   Foreign:
   Billed.............................................   5,534,199    5,255,038
   Unbilled...........................................     530,525    1,474,056
                                                       -----------  -----------
                                                         6,064,724    6,729,094
                                                       -----------  -----------
    Total.............................................  11,022,971   16,429,179
   Less: allowance for doubtful accounts..............    (548,717)    (677,356)
                                                       -----------  -----------
                                                       $10,474,254  $15,751,823
                                                       ===========  ===========

6. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                            Year Ended
                                                     --------------------------
                                                     November 30,  December 31,
                                                         1997          1998
                                                     ------------  ------------
   Data processing equipment........................ $ 1,526,474   $ 2,205,576
   Office furniture and equipment...................   1,240,335     2,231,512
   Leasehold improvements...........................     453,533       645,934
   Building.........................................         --      2,050,808
                                                     -----------   -----------
                                                       3,220,342     7,133,830
   Less: accumulated depreciation...................  (1,026,410)   (1,710,899)
                                                     -----------   -----------
                                                     $ 2,193,932   $ 5,422,931
                                                     ===========   ===========

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


7. REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

                                                              Year Ended
                                                       -------------------------
                                                       November 30, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Revolving credit facility..........................   $ 33,553    $ 166,797
                                                         ========    =========
   Long-term debt consists of the following:
   Term Loan..........................................   $175,695    $ 229,373
   Less current portion...............................    (91,667)    (229,373)
                                                         --------    ---------
   Long-term portion..................................   $ 84,028    $     --
                                                         ========    =========

Revolving Credit Facilities

The Company has a revolving credit facility (the "Facility") under a Loan Agreement (the "Loan Agreement") with First Union National Bank, successor by merger to Signet Bank, (the "Bank") in the aggregate principal amount of $3.0 million with an expiration date of June 30, 1999. As of December 31, 1998, there were no amounts outstanding under this Facility. Availability of the funds under the Loan Agreement is also subject to the Company's compliance with certain covenants customary with commercial loans, including covenants related to maintenance of certain levels of tangible net worth and a certain ratio of current assets to current liabilities. The Loan Agreement further imposes restrictions on creation of debt, merger, sale of assets, loans or advances, guarantees, payment of dividends or repurchase of capital stock without the Bank's consent. As of November 30, 1997 and for certain compliance periods during the two years ended November 30, 1997, the Company was not in compliance with the foregoing financial covenants for which waivers were obtained. During the year ended December 31, 1998, the Company was in compliance with all financial and non-financial covenants. The Company obtained the Bank's consent in connection with the Board of Directors approved stock repurchase program. The Facility bears interest at the LIBOR Market Index Rate (for the United States Dollar quoted by the British Bankers Association) plus 1.85%. On August 3, 1998, the Bank issued a letter of credit on the Company's behalf as a performance guarantee for a German customer in the amount of DEM 1,700,000 (approximately $1.0 million).

The Company's French subsidiary maintains with Banque Hervet an unsecured line of credit for 500,000FF plus an additional 500,000FF of credit collateralized by 70% of accounts receivable (approximately $180,000 in aggregate) at an interest rate of 8.3%. The Company's Austrian subsidiary maintains a line of credit with Raiffeisen Bank for 1,000,000ATS (approximately $85,000), collateralized by 100% of accounts receivable at an interest rate of 5%. As of December 31, 1998, 568,845FF (approximately $101,596) and 765,005ATS
(approximately $65,201), was outstanding under the French and Austrian lines of credit, respectively.

Subordinated Note Payable

In December 1991, the Company repurchased 101,554 shares of Class A Common Stock and 406,316 shares of Convertible Preferred Stock from a minority shareholder for $300,000 in cash and a subordinated note in the amount of $400,860 (the "Subordinated Note"). The Subordinated Note, as amended, requires annual interest payments through March 1995 and quarterly principal and interest payments of $31,000, beginning in April 1995. The Subordinated Note bears interest at 2% above the prime rate. Any remaining balance is due
January 1, 1999. Stock representing the unpaid portion of the note is held in treasury, and is being retired as the principal is repaid.

In October 1996, the balance of the Subordinated Note was paid in full and all of the remaining, underlying shares of Preferred Stock and Class A Common Stock held in treasury were retired. The repayment of the Subordinated Note was financed with a $275,000, three year term loan pursuant to the Loan Agreement from the Company's

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

commercial bank (the "Term Loan"). The Term Loan bears interest at the prime rate plus 1/4% (8.75% at November 30, 1997 and 8.00% at December 31, 1998) and requires monthly principal payments of $7,639, beginning in November 1996. The balance of the Subordinated Note was $76,389 as of December 31, 1998.

In January 1998, the Company financed its Directors and Officers insurance premiums with AI Credit Corporation in the amount of $269,123 at an annual percentage rate of 9.16%. The Company makes monthly payments of $12,803 with the note maturing in December 1999. The balance of this note was $152,984 as of December 31, 1998.

8. CAPITAL STOCK

Stock Option Plans

The Company has three Stock Option Plans, the 1992 Incentive Stock Option Plan, the 1992 Non-Statutory Stock Option Plan and the 1996 Equity Incentive Plan. The 1992 Plans replace the Company's former 1986 Incentive Stock Option Plan and the 1984 Incentive Stock Option Plan. No further grants may be made under the 1992 plans.

In October 1996, the Company established the 1996 Equity Incentive Plan (1996 Equity Plan). Under the 1996 Equity Plan, which is administered by the Compensation Committee of the Board of Directors, a variety of awards, including stock options, stock appreciation rights, stock awards and incentive awards may be made to the Company's employees and directors. Initially, 1,000,000 shares of Common Stock were reserved for issuance under the 1996 Equity plan. On April 28, 1998, the shareholders voted to increase the number of authorized shares under such plan from 1,000,000 to 2,500,000.

Options granted under the Company's stock option plans generally vest over a four year period and expire either three months after termination of employment, or seven to ten years after date of grant. Options to purchase 1,309,313 shares were vested and exercisable at December 31, 1998.

Stock option activity for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997, and for the year ended December 31, 1998 is summarized as follows:

                            1984       1986       1992        1996                   Weighted
                         Incentive  Incentive  Incentive   Incentive                 Average
                         Stock Plan Stock Plan Stock Plan  Stock Plan    Total    Exercise Price
                         ---------- ---------- ----------  ----------  ---------  --------------
Outstanding, November
 30, 1995...............  120,120    156,749   1,386,366         --    1,663,235      $ 1.84
 Granted................      --         --      618,300         --      618,300        4.58
 Exercised..............  (14,014)       --      (50,000)        --      (64,014)       1.51
 Forfeited..............  (13,106)       --      (23,500)        --      (36,606)       1.98
                          -------    -------   ---------   ---------   ---------      ------
Outstanding, November
 30, 1996...............   93,000    156,749   1,931,166         --    2,180,915      $ 2.63
 Granted................      --         --          --    1,190,712   1,190,712       12.38
 Exercised..............  (81,000)   (70,249)   (193,426)        --     (344,675)       1.99
 Forfeited..............      --         --      (32,750)    (14,000)    (46,750)       5.03
                          -------    -------   ---------   ---------   ---------      ------
Outstanding, November
 30, 1997...............   12,000     86,500   1,704,990   1,176,712   2,980,202      $ 6.56
 Granted................      --         --          --          --          --          --
 Exercised..............      --      (1,500)       (750)        --       (2,250)       1.98
 Forfeited..............      --          --      (4,500)    (48,000)    (52,500)       1.96
                          -------    -------   ---------   ---------   ---------      ------
Outstanding, December
 31, 1997...............   12,000     85,000   1,699,740   1,128,712   2,925,452      $ 6.47
 Granted................      --         --          --      583,000     583,000        9.80
 Exercised..............  (12,000)   (55,500)   (350,980)     (6,250)   (424,730)       2.12
 Forfeited..............      --         --      (13,000)   (274,875)   (287,875)      11.38
                          -------    -------   ---------   ---------   ---------      ------
Outstanding, December
 31, 1998...............      --      29,500   1,335,760   1,430,587   2,795,847      $ 7.31
                          =======    =======   =========   =========   =========      ======

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


The range of exercise prices for options outstanding at December 31, 1998 was $1.38 to $16.00. The following table summarizes additional information about stock options outstanding at December 31, 1998:

                                       Weighted                         Weighted
                                        Average   Weighted               Average
                                       Remaining  Average               Exercise
                            Number    Contractual Exercise   Number     Price of
Range of Exercise Prices  Outstanding    Life      Price   Exercisable Exercisable
------------------------  ----------- ----------- -------- ----------- -----------
$1.3800-$1.980..........     970,885    5 years    $1.779     820,260    $1.743
$4.0625-$6.000..........     587,875    8 years     5.362     194,375     6.000
$9.0000-$12.875.........     534,712    9 years     9.837     123,219     9.696
$14.0000-$16.000........     702,375    9 years    14.680     171,459    15.134
                           ---------                        ---------
                           2,795,847                        1,309,313
                           =========                        =========

The Company has adopted SFAS No. 123, "Accounting for Stock-Based forma amounts shown below (in thousands, except per-share amounts): Compensation". In accordance with SFAS No. 123, the Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plans. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income (loss) and net income (loss) per common share would have been reduced to the pro forma amounts shown below (in thousands, except per-share amounts):

                                     Year Ended        One Month
                                    November 30,         Ended      Year Ended
                                --------------------- December 31, December 31,
                                   1996       1997        1997         1998
                                ---------- ---------- ------------ ------------
Net income (loss)--as
 reported.....................  $1,045,068 $2,379,793  $(622,537)   $1,130,210
Net income (loss)--pro forma..     988,901  1,956,444   (657,816)     (876,785)
Earnings (loss) per common
 share--as reported...........        0.23       0.44      (0.13)         0.20
Earnings (loss) per common
 share--pro forma.............        0.21       0.34      (0.14)        (0.17)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                             Year
                                             Ended
                                           November     One Month
                                              30,         Ended      Year Ended
                                           ----------  December 31, December 31,
                                           1996  1997      1997         1998
                                           ----  ----  ------------ ------------
Expected dividend yield...................  0.0%  0.0%      --           0.0%
Risk-free interest rate...................  6.4   6.5       --           5.1
Expected volatility....................... 70.0  70.0       --          70.0
Expected life (in years)..................    5     5       --             5

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the Company's options. The weighted average estimated fair values of employee stock options granted during the years ended November 30, 1996 and 1997, for the one month period ended December 31, 1997 and for the year ended December 31, 1998 were $2.90, $7.83, $0 and $6.09 per share, respectively.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Prior to the initial public offering of the Company's Common Stock, the fair value of the Company's Common Stock was determined through an independent valuation. The Company calculated deferred compensation expense of $1,634,527 related to certain options granted during the years ended November 30, 1995 and 1996 and will recognize compensation expense over the vesting period of those stock options. The Company did not record any adjustments for deferred compensation expense as of November 30, 1995 and 1996 since it did not have a material effect on total shareholders' equity. During the year ended November 30, 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, the company recorded $406,985, $32,483 and $389,143 of deferred compensation expense, respectively.

9. INCOME TAXES

Foreign (loss) income before income taxes was ($13,819), $1,017,199, ($390,203) and $173,926 for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, respectively.

The benefit (provision) for income taxes for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998 is summarized as follows:

                                    Year Ended          One Month       Year
                                   November 30,           Ended        Ended
                               ----------------------  December 31, December 31,
                                 1996        1997          1997         1998
                               ---------  -----------  ------------ ------------
Current:
Federal....................... $(485,853) $  (981,736)   $    --     $ (83,150)
State.........................   (97,239)    (118,808)        --       (58,688)
Foreign.......................       --       (35,232)    (20,249)     (62,543)
                               ---------  -----------    --------    ---------
                                (583,092)  (1,135,776)    (20,249)    (204,381)
                               ---------  -----------    --------    ---------
Deferred:
Federal.......................   (54,670)     (91,042)    169,781     (319,370)
State.........................    (2,179)      (3,473)     18,864      (29,663)
Foreign.......................    (4,561)    (537,725)    103,459     (194,703)
                               ---------  -----------    --------    ---------
                                 (61,410)    (632,240)    292,104     (543,736)
                               ---------  -----------    --------    ---------
  Total benefit (provision)... $(644,502) $(1,768,016)   $271,855    $(748,117)
                               =========  ===========    ========    =========

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


The source and tax effects of the temporary differences giving rise to the Company's net deferred tax assets (liabilities) at November 30, 1997 and December 31, 1998 are as follows:

                                                             Year Ended
                                                      -------------------------
                                                      November 30, December 31,
                                                          1997         1998
                                                      ------------ ------------
Capitalized software.................................  $(563,439)   $ (988,560)
Deferred revenue.....................................    165,153       297,459
Allowance for doubtful accounts......................     99,800        79,354
Accrued liabilities..................................    141,219       336,375
Deferred compensation................................    154,663           --
Net operating loss carryforward......................    733,859     1,120,750
Goodwill.............................................     47,844       196,598
Research and development credits.....................        --        100,000
Other................................................     35,401       (56,426)
                                                       ---------    ----------
                                                       $ 814,500    $1,085,550
Valuation allowance..................................        --        (40,000)
                                                       ---------    ----------
  Total..............................................  $ 814,500    $1,045,550
                                                       =========    ==========

During 1998, the Company recorded a valuation allowance of $40,000. The valuation allowance at December 31, 1998 relates to the future utilization of foreign net operating loss carryforwards that the Company has determined are not realizable at this time.

As of December 31, 1998, the Company has research and development tax credits of $100,000 which will be utilized to offset future taxes payable. In addition, as of November 30, 1997 and December 31, 1998, the Company had net operating loss carryforwards of approximately $1.9 million and $1.7 million, respectively, related to its foreign operations. The research and development tax credits and the net operating loss carryforwards begin to expire in 1999.

The Company's tax provision for the years ended November 30, 1996 and 1997, the one month ended December 31, 1997 and the year ended December 31, 1998 differs from the statutory rate for Federal income taxes as a result of the tax effect of the following factors:

                                   Year Ended                          Year
                            ------------------------- Month Ended     Ended
                            November 30, November 30, December 31, December 31,
                                1996         1997         1997         1998
                            ------------ ------------ ------------ ------------
Statutory rate.............     (34)%        (34)%         34%         (34)%
  State income taxes, net
   of federal benefit......      (4)%         (4)           2           (5)
  Permanent differences....      (1)%         (2)          (1)           4
  Foreign rate
   differential............      --           (3)          (5)         (10)
  Research and development
   credits.................      --           --           --            5
Other......................       1%          --           --           --
                                ---          ---          ---          ---
  Effective tax rate.......     (38)%        (43)%         30%         (40)%
                                ===          ===          ===          ===

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


10. COMMITMENTS AND CONTINGENCIES

Pending Litigation

On December 23, 1998, the Company filed an action against Automated Financial System, Inc, ("AFS") in the United States District Court for the Eastern District of Virginia seeking compensatory damages of approximately $950,000 resulting from AFS's failure to pay fees to the Company pursuant to a February, 1998 consulting agreement. AFS has filed a counterclaim against the Company, asserting breach of contract, deceit and fraud, seeking an unspecified amount of money damages for lost profits, loss of business and other economic damages. The Company has filed a motion to dismiss the counterclaim, which is pending. Discovery has commenced in the action. The Company cannot currently predict the outcome of this litigation. If the Company is not successful in pursuing these claims, there could be a material adverse effect on the Company's business, results of operations and financial condition.

In addition, the Company is and may from time to time be involved in ordinary routine litigation incidental to its business. Other than is described above, the Company is not aware of any pending or threatened litigation that could have a material adverse effect on the Company's business, results of operation or financial condition.

Operating Leases

During September 1996, the Company entered into a noncancelable operating lease for the corporate headquarters that expires in December 2006. As an incentive to lease this space, the landlord provided a rent abatement through December 1996. Additionally, the lease contains an escalation clause that provides for an increase in base rent beginning in December 1997 and a renewal clause whereby the Company has the option to renew the lease for a period of five additional years.

During 1997, the Company entered into a sublease agreement for a portion of its leased office space that continued through December 31, 1998. Rent expense was reduced by approximately $56,000, $8,000 and $206,000 for the year ended November 30, 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, respectively, due to this rental income.

The Company also leases certain office equipment and other office space under noncancelable operating leases which expire at various dates through 2008. Certain operating leases provide for adjustments relating to changes in real estate taxes and other operating expenses. Rent expense under all leases is recognized ratably over the lease terms. Rent expense under all operating leases was approximately $706,902, $1,508,707, $188,500 and $2,123,435, respectively, for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998.

Capital Leases

The company leases certain office equipment under arrangements that meet the criteria requiring capitalization as prescribed by Statement of Financial Accounting Standards No. 13, "Accounting for Leases" ("SFAS No. 13"). Included in the balance sheets are the following amounts at November 30, 1997 and December 31, 1998:

                                                              Year Ended
                                                       -------------------------
                                                       November 30, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Office furniture and equipment.....................   $210,042     $210,042
   Data processing equipment..........................     37,044       54,117
   Less: accumulated amortization.....................    (69,372)    (131,052)
                                                         --------     --------
                                                         $177,714     $133,107
                                                         ========     ========

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Future minimum lease payments, under all leases, at December 31, are as follows:

                                                            Operating  Capital
                                                            ---------- --------
1999....................................................... $1,329,295 $ 63,884
2000.......................................................  1,135,430   49,333
2001.......................................................  1,149,910   32,916
2002.......................................................  1,180,751      --
2003.......................................................  1,216,176      --
Thereafter.................................................  3,773,210      --
                                                            ---------- --------
    Total minimum payments................................. $9,784,772  146,134
                                                            ==========
Less: portion representing interest........................              14,322
                                                                       --------
Present value of capital lease obligations.................            $131,811
                                                                       ========

11. ACCRUED EXPENSES

  Accrued expenses consisted of the following:

                                                              Year Ended
                                                       -------------------------
                                                       November 30, December 31,
                                                           1997         1998
                                                       ------------ ------------
Accrued payroll, bonus and vacation...................  $1,871,569   $2,314,890
Accrued commissions...................................     106,553       92,713
Accrued subcontractor's fees..........................      22,857      461,309
Accrued value added tax...............................     371,339      624,107
Accrued acquisition costs.............................     160,872           --
Other accrued expenses................................     184,428      608,596
                                                        ----------   ----------
                                                        $2,717,618   $4,101,615
                                                        ==========   ==========

12. RELATED PARTY TRANSACTIONS

In November 1996, Alcatel Alsthom Compagnie Generale d'Electricite S.A. ("Alcatel") invested $8.0 million in the Company in the form of Preferred Stock at the equivalent of $16.00 per share of Common Stock. The costs related with the issuance of the Preferred Stock was $75,096. Coincident with the Company's initial public offering of stock, the Preferred Stock converted to Common Stock at a one to one conversion rate. During 1997, Alcatel and the Company entered into agreements whereby the Company provides products and services to Alcatel for their internal use and for resale to their customers. For the year ended November 30, 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, the Company earned $1,712,683, $145,802 and $556,081 of revenue from Alcatel, respectively. Accounts receivable from Alcatel as of November 30, 1997 and December 31, 1998 were $785,314 and $31,177, respectively.

13. EMPLOYEE BENEFIT PLANS

Deferred Compensation Plan

The Company maintains a deferred compensation profit-sharing plan under section 401(k) of the Internal Revenue Code. Under the plan, domestic employees may elect to defer up to 12% of their salary, subject to Internal Revenue Service limits. The Company contributes a matching 50% of the first 4% of employee contributions. In addition, the plan allows for the Company to make discretionary contributions based on the

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

participants salary. Total Company contributions to the plan were $100,003, $129,917, $16,815 and $196,972 for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, respectively.

Incentive Bonus Plan

The Company has an incentive bonus plan whereby the Board of Directors authorized the officers to grant awards to nominated employees in recognition of exceptional contributions. Awards totaling $50,850, $101,375, $0 and $27,833, were given to employees (excluding executives) for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, respectively.

14. Segment Information

The Company provides software products and services worldwide. Revenue from foreign operations and identifiable assets of foreign operations were less than 10% of consolidated revenue and assets in 1996. Summarized financial information by geographic region for 1997 and 1998 is as follows (in thousands):

                                         Sales
                            Sales to    Between     Income   Identifiable
                          Unaffiliated Geographic    from     Assets at     Capital    Depreciation/
                           Customers     Areas    Operations   Year End   Expenditures Amortization
                          ------------ ---------- ---------- ------------ ------------ -------------
Year ended November 30,
 1997:
 United States..........    $14,630     $ 2,745     $2,266     $ 39,790      $  461        $204
 Europe.................     12,188         606      1,103       18,733         432         145
 Americas/Pacific.......         92          60          7          133          40           6
 Eliminations...........        --       (3,411)       --       (15,685)        --          --
 Consolidated...........    $26,910     $   --      $3,376     $ 42,971      $  933        $355
Month ended December 31,
 1997:
 United States..........    $   937     $   121     $ (549)    $ 40,679      $  119        $ 29
 Europe.................      1,231         193       (293)      18,333          47          29
 Americas/Pacific.......        (23)         11        (59)         134           0           1
 Eliminations...........        --         (325)       --       (15,827)        --          --
 Consolidated...........    $42,639     $   --      $ (901)    $ 43,319      $  166        $ 59
Year ended December 31,
 1998:
 United States..........    $21,345     $ 1,519     $1,103     $ 45,649      $  516        $280
 Europe.................     21,235       1,045        (15)      24,467       3,041         267
 Americas/Pacific.......         59          95         32           52          10          12
 Eliminations...........        --        2,659        --       (20,792)        --          --
 Consolidated...........    $42,639     $   --      $1,120     $ 49,376      $3,567        $559

Intercompany revenues between geographic areas are accounted for as transfer fees which are intended to cover primarily software development and cost of goods sold. The Company did not derive more than 10% of its total consolidated revenue from export sales for the years 1996, 1997 and 1998.

15. Liquidation of Mexican Subsidiary

On December 1, 1998, the Company commenced liquidation of its Mexican subsidiary formed in 1997. The Company pursued this course of action as the result of the losses incurred since the inception of that operation coupled with the instability of Mexico's economic environment. The total cost related to the liquidation of this subsidiary was approximately $175,000 as of December 31, 1998. The Company has accrued the remaining costs associated with this liquidation in the amount of $83,127 as of December 31, 1998. Management believes these accrued costs represent all remaining obligations of the Company with regard to the liquidation of this subsidiary.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (Amounts in Thousands)

                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                                                      (Unaudited)   (Audited)
ASSETS
Current Assets:
Cash and cash equivalents...........................    $ 2,527      $ 1,831
Marketable securities...............................      4,346        8,221
Accounts receivable, net............................      9,415       15,752
Deferred income taxes...............................      4,511        1,873
Note receivable.....................................        --           500
Prepaid expenses....................................      1,173          732
Other current assets................................        239          486
                                                        -------      -------
  Total current assets..............................     22,211       29,395
Property and equipment, net.........................      5,135        5,423
Software development costs, net.....................      3,164        2,601
Goodwill, net.......................................      8,667       10,298
Other assets........................................      1,427        1,367
                                                        -------      -------
  Total assets......................................    $40,604      $49,084
                                                        =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses...............    $ 6,262      $ 6,791
Current portion of long-term debt...................        282          451
Deferred income.....................................        352        1,437
                                                        -------      -------
  Total current liabilities.........................      6,896        8,679
                                                        -------      -------
Long-term Liabilities:
Long-term debt, net of current portion..............         68           76
Deferred income taxes...............................      1,119          827
Other long-term liabilities.........................        474          421
                                                        -------      -------
  Total liabilities.................................      8,557       10,003
                                                        -------      -------
Shareholders' Equity:
Common stock........................................         52           52
Additional paid-in capital..........................     36,598       36,619
Deferred compensation...............................       (321)        (727)
Accumulated other comprehensive income (loss).......       (867)         154
Retained earnings...................................     (2,117)       3,794
Treasury stock......................................     (1,298)        (811)
                                                        -------      -------
  Total shareholders' equity........................     32,047       39,081
                                                        -------      -------
  Total liabilities and shareholders' equity........    $40,064      $49,084
                                                        =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (Amounts in Thousands, except Per Share and Share Data)
                                  (Unaudited)

                                         For the Three
                                         Months Ended      For the Nine Months
                                         September 30,     Ended September 30,
                                      -------------------- --------------------
                                        1999       1998      1999       1998
                                      ---------  --------- ---------  ---------
Revenues:
Products............................  $     490  $   1,214 $   3,887  $   5,106
Services............................      8,598      8,646    27,482     23,559
                                      ---------  --------- ---------  ---------
  Total Revenues....................      9,088      9,860    31,369     28,665
                                      ---------  --------- ---------  ---------
Cost of Revenues:
Products............................        500        349     1,583      1,102
Services............................      6,422      5,447    21,057     14,727
                                      ---------  --------- ---------  ---------
  Total cost of revenues............      6,922      5,796    22,640     15,829
                                      ---------  --------- ---------  ---------
Gross profit........................      2,166      4,064     8,729     12,836
                                      ---------  --------- ---------  ---------
Operating Expenses:
Selling and marketing...............      2,950      2,348     8,029      7,157
Product development.................        586        354     1,497      1,021
General and administrative..........      1,690      1,289     7,337      4,098
                                      ---------  --------- ---------  ---------
  Total operating expenses..........      5,226      3,991    16,863     12,276
                                      ---------  --------- ---------  ---------
Income (loss) from operations.......     (3,060)        73    (8,134)       560
 Interest expense...................         58        128       231        437
 Other income.......................         (7)        36        (8)       210
                                      ---------  --------- ---------  ---------
Net income (loss) before income
 taxes..............................     (3,009)       237    (7,911)     1,207
Income tax provision (benefit)......       (762)       207    (2,000)       557
                                      ---------  --------- ---------  ---------
Net income (loss)...................  $  (2,247) $      30 $  (5,911) $     650
                                      =========  ========= =========  =========
Earnings (loss) per share--basic....  $   (0.46) $    0.01 $   (1.19) $    0.13
                                      =========  ========= =========  =========
Shares used in computing basic
 earnings (loss) per share..........  4,901,909  5,120,860 4,951,050  5,021,608
                                      =========  ========= =========  =========
Earnings (loss) per share--diluted..  $   (0.46) $    0.01 $   (1.19) $    0.11
                                      =========  ========= =========  =========
Shares used in computing diluted
 earnings (loss) per share..........  4,901,909  5,669,497 4,951,050  5,803,578
                                      =========  ========= =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                             (Amounts in Thousands)
                                  (Unaudited)

                                                     For the
                                                   Three Months  For the Nine
                                                      Ended      Months Ended
                                                    September     September
                                                       30,           30,
                                                   ------------- -------------
                                                    1999    1998  1999    1998
                                                   -------  ---- -------  ----
Net income (loss)................................. $(2,247) $ 30 $(5,911) $650
Foreign currency translation adjustment...........     283   338    (474)  280
Unrealized loss on marketable securities, net of
 taxes............................................     (48)  --     (547)  --
                                                   -------  ---- -------  ----
Comprehensive income (loss)....................... $(2,012) $368 $(6,932) $930
                                                   =======  ==== =======  ====



  The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts In Thousands)
                                  (Unaudited)

                                                                For the Nine
                                                                Months Ended
                                                                September 30,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
Cash flows used in operating activities......................  $  (264) $   (11)
                                                               -------  -------
Cash flows from investing activities:
Proceeds from sales and maturities of marketable securities..    5,165    8,400
Purchase of marketable securities............................   (2,000)  (5,201)
Purchase of convertible note.................................      --    (1,500)
Proceeds from note receivable................................      500      --
Capital expenditures and leasehold improvements..............     (670)  (3,390)
Capitalization of software development costs.................   (1,348)  (1,220)
Acquisition costs, net of cash acquired......................      --       (58)
                                                               -------  -------
 Net cash provided (used in) by investing activities.........    1,647   (2,969)
                                                               -------  -------
Cash flows from financing activities:
Revolving credit facility, net...............................      (69)     487
Increase in notes payable....................................      102      269
Payments on notes payable....................................     (158)    (157)
Capital lease obligations....................................      (41)     (29)
Income tax benefit related to stock options..................        9      634
Proceeds from sale of common stock under stock programs......      122      861
Purchase of common stock.....................................     (487)    (501)
                                                               -------  -------
 Net cash provided by (used in) financing activities.........      522    1,564
                                                               -------  -------
Effect of exchange rate changes on cash and cash
 equivalents.................................................     (165)     (77)
                                                               -------  -------
Net increase (decrease) in cash and cash equivalents.........      696   (1,493)
Cash and cash equivalents, beginning of period...............  $ 1,831  $ 3,425
                                                               =======  =======
Cash and cash equivalents, end of period.....................  $ 2,527  $ 1,932
                                                               =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE A--BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited consolidated financial statements of Template Software, Inc. and subsidiaries ("Template") contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly Template's consolidated financial position as of September 30, 1999 and the results of operations and cash flows for the periods indicated. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in Template's 1998 Annual Report on Form 10-K. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the operating results to be expected for the full year.

NOTE B--MERGER WITH LEVEL 8 SYSTEMS, INC.

On October 20, 1999, Template announced that it had entered into an Agreement and Plan of Merger dated as of October 19, 1999 (the "Merger Agreement") with Level 8 Systems, Inc., a Delaware corporation ("Level 8") and Level 8's wholly-owned subsidiary, TSAC, Inc., a Delaware corporation (the "Subsidiary"). The Merger Agreement provides for Level 8's acquisition of Template by Template's merger with and into the Subsidiary (the "Merger").

Under the Merger Agreement, each share of Template's common stock will be exchanged for $4.00 in cash plus $3.90 worth of Level 8 common stock, subject to adjustment. The actual number of shares of Level 8 common stock to be exchanged for each Template share will be based on the average trading price of Level 8 stock for the 10 trading days prior to the third trading day before Level 8's shareholder approval, but will not be less than 0.2838 Level 8 shares per Template share (if Level 8's average trading price exceeds $13.74) or more than 0.3672 Level 8 shares per Template share (if Level 8's average trading price is less than $10.62). The Merger is intended to qualify as a tax-free reorganization, which means that Template shareholders would generally be permitted to defer taxes on the Level 8 stock portion of the merger consideration.

In connection with the Merger, on October 17, 1999 Template's Board of Directors approved an amendment to the Rights Agreement by and between Template and First Union National Bank dated as of July 3, 1998 (the "Rights Agreement"). The amendment provides that neither Level 8 nor the Subsidiary will be considered an "Acquiring Person" (as that term is defined in the Rights Agreement), and that the execution, delivery and consummation of the Merger Agreement will not cause the occurrence of a "Distribution Date" or a "Stock Acquisition Date" (as these terms are defined in the Rights Agreement). The amendment thus ensures that the Merger will not trigger the distribution of rights to Template's shareholders under the Rights Agreement. In addition, in connection with the Merger Agreement, Template has agreed not to further amend the Rights Agreement without the consent of Level 8.

The Merger is subject to certain conditions to closing, including shareholder approval, regulatory approval, and necessary consents and filings.

NOTE C--RECENT ACCOUNTING PRONOUNCEMENTS

In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9 (SOP 98-9), "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." The provisions of this SOP that extend the deferral of the application of certain passages of SOP 97-2 are effective December 15, 1998. All other provisions of this SOP are effective for transactions entered into in fiscal years beginning after March 15, 1999. Earlier adoption is permitted as of the beginning of fiscal years or interim periods for which financial statements or information have not been issued. Retroactive application of the provisions of this SOP are prohibited. The adoption of SOP 98-9 is not expected to have a material impact on Template's operating results, financial position or cash flows.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS--(Continued)


NOTE D--INCOME TAXES

The Income Tax Benefit was $0.8 million for the quarter ended September 30, 1999 compared to an Income Tax Provision of $0.2 million for the quarter ended September 30, 1998. The Income Tax Benefit for the nine months ended September 30, 1999 was $2.0 million compared to an Income Tax Provision of $0.6 million for the nine month period ended September 30, 1998. Template's effective tax rate was 25% for the quarter ended September 30, 1999 compared to 87% for the quarter ended September 30, 1998. Template's effective tax rate was 25% for the nine month period ended September 30, 1999 compared to 46% for the nine month period ended September 30, 1998. These tax rates reflect the differences in effective tax rates relative to Template having pre-tax losses in 1999 and pre-tax profits in 1998 along with lower tax rates applicable to losses in foreign jurisdictions, the effect of the permanent differences relative to Template's profit/loss and the establishment in 1999 of valuation allowances for deferred tax assets attributable to net operating losses in France in the amount of approximately $482,000.

NOTE E--EARNINGS PER SHARE

Earnings per share is presented in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average of common shares outstanding after giving effect to all dilutive potential common shares that were outstanding during the period.

The following table reconciles the weighted average number of common shares outstanding during each period for basic earnings per share with the comparable amount for diluted earnings per share.

                                       Three Months Ended   Nine Months Ended
                                          September 30,       September 30,
                                       ------------------- -------------------
                                         1999      1998      1999      1998
                                       --------- --------- --------- ---------
Weighted average shares outstanding--
 basic................................ 4,901,909 5,120,860 4,951,050 5,021,608
Potential common shares related to
 stock options........................       --    548,637       --    781,970
                                       --------- --------- --------- ---------
Weighted average shares outstanding--
 diluted.............................. 4,901,909 5,669,497 4,951,050 5,803,578
                                       ========= ========= ========= =========

Template did not have any dilutive common shares during the three and nine month periods ended September 30, 1999. Net income (loss) reported was not adjusted for the computation of basic or diluted earnings per share. In 1999, 443,857 and 395,815 shares primarily related to the inclusion of the effect of potential stock options exercises were not included in the computation of diluted earnings per share for the three and nine month periods ended September 30, 1999, respectively, because to do so would have been antidilutive for those periods.

                             LEVEL 8 SYSTEMS, INC.
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1999
                                 (in thousands)

                                     Pro Forma                         Pro Forma
                                    Adjustments   Level 8             Adjustments
                          Level 8    (Note 3)     Adjusted  Template   (Note 3)          Combined
                          --------  -----------   --------  --------  -----------        --------
Revenue
 Products...............  $ 16,030     $ --       $ 16,030  $  3,050    $   --           $ 19,080
 Services...............    36,890       --         36,890    19,007        --             55,897
                          --------     -----      --------  --------    -------          --------
  Total revenue.........    52,920       --         52,920    22,057        --             74,977
Cost of revenue
 Products...............     4,245       426  (d)    4,671     1,052      2,033  (a)        7,756
 Services...............    24,661       --         24,661    15,148        --             39,809
                          --------     -----      --------  --------    -------          --------
  Total cost of
   revenue..............    28,906       426        29,332    16,200      2,033            47,565
Gross profit............    24,014      (426)       23,588     5,857     (2,033)           27,412
Operating expenses
 Research and product
  development...........     6,796       --          6,796     2,157        --              8,953
 Purchased research and
  development...........     2,944       --          2,944       --      (2,200) (f)          744
 Selling, general and
  administrative........    18,831       --         18,831    17,876        --             36,707
 Amortization of
  goodwill..............     6,959       (17) (d)    6,942       --       7,312  (a)       14,254
 Restructuring charges..       383       --            383       --        (383) (f)          --
                          --------     -----      --------  --------    -------          --------
  Total operating
   expenses.............    35,913       (17)       35,896    20,033      4,729            60,658
Loss from operations....   (11,899)     (409)      (12,308)  (14,176)    (6,762)          (33,246)
Interest income.........       579       --            579         1        --                580
Interest and other
 expense................    (2,742)      --         (2,742)   (1,068)    (1,572) (b),(c)   (5,382)
Net foreign currency
 gains/(losses).........      (695)      --           (695)      --         --               (695)
                          --------     -----      --------  --------    -------          --------
                            (2,858)      --         (2,858)              (1,572)           (5,497)
Net loss before taxes...   (14,757)     (409)      (15,166)  (15,243)    (8,334)          (39,276)
Income tax
 provision/(benefit)....       720       --            720    (1,347)     1,347  (e)          720
                          --------     -----      --------  --------    -------          --------
Pro forma net loss from
 continuing Operations..  $(15,477)    $(409)     $(15,886) $(13,896)   $(9,681)         $(38,743)
                          ========     =====      ========  ========    =======          ========
Pro forma loss per
 share, Basic and
 diluted................       --        --            --        --         --           $  (3.78)
                                                                                         ========
Pro forma weighted
 average shares
 Outstanding, basic and
 diluted................       --        --            --        --         --             10,553
                                                                                         ========

    The accompanying notes are an integral part of the financial statements.

                             LEVEL 8 SYSTEMS, INC.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                    (in thousands, except per share amounts)

NOTE 1. BASIS OF PRESENTATION

The pro forma combined statement of operations assumes the business combination took place as of the beginning of the period presented. The statement of operations for the year ended December 31, 1999 combines Template's consolidated statement of operations for the period ended December 26, 1999 and Level 8's consolidated statement of operations for the year ended December 31, 1999. Template's results of operations are included in the unaudited historical Level 8 consolidated statement of operations for the year ended December 31, 1999 from the date of acquisition.

Level 8 pro forma adjustments in 1999 are to record the increase in amortization of goodwill and purchased software based on the assumption that the purchase of the remaining 31% of Seer's outstanding voting stock occurred before January 1, 1999.

On a combined basis there were no material transactions between Template and Level 8 during the periods presented.

There are no material differences between the accounting policies of Template and Level 8.

NOTE 2. GENERAL

On December 27, 1999, the Company acquired Template Software, Inc. ("Template"). Under the terms of the agreement, Level 8 purchased 5,394,959 shares of Template common stock for $21,579 in cash and 1,531,089 shares of Level 8 common stock. Additionally, Level 8 also issued stock options exercisable for 1,124,023 shares of the Company's common stock to assume all of the outstanding Template stock options. The total cost of the acquisition was $63,972 and has been accounted for by the purchase method of accounting. The operations of Template are included in the Company's consolidated results of operations from the date of acquisition.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, and assembled workforce of Template. The purchase price exceeded the amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $44,371. This excess of the purchase price over the fair values of assets acquired less liabilities assumed was allocated to goodwill.

Prior to completing the acquisition, the Company had determined not to continue with certain non-strategic operations of Template in Germany and Austria. At the time of merger, the Company had entered into an agreement in principle to sell the assets of these operations, principally its consulting workforce and certain lease agreements. Accordingly, the Company has recorded the estimated fair value of these operations at the acquisition date based on its estimate of the net future cash flows from the transactions and associated operations through the wind up period. The fair value of the German and Austrian operating liability was estimated at $25 and will be adjusted prospectively as this estimate changes.

                             LEVEL 8 SYSTEMS, INC.
         NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)


The cost of the acquisition was allocated as follows:

   Cash................................................................ $   160
   Accounts receivable.................................................   6,123
   Prepaid expenses and other current assets...........................     597
   Property and equipment..............................................   4,183
   Capitalized software and developed technology.......................  12,200
   In-process research and development.................................   2,200
   Goodwill and other intangibles......................................  47,291
   Other assets........................................................     431
   Assets held for resale..............................................     (25)
   Accounts payable....................................................    (668)
   Accrued expenses and other liabilities..............................  (6,445)
   Deferred revenue....................................................    (439)
   Deferred tax liability..............................................  (1,476)
   Long-term debt......................................................    (160)
                                                                        -------
   Cost of net assets acquired......................................... $63,972
                                                                        =======

Approximately $2,200 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects in areas for which technological feasibility had not been established. The efforts considered included projects related to Template's Enterprise Integration Template ("EIT") product ($1,298), and projects related to new versions of Template's Business Process Template ("BPT") product ($902). The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

NOTE 3. PRO FORMA ADJUSTMENTS

(a) Adjustments are to record annual amortization of intangible assets resulting from the allocation of purchase price, as discussed in Note 2. The estimated useful life of the intangible assets is considered to range from three to seven years. The estimated annual amortization charge to income related to developed technology resulting from the purchase described above approximates $2,033. The estimated annual amortization charge to income related to goodwill and other intangible assets resulting from the purchase described above approximates $7,312. These charges are reflected in the pro forma combined statements of income.

(b) Adjustments are to record interest expense incurred by Level 8 on the 10 million loan obtained in connection with the acquisition. The amount of interest expense incurred by Level 8 is computed assuming the funds were received on January 1, 1999 and utilizing the current LIBOR rate plus one percent.

(c) Adjustments are to record the amortization of the loan guaranty cost for the 60,000 shares issued to Liraz Systems, Ltd. in exchange for their guarantee of the loan to finance the acquisition. The cost of the guarantee is being amortized over the term of the loan, which matures on May 31, 2001.

(d) Adjustments are to record the increase in amortization of goodwill and purchased software based on the assumption that the purchase of the remaining 31% of Seer's outstanding voting stock occurred before January 1, 1999.

                             LEVEL 8 SYSTEMS, INC.
         NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)


(e) Adjustments are to eliminate the income tax benefit previously recorded by Template during 1999.

(f) Adjustments are to remove non-recurring items that are directly attributable to the transaction as per SEC guidelines.

NOTE 4. PRO FORMA EARNINGS PER COMMON SHARE

The unaudited pro forma combined basic earnings per share data is computed by providing pro forma combined income per share by the weighted average number of common shares outstanding and the issuance of 1,531,089 shares of common stock to Template stockholders and 60,000 shares of common stock to Liraz in exchange for guarantee on the financing. Diluted earnings (loss) per share is not presented as the inclusion of options and other common stock equivalents outstanding would be anti-dilutive. Potentially dilutive securities outstanding during the period presented for 1999 include preferred stock, stock options, and stock warrants.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered, all of which will be paid by Level 8 Systems, Inc. All amounts are estimates except the registration fee.

           Securities and Exchange Commission registration fee........ $ 11,493
                                                                       --------
           Accounting fees and expenses...............................   40,000
                                                                       --------
           Legal fees and expenses....................................   35,000
                                                                       --------
           Miscellaneous..............................................   20,000
                                                                       --------
              Total................................................... $106,493
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act of 1933, as amended.

  The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Statutory Provisions Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

  Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

  An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. The Company's Charter Provisions Our company's certificate of incorporation limits a director's liability for monetary damages to our company and our stockholders for breaches of fiduciary duty except under the circumstances outlined in the Delaware General Corporation Law as described above under "Statutory Provisions."

  Our company's certificate of incorporation extends indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of the involvement is the person's alleged action in an official capacity or in any other capacity while serving as a director or officer of our company.

Item 15. Recent Sales of Unregistered Securities

  On August 23, 2000, the Company acquired exclusive worldwide marketing, sales and development rights to CiceroTM, a comprehensive integrated desktop computer environment, from Merrill Lynch, Pierce, Fenner & Smith, Incorporated in consideration of 1,000,000 shares of common stock.

  On July 20, 2000, the Company issued 30,000 shares of Series B 4% Convertible Redeemable Preferred Stock convertible into an aggregate of 1,197,007 shares of common stock and warrants to purchase additional 1,047,0382 shares of common stock at an exercise price of $25.0625 per share, subject to adjustment, for an aggregate consideration of $30 million.

  In December, 1999, the Company issued 60,000 shares of common stock to Liraz Systems, Ltd. in consideration of Liraz's guarantee of a $10 million bank loan to Level 8.

  On June 29, 1999, the Company issued 21,000 shares of Series A 4% Convertible Redeemable Preferred Stock convertible into an aggregate of 2,100,000 shares of common stock and warrants to purchase additional 2,100,000 shares of common stock at an exercise price of $10.00 per share, subject to adjustment, for an aggregate consideration of $21 million.

  On December 31, 1998, the Company acquired an approximately 69% interest in Seer Technologies, Inc. in consideration of 1,000,000 shares of common stock and warrants to purchase an additional 250,000 shares of common stock at an exercise price of $12.00 per share.

  In March 1998, the Company acquired Momentum Software Corporation in consideration of 594,866 shares of common stock and warrants to purchase an additional 200,000 shares of common stock for $13.108 per share.

  During the first quarter of 2000, the Company retired $1.9 million in debt owed to the Momentum note holders in consideration of approximately 55,000 shares of common stock. During 1999, 2,005 shares of preferred stock were converted into 200,500 shares of the Company's common stock. Subsequent to December 31, 1999, 7,000 shares of preferred stock were converted into 700,000 shares of the Company's common stock. Warrants totalling 146,719 were exercised in the first six months of 2000. Warrants totaling 1,260,460 were exercised at an exercise price of $10.00 during the year ended December 31, 1999. Additional warrants totaling 3,000, 1,200 and 18,168 were exercised at an exercise price of $7.43 during the years ended December 31, 1999, 1998 and 1997, respectively.

  All issuances of securities described above were made either in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering promulgated under the Securities Act of 1933, or, in the case of the conversion of preferred stock, the Momentum note exchange and the cashless exercise of warrants, the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933 for transactions involving an exchange between the Company and its existing security holders.

Item 16. Exhibits

  A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes the exhibits and is incorporated by reference here.

Item 17. Undertakings

  (a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

  (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on September 22, 2000.

                                          LEVEL 8 SYSTEMS, INC.

                                             /s/ Steven Dmiszewicki
                                          By: _________________________________
                                             Steven Dmiszewicki
                                             President and Chief Operating
                                             Officer

              Signature                          Title                   Date
              ---------                          -----                   ----

             Arie Kilman*              Chairman of the Board and  September 22, 2000
______________________________________  Chief Executive Officer
             Arie Kilman                (Principal Executive
                                        Officer)

      /s/ Steven Dmiszewicki           President, Chief Operating September 22, 2000
______________________________________  Officer and Director
          Steven Dmiszewicki

            Samuel Somech*             Chairman Emeritus, Chief   September 22, 2000
______________________________________  Technology Officer and
            Samuel Somech               Director

             Renee Fulk*               Chief Financial Officer,   September 22, 2000
______________________________________  Treasurer and Assistant
              Renee Fulk                Secretary

            Michel Berty*              Director                   September 22, 2000
______________________________________
             Michel Berty

                                       Director
______________________________________
           Robert M. Brill

            Theodore Fine*             Director                   September 22, 2000
______________________________________
            Theodore Fine

                                       Director
______________________________________
            Lenny Recanati

                                       Director
______________________________________
             Anthony Pizi

   /s/ Steven Dmiszewicki
*By: ____________________________
       Steven Dmiszewicki
        Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
 2.1     Agreement and Plan of Reorganization by and among Level 8, Middleware
         Acquisition Corporation, Momentum Software Corporation, and Robert
         Brill, Bruns Grayson and Hubertus Vandervoort, as Trustees of the
         Momentum Liquidating Trust, on Behalf of the Securityholders of
         Momentum Software Corporation dated February 27, 1998 (incorporated by reference to exhibit 10.42 to Level 8's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

 2.2     Agreement dated November 23, 1998 among Level 8 and Welsh, Carson,
         Anderson & Stowe VI L.P. ("WCAS") and related parties (the "WCAS
         Parties") named therein relating to the acquisition of capital stock of Seer Technologies, Inc. by the Company (incorporated by reference to exhibit 2.1 to the Seer Technologies, Inc. Annual Report on Form
         10-K for the fiscal year ended September 30, 1998, File No. 000-
         26194).

 2.2A    Amendment No. 1 to the Agreement dated November 23, 1998 among the
         Level 8 and WCAS and the WCAS Parties relating to the acquisition of capital stock of Seer (incorporated by reference to exhibit (c)(2) to Seer Technologies, Inc.'s Schedule 13e-3, File No. 005-54373).

 2.3 Agreement and Plan of Merger providing for the reincorporation of Level 8 Systems under Delaware Law (incorporated by reference to
         Appendix A (page 48) to Level 8's definitive proxy statement for its 1999 annual meeting filed on Schedule 14A).

 2.4 Agreement and Plan of Merger, dated as of October 19, 1999, by and among Level 8 Systems, Inc., TSAC, Inc., and Template Software, Inc.
         (incorporated by reference to exhibit 2.1 to Level 8's Report on Form
         8-K, filed November 5, 1999 (exhibits and schedules omitted but will be furnished supplementally to the Securities and Exchange Commission upon request)).

 3.1 Certificate of Incorporation of Level 8 Systems, Inc., a Delaware corporation (filed herewith).

 3.2 Bylaws of Level 8 Systems, Inc., a Delaware corporation (filed herewith).

 3.3     Certificate of Designation relating to Series A 4% Convertible
         Redeemable Preferred Stock (incorporated by reference to exhibit 3.3 to Level 8's Report on Form 8-K, filed July 23, 1999).

 3.4     Certificate of Designation relating to Series B 4% Convertible
         Redeemable Preferred Stock (incorporated by reference to exhibit 3.3 to Level 8's Report on Form 8-K, filed July 31, 2000).

 4.1     Warrant to Purchase Common Stock, dated September 1, 1998, between
         Template Software, Inc. and Eagle Eye Technologies, Inc. (incorporated by reference to Exhibit 10.26 to Template Software, Inc.'s Quarterly
         Report on Form 10-Q for the period ended August 31, 1998, File No.
         000-21921).

 4.2     Form of Warrant Agreement, between the Company and Hampshire
         Securities Corporation for 135,000 shares of common stock
         (incorporated by reference to exhibit 10.27 to Across Data Systems, Inc.'s (Level 8's predecessor) Registration Statement on Form S-1, filed May 12, 1995, File No.
         33-92230).

 4.3 Form of Warrants issued June 29, 1999 in connection with the sale of Series A 4% Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 10.2 to Level 8's Form 8-K filed July 23, 1999).

                                      EX-1

 Exhibit
 Number                                Description
 -------                               -----------
 4.4     Form of Warrant(s) representing the 250,000 Level 8 warrants issued to the WCAS Parties (incorporated by reference to exhibit 8.2(A) to the
         Seer Technologies, Inc. Annual Report on Form 10-K for the year ended
         September 30, 1998, File No. 000-26194).

 4.5     Registration Rights Agreement dated June 29, 1999 among Level 8
         Systems, Inc. and the investors named on the signature pages thereof
         (incorporated by reference to exhibit 10.3 to Level 8's Report on Form
         8-K filed July 23, 1999, File No. 000-26392).

 4.6     Registration Rights Agreement, dated June 13, 1995, between the
         Company and Liraz (incorporated by reference to exhibit 10.24 to Across Data Systems, Inc.'s (Level 8's predecessor) Registration
         Statement on Form S-1, filed May 12, 1995, File No. 33-92230).

 4.7     Warrant for 523,691 shares issued to Brown Simpson Partners I, Ltd.,
         July 20, 2000 in connection with the sale of Series B 4% Convertible
         Redeemable Preferred Stock (incorporated by reference to exhibit 10.2 to Level 8's Report on Form 8-K filed July 31, 2000).

 4.8     Warrant for 182,506 shares issued to Seneca Capital, L.P., July 20,
         2000 in connection with the sale of Series B 4% Convertible Redeemable
         Preferred Stock (incorporated by reference to exhibit 10.3 to Level
         8's Report on Form 8-K filed July 31, 2000).

 4.9     Warrant for 341,185 shares issued to Seneca International, Ltd., July
         20, 2000 in connection with the sale of Series B 4% Convertible
         Redeemable Preferred Stock (incorporated by reference to exhibit 10.4 to Level 8's Report on Form 8-K filed July 31, 2000).

 4.10    Registration Rights Agreement dated July 20, 2000 among Level 8
         Systems, Inc. and the investors named on the signature pages thereof
         (incorporated by reference to exhibit 10.5 to Level 8's Report on Form
         8-K filed July 31, 2000).

 5.1     Opinion of Powell, Goldstein, Frazer & Murphy LLP (filed herewith).

 10.1    Stockholders Agreement by and among Level 8 Systems, Inc., Template
         Software, Inc., and various stockholders of Level 8 and Template
         (incorporated by reference to exhibit 10.1 to Level 8's Report on Form
         8-K filed November 5, 1999).

 10.2 Level 8's 1997 Stock Option Plan, as Amended and Restated (filed herewith).

 10.3 Level 8's February 2, 1995 Non-Qualified Option Plan (incorporated by reference to exhibit 10.1 to Across Data Systems, Inc.'s (Level 8's predecessor) Registration Statement on Form S-1, filed May 12, 1995,
         File No. 33-92230).*

 10.4    Template Software, Inc. 1992 Non-Statutory Stock Option Plan
         (incorporated by reference to an exhibit to Template Software, Inc.'s
         Registration Statement on Form S-1, filed on November 27, 1996, File
         No. 333-17063).

 10.5 Template Software, Inc. 1992 Incentive Stock Option Plan (incorporated by reference to an exhibit to Template Software, Inc.'s Registration
         Statement on Form S- 1, filed on November 27, 1996, File No. 333-
         17063).

 10.6    Form of Consultant's Non Competition, Confidentiality and Invention
         Assignment (incorporated by reference to exhibit 10-7 to Seer's
         Registration Statement No. 33-92050 on Form S-1).

 10.7    Employment Agreement between Steven Dmiszewicki and the Company dated
         December 4, 1998 (incorporated by reference to exhibit 10.19 to Level
         8's Annual Report on Form 10-K for the fiscal year ended December 31,
         1998, File No. 000-26392).*

 10.8 Amended and Restated Employment Agreement, effective November 8, 1996, between Level 8 Technologies, Inc. ("Level 8 Technologies") and Samuel
         Somech (incorporated by reference to exhibit 10.12 to Registration
         Statement No. 33-92230 on Form S-1/A).*

 10.8A Amendment dated February 26, 1999 to the Employment Agreement between the Company and Samuel Somech dated November 8, 1996 (incorporated by reference to exhibit 10.2A to Level 8's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).*

                                      EX-2

 Exhibit
 Number                                Description
 -------                               -----------
 10.9    Employment Agreement, dated as of April 30, 1999, between Template
         Software, Inc. and E. Linwood Pearce (incorporated by reference to exhibit 10.2 to Template Software, Inc.'s Form 10-Q for the period ending March 31, 1999).

 10.10   License Agreement, dated as of December 17, 1998, between BULL and
         Template Software, Inc. (incorporated by reference to exhibit 10.31 to Template Software, Inc.'s Report on Form 10-K for the fiscal year ended December 31, 1998).

 10.11   Development Agreement dated July 17, 1995 between Microsoft
         Corporation and the Company (incorporated by reference to exhibit
         10.38 to Across Data Systems, Inc.'s (Level 8's predecessor)
         Registration Statement on Form S-1, filed May 12, 1995, File No. 33-
         92230).

 10.12   Development Agreement dated December 19, 1995 between Liraz and the
         Company (incorporated by reference to exhibit 10.38 to Across Data
         Systems, Inc.'s (Level 8's predecessor) Registration Statement on Form
         S-1, filed May 12, 1995, File No. 33-92230).

 10.12A Amendment No. 1 to the Development Agreement dated December 15, 1995 between Liraz and the Company (incorporated by reference to exhibit
         10.14A to Level 8's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

 10.13   Agreement, dated June 13, 1995, between the Company and Liraz
         (incorporated by reference to exhibit 10.23 to Across Data Systems, Inc.'s (Level 8's predecessor) Registration Statement on Form S-1, filed May 12, 1995, File No. 33- 92230).

 10.14   Sales and Purchase Agreement, dated April, 1997, between Template
         Software (UK) Limited and British American Financial Services IT &
         Group Services Limited (incorporated by reference to an exhibit to Template Software, Inc.'s Quarterly Report on Form 10-Q for the period ended May 31, 1997, File No. 0-21921).

 10.15   Agreement, dated March 30, 1999, by and between Template Software,
         Inc. and PCS Precise Connectivity Solutions Ltd. (incorporated by reference to exhibit 10.2 to Template Software, Inc.'s Form 10-Q for the period ending March 31, 1999).

 10.16   Agreement NMA201-98-C-0089, dated September 30, 1998, Modification
         PZ0001, dated November 30, 1998 and Modification PZ0002 dated December
         31, 1998, by and between Template Software, Inc. and National Imagery and Mapping Agency (incorporated by reference to exhibit 10.1 to Template Software, Inc.'s Form 10-Q for the period ending June 30,
         1999).

 10.17   Lease Agreement for Cary, N.C. offices, dated March 31, 1997, between
         Seer Technologies, Inc. and Regency Park Corporation (incorporated by reference to exhibit 10.47 to Seer Technologies, Inc.'s Quarterly
         Report on Form 10-Q for the period ended March 31, 1997, File No. 000-
         26194).

 10.17A  Addendum #1 to the Lease Agreement for Cary, N.C. offices, dated July
         6, 1998 (incorporated by reference to exhibit 10.58 to Seer Technology
         Inc.'s Quarterly Report on Form 10-Q for the period ended June 30,
         1998, File No. 000-26194).

 10.17B  Amendment to Lease Agreement for Cary, N.C. offices, dated January 21,
         1999 (incorporated by reference to exhibit 10.21A to Level 8's Annual
         Report on Form 10-K for the fiscal year ended December 31, 1998).

 10.18   Office Lease Agreement, dated April 25, 1996, between Template
         Software, Inc. and Vintage Park Two Limited Partnership (incorporated by reference to an exhibit to Template Software, Inc.'s Registration
         Statement on Form S-1, File No. 333-17063).

 10.18A  Amendment to Office Lease Agreement, dated August 18, 1997, between
         Template Software, Inc. and Vintage Park Two Limited Partnership
         (incorporated by reference to an exhibit to Template Software, Inc.'s
         Annual Report on Form 10-K for the fiscal year ended December 31, 1997, File No. 000-21921).

                                      EX-3

 Exhibit
 Number                                Description
 -------                               -----------
 10.19   Lease Agreement, dated December 25, 1992, between Seer Technologies,
         Inc. and Capital & Counties (London, England) (incorporated by reference to exhibit 10.22 to Seer Technologies, Inc.'s Registration
         Statement on Form S-1, file No. 33-92050).

 10.20   Credit Agreement between Seer and Greyrock Business Credit, dated
         March 26, 1997 (incorporated by reference to exhibit 10.46 to Seer
         Technologies, Inc.'s Quarterly Report on Form 10-Q for the period ended March 31, 1997, No. 000-26194).

 10.20A  Amendment to Credit Agreement between Seer and Greyrock Business
         Credit, dated May 5, 1998 (incorporated by reference to exhibit 10.53 to Seer Technologies, Inc.'s Quarterly Report on Form
         10-Q for the period ended March 31, 1998, File No. 000-26194).

 10.20B Amendment dated December 31, 1998 between Greyrock Capital, a division of NationsCredit Corporation (formerly Greyrock Business Credit) and
         Seer to the Loan and Security Agreement between Greyrock Business
         Credit and Seer dated March 26, 1997, as amended (incorporated by reference to exhibit 10.60 to Seer's Annual Report on Form 10-K for the year ended September 30, 1998, File No. 000-26194).

 10.20C Amendment dated March 31, 1999, to the Loan and Security Agreement among Seer, the Company and Greyrock Capital, a division of NationsCredit Commercial Corporation (incorporated by reference to exhibit 10.30 to Level 8's Form 10-Q for the period ending March 31,
         1999).

 10.20D  Amendment dated August 2, 2000, to the Promissory Note, among the
         Company and Greyrock Capital, a division Bank of America Commercial
         Finance Corporation dated March 31, 1999 (incorporated by reference to exhibit 10.38 to Level 8's Quarterly Report on Form 10-Q for the period ending June 30, 2000).

 10.21 Level 8 Guaranty Agreement dated December 31, 1998 (incorporated by reference to exhibit 10.1 to Level 8's Report on Form 8-K, filed
         January 15, 1999).

 10.22   Level 8 Promissory Note dated December 31, 1998, in favor of Liraz
         Systems Ltd. in the principal amount of $12,000,000 (incorporated by reference to exhibit 10.2 to Level 8's Report on Form 8-K, filed
         January 15, 1999).

 10.22A Amendment dated May 31, 1999 to amend the Loan document between the Company and Liraz Systems, Ltd. (incorporated by reference to exhibit
         10.4 to Level 8's Quarterly Report on Form 10-Q for the period ending
         June 30, 1999).

 10.22B  Amendment dated March 27, 2000, to the Promissory Note, among the
         Company and Liraz Systems LTD December 31, 1999 (incorporated by reference to exhibit 10.31 to Level 8's Quarterly Report on Form 10-Q for the period ending March 31, 2000).

 10.23 Seer Promissory Note dated December 31, 1998, in favor of Level 8 in the principal amount of $12,000,000 (incorporated by reference to exhibit 10.3 to the Level 8's Report on Form 8-K, filed January 15,
         1999).

 10.24 Liraz Agreement dated December 31, 1998 (incorporated by reference to exhibit 10.4 to Level 8's Report on Form 8-K, filed January 15, 1999).

 10.25   Amended and Restated Loan and Security Agreement among Seer, the
         Company and Greyrock Capital, a division of NationsCredit Commercial
         Corporation, dated March 30, 1999 (incorporated by reference to exhibit 10.29 to Level 8's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed April 1, 1999, File No. 000-
         26392).

 10.25A Amendment dated September 24, 1999, to the Loan and Security Agreement among Seer, the Company and Greyrock Capital, a division of Banc of America Commercial Finance Corporation, dated March 31, 1999
         (incorporated by reference to exhibit 10.34 to the Level 8 10-Q for the period ending September 30, 1999, No. 000-26392).

                                      EX-4

 Exhibit
 Number                                Description
 -------                               -----------
 10.25B  Amendment dated March 9, 2000, to the Loan and Security Agreement among Seer, the Company and Greyrock Capital, a Bank of America
         Company, dated March 31, 1999 (incorporated by reference to exhibit
         10.4 to the Level 8 Annual Report on Form 10-K for the period ending
         December 31, 1999, File No. 000-26392).

 10.26   Financing Agreement, dated September 1, 1998, between Template
         Software, Inc. and Eagle Eye Technologies, Inc. (incorporated by reference to exhibit Incorporated by reference to Template Software, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended
         August 31, 1998, File No. 0-21921).

 10.27   Convertible Promissory Note, dated September 1, 1998, of Eagle Eye
         Technologies, Inc. (incorporated by reference to Exhibit 10.25 to
         Template Software, Inc.'s Quarterly Report on Form 10-Q for the period ended August 31, 1998, File No. 0-21921).

 10.28   Assignment of Indebtedness, dated as of February 19, 1997, between
         Template Software, Inc. and Alain Kuhner (incorporated by reference to an exhibit to Template Software, Inc.'s Report on Form 8-K, dated March 4, 1997, File No. 000-21921).

 10.29   Securities Purchase Agreement dated June 29, 1999 among Level 8
         Systems, Inc. and the investors named on the signature pages thereof
         (incorporated by reference to exhibit 10.1 to Level 8's
         Form 8-K filed July 23, 1999, File No. 000- 26392).

 10.30   Share Purchase Agreement, dated June 27, 1997, between Template
         Holding and Jansen relating to the purchase of Milestone (incorporated by reference to an exhibit to Template Software, Inc.'s Report on Form
         8-K, dated June 27, 1997 and filed July 14, 1997, File No. 000-21921).

 10.31   Share Purchase Agreement, dated June 27, 1997, between Template
         Holding and NeSBIC III, C.V. relating to the purchase of Milestone
         (incorporated by reference to an exhibit to Template Software, Inc.'s
         Report on Form 8-K, dated June 27, 1997 and filed July 14, 1997, File
         No. 000-21921).

 10.32   Purchase Agreement dated July 31, 2000 between Level 8 Systems, Inc.
         and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.1 to Level 8's Report on Form 8-K filed
         August 11, 2000, File No. 000-26392).

 10.33   Promissory Note of Level 8 Systems, Inc., dated December 20, 1999.
         (incorporated by reference to exhibit 10.1 to Level 8's Report on Form
         8-K filed January 11, 2000).

 10.33A  Amendment dated March 16, 2000, to the Promissory Note, among the
         Company and Bank Hapolim dated December 20, 1999 (incorporated by reference to exhibit 10.32 to Level 8's Quarterly Report on Form 10-Q for the period ending March 31, 2000).

 10.34   Securities Purchase Agreement dated July 20, 2000 among Level 8
         Systems, Inc. and the investors named on the signature pages thereof
         (incorporated by reference to Exhibit 10.1 to Level 8's Report on Form
         8-K filed July 31, 2000, No. 000-26392).

 11.1 Statement Regarding Computation of Per Share Earnings (incorporated by reference to exhibit 11.1 to Level 8's Quarterly Report on Form 10-Q for the period ending June 30, 2000 File No. 000-26392).

 16.1 Letter from PricewaterhouseCoopers LLP regarding change in certifying accountant, dated August 2, 2000 (incorporated by reference to Exhibit
         16 to Level 8's Report on Form 8-K/A filed August 2, 2000, File No.
         000-26392).

 16.2 Letter from Grant Thornton LLP regarding change in certifying accountant, dated December 22, 1998 (incorporated by reference to exhibit 16 to Level 8's Form 8-K filed December 22, 1998, File No.
         000-26392).

                                      EX-5

 Exhibit
 Number                                Description
 -------                               -----------
 16.3    Letter from Grant Thornton LLP regarding change in certifying accountant, dated January 11, 1999 (incorporated by reference to exhibit 99.2 to the Company's Form 8-K/A incorporated by reference to of January 11, 1999, No. 000-26392, and incorporated herein by reference).

 21.1 List of subsidiaries of the Company (incorporated by reference to exhibit 21.1 to the Level 8 Annual Report on Form 10-K for the period ending December 31, 1999, File No. 000-26392).

 23.1 Consent of PricewaterhouseCoopers LLP to the inclusion of their report on Level 8's audited financial statements into Level 8's registration statements (filed herewith).

 23.2 Consent of PricewaterhouseCoopers LLP to the inclusion of their report on Template's audited financial statements into Level 8's registration statements (filed herewith).

 23.3 Consent of PricewaterhouseCoopers LLP to the inclusion of their report on Seer's audited financial statements into Level 8's registration statements (filed herewith).

 23.4 Consent of Grant Thornton LLP to the inclusion of their report on Level 8's audited financial statements into Level 8's registration statements (filed herewith).

 23.5    Consent of Powell, Goldstein, Frazer & Murphy LLP (included in exhibit
         5 filed herewith).

 24.1    Power of Attorney (included on signature page hereto).


--------
* Management contract or compensatory agreement.

                                      EX-6